An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

As submitted to the Securities and Exchange Commission on September 28, 2018
PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR
Preliminary Offering Circular dated             , 2018
YouNow, Inc.
Address:
245 5th Avenue, 6th Floor
New York, New York 10016
Up to 100,000,000 Props Tokens
The Props Foundation Public Benefit Corporation
Address:
77 Park Street
Tenafly, New Jersey 07670
Up to 60,000,000 Props Tokens
YouNow, Inc. (“YouNow”), a Delaware corporation, and The Props Foundation Public Benefit Corporation (“Props PBC” and with YouNow, “we”), a Delaware public benefit corporation and wholly-owned subsidiary of YouNow, are qualifying the issuance of, in total, 160,000,000 of a cryptographic token (the “Props Token”), in the following ways:

•
YouNow is qualifying the primary distribution of up to 100,000,000 Props Tokens that it will use to either reward users of its apps for in-app activities, including contributing content and attention to those apps, or to sell to investors for a price of $0.14 per Props Token (the “YouNow offering”).

•
Props PBC is qualifying the primary distribution of up to 60,000,000 Props Tokens that it will grant to persons developing key apps or otherwise contributing to network development efforts or to sell to investors for a price of $0.14 per Props Token (the “Props PBC offering”).

For further details regarding the Props Tokens, please see “Description of the Props Tokens Being Offered” beginning on page 84 of this offering circular.

	Public Offering Price	Underwriter Discounts and Commissions	Proceeds to issuer	Proceeds to other persons
Per Token	$0.14(1)	$0.00	$0.14(1)	$0.00
Total Maximum	$22,400,000	$0.00	$22,400,000(2)	$0.00
____________________

(1)
YouNow is qualifying up to 100,000,000 Props Tokens that it will use to either reward users of its apps at a deemed offering price of $0.14 or sell to investors for a price of $0.14 per Props Token. Props PBC is qualifying up to 60,000,000 Props Tokens that it will either grant to persons contributing to network development efforts at a deemed offering price of $0.14 or sell to investors for a price of $0.14 per Props Token. For more details, please see the section of this offering captioned “Plan of Distribution.” The aggregate offering price that we are deemed to receive in this offering will not exceed $50,000,000.

(2)
Before deducting expenses, estimated to be approximately $1.3 million including legal fees, accounting fees and printer costs. For more details, please see the section of this offering circular captioned “Plan of Distribution.” This is a “best efforts” offering. There is no minimum number of Props Tokens that must be distributed in this offering.

The Props Tokens are speculative and involve substantial risks. You should participate in the Props Network (as defined below) or purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 11 to read about the more significant risks you should consider before purchasing or receiving our Props Tokens.
The offering will commence within two calendar days after the offering statement in which this offering circular is included has been qualified by the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”) and includes an amount of Props Tokens that we reasonably expect to be offered and sold within two years from the date of initial qualification, unless subsequently amended. The public offering will continue until the earlier of (i) with respect to the Props Tokens distributed through the Props PBC offering, the date on which 60,000,000 million Props Tokens included in the allocation have been granted or sold, or (ii) with respect to the Props Tokens distributed through the YouNow offering, the date on which the offering of any additional Props Tokens would cause the sum of the “aggregate offering price” and the “aggregate gross sales” in this offering, as those terms are defined in Rule 251(a) of the Securities Act of 1933, as amended (the “Securities Act”), to exceed $50,000,000.
YouNow is offering the Props Tokens in the app rewards offering to users of digital media apps it has developed. The Props Tokens to be offered by each of YouNow and Props PBC in the cash offerings will be distributed at the discretion and direction of YouNow and Props PBC, as applicable. The Props Tokens to be offered through the grant offering will be distributed at YouNow’s discretion and at Props PBC’s direction. There is no underwriter or sales agent for the Props Tokens.
There is no minimum number of Props Tokens that we must sell in order to conduct a closing in this offering. We have made no arrangements to place subscription funds in an escrow, trust or similar account. Props Tokens issued under this offering will be issued on a continuous basis under Rule 251(d)(3) under the Securities Act. For further details please see the section of this offering circular captioned “Plan of Distribution.”
The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.
Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. We deem this limitation on investment to apply only to cash consideration and therefore this limit will not apply to Props Tokens received through the app rewards offering or the grant offering.
Before making any representation that your investment does not exceed applicable thresholds in the cash offerings, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.
Initially, the Props Tokens will not trade on a stock exchange, securities exchange or other trading market. This means that it may be difficult to sell your Props Tokens.
We are following the “Offering Circular” disclosure format under Regulation A.
The date of this offering circular is               , 2018

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR
Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the “offering circular”. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.
This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as substantive changes from or additions to the information set forth herein occur, we will provide an offering circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Where You Can Find Additional Information” below for more details.
The offering statement, including any amendment thereto, and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.
The Company will be permitted to make a determination that the participants in this offering are “qualified purchasers” in reliance on the information and representations provided by the Holder regarding the Holder’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Offering Circular
_______________________________
We have not authorized anyone to provide any information or to make any representations other than those contained in this offering circular or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This offering circular is an offer to sell only the Props Tokens offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this offering circular is current only as of its date.

OFFERING SUMMARY
This offering summary highlights material information regarding our business and this offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire offering circular carefully, including the “Risk Factors” section, before making a decision to participate in the Props Network or invest. Unless the context requires otherwise, in this offering the terms “we,” “us” and “our” refer to The Props Foundation Public Benefit Corporation and YouNow, Inc., the issuers of the Props Tokens. The term “YouNow and its affiliates” refers to YouNow, Inc., The Props Foundation Public Benefit Corporation, and YouNow, Inc.’s other affiliates.
This offering circular uses defined terms. The initial use of each defined term in the offering summary, the risk factors and the remainder of this offering circular is rendered in bold.
OVERVIEW
We are creating a network of consumer-facing digital media apps (collectively, “Props Apps”). We expect Props Apps to operate, in some regards, as traditional apps that may be downloaded and accessed by users in a manner similar to any other mass market app—but Props Apps will share a common, special feature: the ability to provide an extra level of premium, built-in functionality to users who hold Props Tokens.
There are currently two apps that are designed to give Props Tokens holders these premium in-app experiences. Each of these apps was created by YouNow. The first is Rize, a many-to-many livestreaming application, which we intend to merge into our YouNow live streaming app. We refer to this app as our “Props Live Video App.” The second is “WTF,” an interactive game show application, which we refer to as the “Game Show App.” We expect that these Props Apps, as well as Props Apps we anticipate will be developed by third parties in the future, will provide the types of functionalities described below, subject to each app’s terms and conditions:

•
Application-Specific Premium Features. Props Tokens may entitle holders to enjoy key features, including, for example, the power to “upvote” or recommend content to other users, increased sharing of certain app revenues, discounts for the purchase of in-app virtual goods, and additional gameplay features like extra games or videos only available to Props Token holders.

•
Tipping. Props Token holders may be able to send each other Props Tokens directly, from one user’s wallet to another—thereby allowing Props App users to send each other gifts and share the other benefits of holding Props Tokens in these apps.

•
Voting. Props Token may allow holders to influence potential changes to the rules of a Props App, its content, or desired features by voting. In addition, in the future, Props Token holders may be able to provide votes on key issues affecting the network.

•
Network Reputation and Status. Props Tokens may enable users to enjoy a network-wide elevated status. Because the Props Tokens earned in any single Props App are fungible and the same as those that can be earned in any other Props App, this feature allows users to, effectively, “port” their reputation and status across Props Apps and maintain a network-wide reputation and status.

We continue to develop the Props Live Video App and the Game Show App, work to expand the number of Props Apps and the functionalities for Props Tokens across apps, and build the blockchain-based infrastructure that helps make all this possible (this blockchain-based infrastructure, together with the collection of Props Apps, and Props App users, are collectively referred to as the “Props Network”).
In part, the Props Network will encourage growth and additional participation by, over time, making more Props Tokens available for issuance by YouNow or, in the future, Props PBC—so that they may make issuances to reward activities popular with the user base and encourage growth. These “allocations” to make Props Tokens available for issuance will be made by our blockchain-based smart contract (the “Protocol Rewards Engine”). The allocations will initially be made entirely for YouNow because it will be the only developer on the network that is operating Props Apps at launch. YouNow may then make primary distributions of these Props Tokens as rewards to Props Live Video App and Game Show App users or for cash. These distributions may be made pursuant to this offering circular. See “Plan of Distribution” for additional details. In the future, once apps developed by third parties join the Props Network, we expect that an algorithm programmed into the Protocol Rewards Engine will also allocate some of these Props Tokens to Props PBC—so that Props PBC may immediately make primary distributions of the Props Tokens as rewards for usage of third party Props Apps. These future issuances by Props PBC may be to the app developers whose app usage determined Props PBC’s allocation or their respective users, and we will address these issuances by Props PBC in potential future amendments to this offering circular.
Additionally, the Props Network will also support increases in network participation through the operations of Props PBC. Props PBC will distribute Props Tokens pursuant to this offering circular as grants to persons who may contribute significantly to the development of the Props Network or for cash proceeds. See “Plan of Distribution” for additional details. Props PBC anticipates that recipients in the grant program may be persons developing key apps or otherwise contributing to Props Network development efforts.
Persons receiving Props Tokens pursuant to this offering circular must complete required administrative steps prior to receiving Props Tokens, including know-your-client (“KYC”) and anti-money laundering (“AML”) checks, completion of other required documentation, and for any Props App user receiving Props Tokens in connection with YouNow’s Props Apps reward programs, all additional steps required in order to receive Props Tokens in these rewards programs, including fraud checks.
TERMS OF THIS OFFERING

Summary	In total, YouNow and Props PBC are qualifying the primary distribution of up to 160,000,000 Props Tokens as follows:

YouNow Offering
YouNow is qualifying the primary distribution of up to 100,000,000 Props Tokens. These Props Tokens may be issued as rewards to users of the Props Live Video App and the Game Show App or offered and/or sold for cash proceeds pursuant to this offering circular. The number of Props Tokens qualified hereunder represent the maximum amount of Props Tokens that we reasonably expect to be offered and sold within two years from the initial qualification date.

Props PBC Offering
Props PBC is qualifying the primary distribution of up to 60,000,000 Props Tokens. These Props Tokens may be issued as grants or for cash proceeds pursuant to this offering circular. The number of Props Tokens qualified hereunder represent the maximum number of Props Tokens that we reasonably expect to be offered and sold within two years from the initial qualification date.

Participant Qualifications
Purchasers of our Props Tokens for cash may be either “accredited investors” within the meaning of Regulation D under the Securities Act, or any other investors so long as their investment in the tokens does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We deem this limitation to apply only to cash consideration and therefore this limit will not apply to persons receiving Props Tokens in exchange for non-cash proceeds.

In addition, we have taken the position that the New York BitLicense Regulatory Framework does not apply to the issuance of cryptographic tokens that are securities. As a result, residents of any state may participate in this offering, including New York residents.

Pricing
The price of the Props Tokens for all of the methods of distribution under this Offering Circular will be or will be deemed to be, as applicable, $0.14 per token for at least 3 months from the first distribution of tokens pursuant to this offering circular.  If at any time following that 3-month period the Props Tokens are traded on one or more authorized exchanges or alternative trading systems, then starting in the month following any calendar month where there were trades for at least one million Props Tokens are executed through or on exchanges or alternative trading systems (a “calculation month”), we will value the tokens at the average closing bid price for the tokens during that calculation month until the end of the next calculation month.

How to Participate
We intend to distribute Props Network under this offering circular in two ways, described below. Each participant will also be required to complete YouNow’s standard anti-money laundering, know-your-customer and other investor verification procedures.

YouNow Offering
YouNow is qualifying the primary distribution of up to 100,000,000 Props Tokens that it will use to either reward users of its apps for in-app activities, including contributing content and attention to those apps, or to offer and/or sell to investors for a price of $0.14 per Props Token. Users of the Props Live Video App and the Game Show App who wish to receive Props Tokens in the YouNow offering must, prior to receipt of Props Tokens, review and accept the terms and conditions for use of each app that will be available on the Props Live Video App and Game Show app, respectively, each of which is available through the Props Network and will outline the terms or rules under which app users may receive Props Tokens. Each participant in this program seeking to receive rewards in Props Tokens will be provided with a copy of the offering circular prior to receipt. For more details, please see the sections of this offering circular captioned “Plan of Distribution.”

For Props Tokens to be sold for cash consideration, we will accept payment of purchase price in U.S. dollars, as well as Bitcoin and Ether (valued in US dollars by https://bitcoinaverage.com/ at the time of purchase). The https://bitcoinaverage.com/ valuation will be updated every three hours starting at 9 am Eastern time each day, and payments will be valued based on the most recent update at the time of payment. If https://bitcoinaverage.com/ is not available at the time payment is received, we will use a replacement service, the suitability of which will be determined in our discretion.

Payment for tokens sold for cash consideration will be accepted on a rolling basis during the term of the offering. We will deliver tokens to the purchasers’ digital wallet addresses upon the distributions of Props Tokens referenced in “—Summary” above.

Props PBC Offering
Props PBC is qualifying up to 60,000,000 Props Tokens that it will either grant to persons developing key apps or otherwise contributing to network development efforts or to sell to investors for a price of $0.14 per Props Each participant in this program seeking to receive rewards in Props Tokens will be provided with a copy of the offering circular prior to receipt. For more details, please see the section of this offering circular captioned “Plan of Distribution.”

For Props Tokens to be sold for cash consideration, we will accept payment of purchase price in U.S. dollars, as well as Bitcoin and Ether (valued in US dollars by https://bitcoinaverage.com/ at the time of purchase). The https://bitcoinaverage.com/ valuation will be updated every three hours starting at 9 am Eastern time each day, and payments will be valued based on the most recent update at the time of payment. If https://bitcoinaverage.com/ is not available at the time payment is received, we will use a replacement service, the suitability of which will be determined in our discretion.

Payment for tokens sold for cash consideration will be accepted on a rolling basis during the term of the offering. We will deliver tokens to the purchasers’ digital wallet addresses upon the distributions of Props Tokens referenced in “—Summary” above.

Term
It is anticipated that this offering will begin on               , 2019. Upon this Offering Statement being qualified by the SEC, the Offering will be conducted as a continuous offering (and not on a delay basis) pursuant to Rule 251(d)(3)(f) of the Regulation A under the Securities Act. See “Plan of Distribution.”

Recordation of Ownership	Ownership of the Props Tokens distributed through this offering will be recorded on the Ethereum blockchain at the point when those tokens are delivered.

Trading of Props Tokens
The Props Tokens distributed in this offering will not be restricted securities under federal securities law, and YouNow anticipates that upon issuance, these tokens will be freely tradeable. As of the date hereof, however, we are not aware of any national securities exchange or exchange registered under Form ATS with the Securities and Exchange Commission that lists the tokens for trading.

No Debt or Equity Provisions
We do not believe that the Props Tokens should be characterized as either debt or equity under the securities laws. We believe that these tokens should currently be characterized as investment contracts. Holders will not receive a right to any repayment of principal or interest, as might be expected under a traditional debt instrument; nor will they receive an interest in the profits or losses of any YouNow, Props PBC, or any other YouNow affiliate, any rights to distributions from YouNow, Props PBC, or any other YouNow affiliate, or any legal or contractual right to exercise control over the operations or continued development of YouNow, Props PBC, or any other YouNow affiliate, as might be expected for a traditional equity instrument.

THE PROPS TOKEN’S ROLE IN HELPING TO ALIGN INCENTIVES OF NETWORK PARTICIPANTS
In addition to the functions that we expect Props Tokens will have for users of Props Apps, we expect Props Tokens to play at least seven key roles in the incentive structures that will be a part of the Props Network infrastructure. See “Description of the Props Token’s Role in Helping to Align Incentives of Network Participants” for additional details. Props Tokens serve as the payment currency for the performance of these functions. The first four of these roles are the types of distributions being qualified under this offering circular, as described below:

•
Props Tokens may be issued to users for in-app activities, including contributing content and attention to those apps. YouNow is qualifying with this offering circular the distribution of Props Tokens by YouNow to users of the Props Live Video App and the Game Show App. Because no third party apps are currently operating on the Props Network, this offering circular does not qualify incentive issuances to users of third party-developed apps. In the future, we may file an amendment to this offering circular to qualify such issuances. See “Description of the Props Network—The Props Apps” and “Description of the Business—Government Regulation” for additional detail.

•	Props Tokens may be sold by Props App developers. YouNow is qualifying with this offering circular the distribution of Props Tokens by YouNow of Props Tokens for cash.

•
Props Tokens may be used by Props PBC to make grants to key Props Network participants. Props PBC is qualifying with this offering circular the distribution by Props PBC of Props Tokens as grants to these key Props Network participants.

•	Props Tokens may be sold by Props PBC to support Props PBC’s ongoing operations.
In addition, Props Tokens will also play key roles in the Props Network in ways that don’t require qualification under this offering circular and that may be addressed in future amendments as described below:

•
Initially, because YouNow will be the only developer on the Props Network, the Protocol Rewards Engine’s allocation will only make Props Tokens available for issuance by YouNow. In the future, however, Props Tokens may be allocated by the Protocol Rewards Engine to Props PBC—so that Props PBC may immediately make primary distributions of the Props Tokens as rewards for usage of third party Props Apps. These distributions may be made to third party app developers or their users. We anticipate that these distributions will incentivize the development and operation of popular Props Apps. We may file an amendment to this offering circular to qualify such issuances.

•
Props Tokens may be made available or issued as payments to validators. Initially, there will be no issuances for these purposes. Rather, because YouNow is the initial sole validator of the sidechain for the Ethereum blockchain we are building (the “Props Blockchain”), “validator reward allocations” will be made that will make Props Tokens available for issuance by YouNow. In the future, if third parties serve as validators, allocations will be made to Props PBC, so that it may issue the Props Tokens to the validators. We may file an amendment to this offering circular to qualify such issuances.

THE PROPS NETWORK
As more fully described in “Description of the Props Network,” YouNow is creating open-source software that will help integrate apps into the Props Network, and once an app developer has integrated the open-source software, Props PBC may admit the new app to the Props Network by updating the key smart contracts on the Props Network to recognize that developer’s app as a Props App.
When integrated into the Props Network, the Props App’s users may enjoy extra benefits from holding and using Props Tokens, including by transferring them to other Props App users. Integration into the Props Network also allows the Props App to easily read information from the Props Network’s blockchain-based infrastructure that may enrich user experience, including Props Token balances on the Ethereum blockchain and, also, entitlements to receive Props Tokens upon the completion of steps required in order to receive Props Tokens recorded on our Props Blockchain.
Separate from the user experience and functionalities within the Props Apps that the Props Network infrastructure enables, we also intend for this infrastructure to play an important role in incentivizing key functions and participation in the network. A smart contract we intend to deploy to the Ethereum blockchain, which we refer to as our “Protocol Rewards Engine,” will hold 400,000,000 Props Tokens, and over time, make “daily rewards allocations” and “validator allocations” that make additional Props Tokens available for issuance by YouNow and, in the future, Props PBC. See “Description of the Props Network—The Props Network Smart Contracts” for additional detail and explanation regarding these allocations.
The Props Network is still being developed, and initially, the incentive infrastructure will entail operations undertaken entirely with respect to YouNow and Props PBC: YouNow is currently the sole developer of open-source software for the Props Network, the sole developer with functioning Props Apps, and YouNow will be the sole person that will be responsible for constructing the Props Blockchain and also acting as an oracle to the Protocol Rewards Engine (the “Validator”). The Props Network’s incentive structure and substantial token allocation for contributing developers is, however, being designed to attract additional independent developers interested in building apps incorporating functionality for Props Tokens to join the Props Network. The Props Network’s infrastructure is also being designed to incorporate them into a functioning network and token economy if or when these developers are ready to begin operating Props Apps.
We believe that the infrastructure we are developing, together with the network of Props Apps and dedicated user base that we anticipate will follow from our distribution of Props Tokens pursuant to this Regulation A offering statement, will help make the Props Network the next generation of digital media platforms. We believe it will empower content creators, developers and users to better align incentives around the entire digital media value chain: app developers will be incentivized to build apps for a community of users who are, in turn, incentivized to participate by virtue of owning a token that can appreciate in utility and value with the network’s growth. We anticipate that these incentives will simultaneously develop both a large and loyal user base and a large and diverse application ecosystem and economy.
THE PROPS LIVE VIDEO APP AND THE GAME SHOW APP
The Props Live Video App and the Game Show App are the two currently operating apps that are designed to allow these functions for Props Tokens once Props Tokens are available. The Props Live Video App, which is currently named Rize, is a video livestreaming application, which we expect to merge with the YouNow live streaming app. We expect the surviving app to be called the YouNow App. This post-merger app will be the successor to Rize. The Game Show App, which is currently named WTF, is an interactive game show application. Each of these apps is currently operating without Props Tokens; upon qualification of this offering circular, YouNow intends to operate the apps with Props Tokens.
YouNow may earn cash from the operation of the Props Live Video App through the sale for cash of a separate in-app currency called “Coins” or “Bars,” which may not (and technically cannot) be transferred outside the app. YouNow has been selling that in-app currency to users for the past four years. The Game Show App has not yet been monetized by YouNow, but YouNow may choose to do so in the future. Each Props App developer is free to monetize its apps as it chooses.
Each of these apps has its own rewards system to reward and incentivize content creators, curators and other engaged users. In the case of the Props Live Video App, users may earn Props Tokens in exchange for their distribution of live content via the app. The amount of the Props Tokens that may be received by a Props Live Video App user is determined by a formula that factors the amount of activity and engagement they generate, as measured by the amount of “likes” and virtual goods they receive from viewers, and the cumulative watch time they generate. Users of the Game Show App may be rewarded with Props Tokens by answering (or having a team-member answer) a set of questions correctly in connection with team play. The distribution of Props Tokens to users of these two apps is being qualified under this offering circular.
YOUNOW AND PROPS PBC
Corporate History
YouNow, Inc. is a Delaware corporation founded in April 2011 under the name Bnow, Inc. On November 19, 2012 the name was changed to YouNow, Inc. Since inception, YouNow has been in the live streaming video industry and was the first company to popularize social, live video streaming on mobile devices in the United States. YouNow develops and operates consumer-facing participatory video applications that incorporate uses for digital currencies. Since 2017, YouNow has leveraged its technology, expertise, user community and other assets to build the infrastructure for an open, decentralized digital media network called the Props Network. Given YouNow’s substantial experience in developing and operating a consumer-facing mass market participatory video app using digital currency, we believe we are uniquely positioned to help develop this next-generation digital media network.
Props PBC is a Delaware public benefit corporation formed in September 2018, with a designated public benefit purpose of creating an open, sustainable and equitable media network that fairly rewards all participants in the Props

Network for their contributions to the network, by supporting and promoting the growth, research, development, and adoption of the protocol and token underlying the Props Network.
Management Team
As of August 31, 2018, the YouNow team consisted of 39 full-time employees, the vast majority of whom are working out of the company’s headquarters in New York, New York. For over six years, YouNow’s team of experienced media professionals, engineers, virtual economy and social gaming experts has been popularizing the live streaming business in the United States, designing real-time video experiences built on a sustainable model of content creator revenue sharing. We believe that the YouNow team is strongly positioned to continue its mission of delivering mass market social video experiences and empowering content creation and participatory media activities. By building the Props Network, we believe that YouNow’s team is further innovating and pioneering a next-generation extensible platform that leverages the combined power of crypto-economics and real-time participation in digital media experiences.
As of September 21, 2018, Props PBC team consisted of one officer working out of the company’s headquarters in Tenafly, New Jersey.
Development Strategy
As discussed in “Description of Business—Development Strategy,” our long-term strategy is to create an increasingly decentralized network for digital media content—where YouNow plays an increasingly smaller role in making key decisions affecting the Props Network as, for example, the sole app developer, sole software developer, and sole Validator, and other network participants, in turn, play increasingly larger roles in growing and maintaining the Props Network.
Other Offerings
In addition to this offering, we have sold or may sell Props tokens in various other private offerings. For example, we have entered into agreements to distribute 188,541,749 Props Tokens to “accredited investors” as defined under Regulation D under the Securities Act, in reliance on the exemption from registration it provides (certain of whom are also “qualified purchasers” as such term is defined in the Investment Company Act of 1940), pursuant to simple agreements for future tokens, which we refer to as “SAFTS.” YouNow Services, LLC, a Delaware limited liability company and a subsidiary of YouNow (“YouNow Services”), has also entered into debt payable by asset agreements (“DPAs”) under the exemption provided by Title III of the Jumpstart our Business Startups Act (“Regulation CF”), which agreements may be satisfied by either YouNow Services’ delivery of 6,884,780 Props Tokens or payment in cash. Further, we have entered into agreements with certain of our advisors not listed here for the issuance of 37,168,246 Props Tokens. The tokens issued in these offerings are “restricted securities” for purposes of the Securities Act.
SUMMARY OF RISK FACTORS
The Props Tokens are speculative and involve substantial risks. You may lose some or all of your Props Tokens. You should carefully review the “Risk Factors” section of this offering circular, beginning on page 11, which contains a detailed discussion of the material risks that you should consider before participating on the Props Network and receiving Props Tokens. These risks include the following:

•	The Props Tokens will have limited uses when they are first introduced.

•
The commercial utility of your Props Tokens on the Props Network in the future may be sensitive to the quality of the integration of Props Tokens in specific Props Apps created by third-party developers in the future, which we cannot guarantee will occur or fully control.

•	The value the Props Tokens may be volatile. There is no guarantee that the Props Tokens will hold value or increase in value, and we do not fully control many factors affecting their value.

•
The value of your Props Tokens will, in part, depend on the supply relative to demand for Props Tokens in the Props Network. Because we anticipate issuing a significant number of Props Tokens in the future, both through the Protocol Rewards Engine and, potentially, through direct issuances, the value of Props Tokens will likely be diluted and demand for Props Tokens from Props Network users will need to increase in order for Props Tokens to maintain their value.

•	The value of your Props Tokens may be highly sensitive to decisions made by us to distribute additional Props Tokens.

•	At issuance, there will be no trading market for the Props Tokens, and a trading market may never develop.

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The Props Network may not be widely used and may never develop as we intend. As a result, there may be limited users and Props App developers on the Props Network, and the value of the Props Tokens may be negatively impacted.

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The success and future growth of the Props Network depend significantly on our successful development of a “two-sided economy” of applications and users, and if we are unable to attract sufficient numbers of applications or users to our network to generate demand for Props Tokens, the Props Network may fail to grow and the value of Props Tokens will be harmed.

•	Incentive structures essential to the Props Network are difficult to design and may not function as intended.

•	YouNow’s historical performance does not necessarily reflect future performance or the likelihood of the success of the Props Network.

•	The Props Network, including the Protocol Rewards Contract, relies on software and programming that is complex, and if it contains undetected errors, the Props Network could be adversely affected.

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While we anticipate launching functionality for Props Tokens within the Props Live Video App and the Game Show App shortly after the commencement of this offering, we are still developing the complete set of functionalities for Props Tokens within these apps, and we are, as well, still developing the rest of the Props Network, including certain components of the open-source software that will help additional apps join the Props Network.

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The Ethereum blockchain on which ownership of Props Tokens is recorded, our Props Blockchain, and the Props Tokens themselves may be the target of malicious cyberattacks or may contain exploitable flaws in their underlying code, which may result in security breaches, the loss or theft of Props Tokens, the decline in value of Props Tokens, or liability and reputational harm.

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The Props Blockchain and the oracle function to the Protocol Rewards Engine are entirely dependent on the efforts of YouNow acting in its capacity as the Props Network’s sole initial Validator, and if YouNow fails to successfully perform these functions, the operation of the Props Network could be compromised.

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Our plans for addressing scalability issues related to the operation of apps dependent on the Ethereum blockchain subjects us to a number of technological and regulatory risks that may cause the Props Network to be ineffective or not sufficiently cost-effective to continue operating.

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Developers of Props Apps and users of the Props Network will initially rely on third-party platforms such as the Apple iTunes App Store and the Google Play Store to distribute the Props Live Video App and the Game Show App, or other applications on the Props Network. If Props App developers or the users of the Props Network are unable to access or otherwise to maintain Props App availability on the platforms, including as a result of changes or violations of terms and conditions, access to and utilization of the Props Network and the Props Tokens may suffer.

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There are uncertainties related to the regulatory regimes governing blockchain technologies, cryptocurrencies, digital assets, the Props Network and the Props Tokens, and new regulations, interpretations or policies may materially adversely affect the Props Network, including its development, and the value of the Props Tokens.

RISK FACTORS
You should carefully consider the risks described below, together with all of the other information contained in this offering statement, before making a decision to receive Props Tokens for your participation in the Props Network. The occurrence of any of the risks described below could have material adverse effects on the value of Props Tokens, the performance of the Props Network, and our company’s business, financial condition, results of operations and prospects. For these reasons, you should carefully read this offering circular and should consult with your own attorney, financial and tax advisors prior to making any decision to participate in the offering. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also have similar material adverse effects.
Risks Related to the Value of Props Tokens
The Props Tokens will have limited uses when they are first introduced.
The Props Tokens will have utility in the Props Apps that are operational on the Props Network. There are two apps designed to allow functionality for Props Tokens and begin operating as Props Apps: the Props Live Video App and the Game Show App. We expect Props Tokens to entitle holders to content promotion features in the Props Live Video App, gameplay features within the Game Show App, discounts when purchasing virtual goods, elevated social status, and in-app voting. Further, Props Tokens may also be transferable and may be used as a means of sending rewards to other users. The utility of the Props Tokens in each of the Props Apps is subject to change as features and functionalities of the Props Apps change. Additional uses for the Props Tokens may be added in the future within the Props Live Video App and the Game Show App, as well as when and if additional apps join the Props Network. There is, however, no guarantee that the current functionalities for Props Tokens within the Props Live Video App and the Game Show App will be maintained or that these apps will always exist in the future, that additional functionalities for Props Tokens will be added within the Props Live Video App and the Game Show App, that additional apps will join the Props Network with any functionalities for Props Tokens, and even if additional apps are added to the Props Network, it is possible that Props App developers will allow some additional functions to be performed by other cryptocurrency or traditional fiat currency, at the discretion of these developers.
These limited initial uses for Props Tokens may negatively affect their value and any increase in the value of the Props Network may be dependent on the further development of the Props Live Video App and the Game Show App and, also, additional apps on the Props Network. As a result, users may be less likely to want to receive and use Props Tokens, and Props App developers may become less effective in attracting users to the Props Network, which could have a material adverse effect on the value of the Props Tokens, the Props Network, and our business.
The commercial utility of your Props Tokens on the Props Network in the future may be sensitive to the quality of the integration of Props Tokens in specific Props Apps created by third-party developers in the future, which we cannot guarantee will occur or fully control.
The value of your Props Tokens in the future may be highly sensitive to the way in which the in-app economies for Props Apps are designed and implemented by third party app developers in the future. While we believe we have designed the Props Network to incentivize developers to join apps to the Props Network and include substantial utility for Props within their apps, because each app developer has discretion over how the Props Tokens and their holders are treated within such app developer’s app, we cannot guarantee that any third party app developer seeking to join the Props Network will afford substantial functionalities for Props Tokens in their apps. Even if they design their apps to afford Props Tokens substantial utility, Props App developers may terminate any use for the Props Tokens that they have in the past provided for Props Tokens. Props App developers will also have discretion over whether to and how they reward their users with Props Tokens, other cryptocurrencies or fiat currencies, the criteria for the allocation of such currency, and the portion of the daily reward received by the Props App that is ultimately distributed to users. The extent to which these uses and benefits of Props Tokens are built into apps may significantly affect the value of Props Tokens. While we expect that Props PBC will have some control over admitting apps to the network, neither you nor us will be able to control how Props App developers incorporate Props Tokens into their apps, and there can be no guarantee that Props App developers will create substantial utility for, or benefits to, holding Props Tokens, if at all. In addition, if developers fail to create in-app economies with large user bases and significant demand for digital assets, this may have a material adverse impact on the value of Props Tokens.

The value the Props Tokens may be volatile. There is no guarantee that the Props Tokens will hold value or increase in value, and we do not fully control many factors affecting their value.
The value of Props Tokens is contingent upon numerous factors, many of which (including legal and regulatory conditions) are beyond our control. Some of these factors are described in these Risk Factors. For example, as described in these Risk Factors under the caption “Risks Related to the Development of the Props Network,” the value of the Props Tokens will depend on our ability to successfully develop the Props Network, including a network of app developers and users that will support interest in Props Apps and uses for the Props Tokens, as well as navigate technological and market-based risks, such as popular acceptance of distributed ledger technology. The value of the Props Tokens and other types of cryptoassets will also substantially depend on whether blockchain and other new technologies related to the Props Tokens turn out to be useful and economically viable. See the section of these Risk Factors under the caption “Risks Related to Blockchain Technology” for additional detail. YouNow does not fully control any of these factors, and therefore may not be able to control the long-term success of the Props Tokens as a feature of the Props Network or the ability of the Props Tokens to maintain their value. The value of Props Tokens may decrease and may also experience significant volatility and unpredictability relative to fiat currency. Moreover, YouNow does not plan to maintain any type of bond or trust account designed to protect holders of the Props Tokens, and we do not intend to secure the Props Tokens with any assets.
The value of your Props Tokens will, in part, depend on the supply relative to demand for Props Tokens in the Props Network. Because we anticipate issuing a significant number of Props Tokens in the future, both through the Protocol Rewards Engine and, potentially, through direct issuances, the value of Props Tokens will likely be diluted and demand for Props Tokens from Props Network users will need to increase in order for Props Tokens to maintain their value.
We expect that approximately 50,000,000 tokens will be released in the first year following the launch of the Protocol Rewards Engine, and each year, we expect that the Protocol Rewards Engine will release a decreasing number of Props Tokens (12.5% of the remaining rewards pool per year) until the total number of Props Tokens to be allocated by the Protocol Rewards Engine, 400,000,000, has been released. In addition, we have reserved: (i) approximately 10% of all Props Tokens, or 100,000,000 Props Tokens, for discretionary issuances by Props PBC in the form of grants to Props App developers, developers building Props Network infrastructure, or other strategic partners or for cash sales to support Props PBC’s operations, (ii) approximately 26% of all Props Tokens, or 260,000,000 Props Tokens, for issuance to YouNow equity investors and current and future employees, subject to certain vesting requirements, and (iii) approximately 4% of all Props Tokens, or 4,000,000 Props Tokens, for issuances to advisors to YouNow. The total number of Props Tokens released, and the amount in existence at any point in time, will affect the value of your Props Tokens and may dilute that value significantly. If the demand for Props Tokens and uses for Props Tokens on the Props Network do not similarly increase, the value of Props Tokens may decline. In addition, if the initial limit to the total number of Props Tokens is increased in the future, this may also have the effect of diluting the value of your Props Tokens.
The value of your Props Tokens may be highly sensitive to decisions made by us to distribute additional Props Tokens.
We anticipate that 400,000,000 Props Tokens will be allocated by the Protocol Rewards Engine for distribution by YouNow and, in the future, Props PBC as daily rewards allocations intended for rewarding popular Props App and for persons responsible for constructing the Props Blockchain and also acting as an oracle to the Protocol Rewards Engine (the “Validators”). See “Description of the Props Network—The Props Network Smart Contracts.”
Initially, because YouNow operates both the Props Live Video App and the Game Show App and acts as the sole validator, all allocations by the Protocol Rewards Engine will be for the benefit of YouNow. We expect that a substantial majority of these allocated Props Tokens will be issued by YouNow to the Props Live Video App and the Game Show App users or for cash proceeds, but we may distribute a smaller proportion of these allocated Props Tokens early in the Props Network’s development. In addition, because we expect that 0.036815% of the Props Tokens remaining from the initial 400,000,000 to be allocated by the Protocol Rewards Engine will be allocated each day to Props Apps and 0.00185% of the remaining from the initial 400,000,000 Props Tokens will be allocated each day to Validators, the size of Props Tokens allocations made pursuant to the Protocol Rewards Engine will necessarily decrease over time. As a result, YouNow may initially accumulate significant allocations of Props Tokens that it will then have absolute discretion to distribute pursuant to this Regulation A Offering Statement or in other registered or exempt securities offerings. These amounts would be in addition to the approximately 260,000,000 Props Tokens that YouNow intends to separately issue to YouNow equity investors and current and future employees, subject to certain vesting requirements, and the 40,000,000 Props Tokens to be separately issued by YouNow to advisors in registered or exempt securities transactions. In addition, Props PBC will have 100,000,000 Props Tokens available for distribution. See “Description of the Props Tokens Being Offered—Token Supply.”
We will have significant discretion in determining how these Props Tokens will be issued. For example, the Props Tokens that YouNow may distribute to users may be issued slowly over a long period of time or, alternatively, more quickly, to the extent that YouNow determines that it could help its apps or the development of the Props Network. Further, Props PBC may exercise its discretion to change the total number of Props Tokens that may be issued in the future or to change the Protocol Rewards Engine smart contract, to the extent that Props PBC determines that such changes could help the development of the Props Network. As a result, the supply of Props Tokens is substantially within our control—and may change in ways that could adversely affect the value of your Props Tokens and may dilute that value significantly.
Because the Props Tokens have no history, there are significant uncertainties around the evaluation of their utility and their value.
The Props Tokens have no performance history. Moreover, the Props Network and the decentralized applications that the Props Network is intended to support together constitute an unproven and novel model for the operation of internet applications for live video applications, and the value of the Props Tokens is likely to depend upon the success of this model. This success may, in turn, be dependent both on demand for an alternative to traditional centralized digital media application infrastructures and the performance of the technology used to create the Props Network and the Props Tokens, which is novel and relatively untested. Further, the price we have set for the Props Tokens of $0.14 per token was chosen by us in reference to prices paid by investors of our SAFTs and was not set pursuant to any third party valuation. Participation in the offering and your decision to acquire Props Tokens should, therefore, be evaluated not only on the basis of the value and prospects of the Props Tokens, taking into account an assessment of the prospects of YouNow and Props PBC in achieving their respective goals for the Props Network, but also taking into account the significant uncertainties associated with these assessments given the lack of similar business models and technological systems against which the Props Tokens, the Props Network and decentralized applications may be usefully compared.
At issuance, there may be no trading market for the Props Tokens, and a trading market may never develop.
The Props Tokens may only be traded on a very limited range of venues, including U.S. registered exchanges or regulated alternative trading systems for which a Form ATS has been properly submitted to the SEC. Currently, we are unaware of any approved or operational alternative trading system or exchange capable of supporting secondary trading in Props Tokens, although we are aware that several entities are working to develop and launch such an exchange. See “Description of the Props Tokens Being Offered—Secondary Markets.” Further, existing crypto exchanges are currently unwilling to list tokens such as the Props Tokens that may be deemed as securities under federal securities law because of regulatory concerns. As a result, there may not be a trading market available for the Props Tokens and no digital token exchange on which holders of Props Tokens may transfer or resell their Props Tokens. There is no guarantee that any exchanges capable and willing to support trading in Props Tokens will become functional, and regulatory attention may in fact result in these exchanges failing to obtain approval or being forced to cease trading once it commences. Further, even if such exchanges are functional, no such exchange will be required to list the Props Tokens and they may decide not to list the Props Tokens for a number of reasons not under our control, including but not limited to a perceived lack of market interest in the Props Tokens, and any other factors relevant to the individual exchanges (for example, if such exchanges are heavily invested in another cryptocurrency). If such exchanges do agree to list the Props Tokens, the market may not offer Props Tokens any significant liquidity for a number of reasons including, for example, a lack of potential buyers. As a result, you should be prepared to hold your Props Tokens indefinitely, as there is no guarantee that holders will be able to sell or exchange their Props Tokens. In the event that the Props Tokens remain illiquid for a significant period of time or indefinitely, the value of the Props Tokens may be materially adversely affected.

We do not expect there to be any market makers to develop a trading market in the Props Tokens.
Most securities that are publicly traded in the United States have one or more broker-dealers acting as “market makers” for the security. A market maker is a firm that stands ready to buy and sell the security on a regular and continuous basis at publicly quoted prices. In the event that a token exchange is created or developed, we do not believe that the tokens will have any market makers, which could contribute to a lack of liquidity in the Props Tokens, and could have a material adverse effect on holders’ ability to trade the tokens.
You and any persons interested in acquiring Props Tokens from you may lack information for monitoring the value of the Props Tokens.
The Props Tokens do not have any information rights attached to them, and holders may not be able to obtain all the information they would want regarding YouNow or the tokens. As a Tier 2 issuer under Regulation A, we will be subject to scaled disclosure and reporting requirements, and we will not be required to make the same level of public reporting required of issuers in traditional public offerings. Additionally, there is no guarantee that securities or industry analysts will publish research or reports about us or the Props Tokens, and even if they did, we would not have any control over these analysts or their coverage of the Props Tokens. As a result, you and any persons interested in acquiring Props Tokens from you may not be able to receive information regarding the market value of the Props Tokens. As a result of these difficulties, as well as other uncertainties, you may not have accurate or accessible information about us or the value of the Props Tokens. Additionally, this could negatively affect any secondary trading markets that may exist in the future, and thereby cause the value of the Props Tokens to decline.
In the future, we may not be subject to ongoing reporting requirements.
Following the conclusion of our offering of Props Tokens under Regulation A, we may be eligible to file an exit report to suspend or terminate our ongoing reporting obligations. If we become eligible, and if we make this election in the future, we may choose to not file annual reports, semiannual reports, current reports, financial statements and audited financial statements. As a result, holders of the Props Tokens would receive less information about the current status of our company, and the value of our Props Tokens may be adversely affected. We may also cease to file these reports if the Props Tokens are either deemed to no longer be securities under applicable securities laws or if the sidechain that we are building (the “Props Blockchain”) undergoes such a significant hard fork that we are no longer driving the governance of the network.
In making a decision to participate in the offering and acquire Props Tokens, you should not rely on information in public media that is published by third parties. You should rely only on statements made in this offering circular.
You should carefully evaluate all of the information in this offering circular. We have in the past received, and may continue to receive, media coverage, including coverage that is not directly attributable to statements made by our officers and employees. We cannot confirm the accuracy of this coverage. You should rely only on the information contained in this offering circular in determining whether to participate in the offering and acquire Props Tokens.
Holders of the Props Tokens will not have many of the rights traditionally associated with holders of debt instruments, nor will they have any rights traditionally associated with holders of equity.
We do not believe that the Props Tokens should be characterized as either debt or equity under the securities laws. We believe that these tokens should currently be characterized as investment contracts. For example, holders of Props Tokens will not receive a right to any repayment of principal or interest, as might be expected under a traditional debt instrument. Nor will holders receive an interest in the profits or losses of any YouNow affiliates, any rights to distributions from any YouNow affiliate, or any legal or contractual right to exercise control over the operations or continued development of any YouNow affiliate, which are rights typically afforded to equity holders. Any profit that you may receive on your holdings of Props Tokens may be based on the commercial utility of the tokens, or on potential capital appreciation associated with the tokens to the extent realizable through trading activity. As a result, information disclosed in this offering statement and elsewhere regarding our company and its ability to build the Props Network may be relevant to the value of the Props Tokens, but the relevance may be limited and indirect.

In addition, we do not anticipate that Props Token holders will be able to enjoy voting rights traditionally associated with equity. We anticipate that Props Token holders will be able to vote on in-app matters both within the Props Live Video App and the Game Show App and, potentially, apps developed by third parties in the future. This capability will not, however, significantly resemble the right to vote held by a traditional equity owner. Props Token holders will not have control over many key aspects of how the Props Tokens and the Props Network are administered. In addition, in the future, we may allow Props Token holders to vote on an advisory basis to help guide Props PBC in making key decisions affecting the Props Network based on their stake of Props Tokens. Given Props PBC’s charter’s stated public benefit purpose to create an open, sustainable and equitable media network, we expect that Props PBC would follow the results of such an advisory vote but these votes will be purely advisory and Props PBC may not adhere to Props Token holders’ recommended course of action. See “Description of the Props Network-the Props PBC.” In the future, Props PBC may introduce some direct voting features for the Props Network, including by entrusting control over some of the Props Network’s smart contracts to a decentralized autonomous organization (“DAO”). See “Development Strategy—Decentralization” for additional details. These voting features may, however, never be implemented.
The Props Tokens are not legal tender, are not backed by the government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Purchaser Protection Corporation protections.
The Props Tokens are not legal tender, are not backed by any government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Purchaser Protection Corporation protections.
The terms and conditions of each application may limit functionality of the Props Tokens for certain users and users may lose functionality of the Props depending on the decisions of third parties, over which we and users have no control.
As described in “Description of the Props Tokens Being Offered—Functionality for Users” and “Description of the Props Live Video App and the Game Show Apps,” Props Tokens have certain functionalities within the Props Live Video App and the Game Show App and may have additional functionalities in the future. These functionalities may include, for example, the power to “up-vote” or recommend content to other users, discounts for the purchase of in-app currencies or other in-app virtual goods, additional gameplay features like extra games or videos only available to Props Token holders, designation of elevated in-app status, and the ability to vote in-app on matters like the choice of video or game broadcasts. These functionalities may, however, be denied to Props Token holders if a Props Token holder violates the terms and conditions of use of the Props Tokens. For example, the terms and conditions of the Props Live Video App provide for the right to suspend, limit or terminate access, at any time with or without notice and with or without cause, including if the user is determined to pose a threat to the app service or its users. In addition, the number of Props Tokens a user may be entitled to receive from a Props App in the future (each, a “Props Entitlement”) may be canceled and never claimed as Props Tokens upon the violation of an app’s terms and conditions. See “Description of the Props Tokens Being Offered—Props Entitlements.” If you are unable to use the Props Tokens within available Props Apps, you may not be able to derive significant value from holding Props Tokens and you may, in addition, be unable to sell them in secondary markets. See “Description of the Props Tokens Being Offered—Secondary Markets” for additional details.
The functionality and operation of Props Tokens in each Props App and the ability for YouNow or the developer of each Props App to enforce the functionality and operation of each Props App is subject to the ability to enforce the applicable terms and conditions of each such app. Because some of Props Network users will likely be persons under the age of 18 and therefore may be able to repudiate or disaffirm contracts under applicable local law, YouNow and other third party Props Network developers, may not be able to enforce such app terms and conditions against users under the legal age of consent. See “Risk Factors—Some of the Props Network users will likely be under the age of 18, and those users may be able to repudiate or disaffirm the terms of use and other agreements that we enter into with such users.”
The tax treatment of the Props Tokens is uncertain, and there may be adverse tax consequences for you, validators and other holders upon certain future events.
The tax characterization of the Props Tokens is uncertain, and you must seek your own independent legal and tax advice with respect to U.S. and non-U.S. tax treatment, as applicable, of the acquisition of Props Tokens.  The acquisition of Props Tokens may result in adverse tax consequences to you, including withholding taxes, income taxes and tax reporting requirements.  We cannot and do not make any representations or assurances as to individual tax consequences, including the consequences of using Props Tokens as transaction currency. If the Props Tokens are characterized as a “virtual currency” for U.S. federal income tax purposes, then, under a notice issued by the U.S. Internal Revenue Service in 2014 (the “Notice”), the general rules applicable to property transactions would apply. See “Certain United States Federal Income Tax Considerations,” herein. The Notice indicates that, in certain cases, persons acquiring Props Tokens may be subject to adverse tax consequences upon their receipt of Props Tokens. For example, validators on the Props Blockchain that are not acting in the capacity of an employee and that receive Props Tokens should report the fair market value of such tokens as self-employment income and may be subject to self-employment tax. In addition, a person that receives Props Tokens as compensation, an incentive, or reward will generally be subject to adverse tax consequences and reporting requirements. The Notice also indicates that, in certain circumstances, a fork may result in adverse tax consequences to the holder of a Props Token. Finally, you may be required to report gain or loss if you use a token (including a Props Token) as a transaction currency.
The prices of digital assets like the Props Tokens are extremely volatile, and the value of Props Tokens may be materially adversely affected as a result.
The prices of cryptocurrencies, such as Bitcoin, Ether, and other digital assets have historically been subject to dramatic fluctuations, and are highly volatile, and the market price of the Props Tokens may also be highly volatile.  Several factors may influence the market price of the Props Tokens, including, but not limited to:

•	the ability of the Props Tokens to trade in a secondary market, if at all;

•	the availability of a token exchange or other trading platform for digital assets;

•	global digital assets on the network and the Props Token supply;

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global digital assets on the network and demand for the Props Tokens, which can be influenced by the growth of applications on the network, utility of Props Tokens within those applications, new types of digital assets, growth of businesses making use of the network and Props Tokens;

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general acceptance of digital assets by retail merchants and commercial businesses, for example, as payment for goods and services, general adoption of online digital asset exchanges and digital wallets that hold digital assets, the perception that the use and holding of digital assets as safe and secure, and the regulatory restrictions on their use;

•	purchasers’ expectations with respect to the rate of inflation;

•	changes in the software, software requirements or hardware requirements underlying the tokens;

•	changes in the rights, obligations, incentives, or rewards for the various holders of the Props Tokens;

•	interest rates;

•	currency exchange rates, including the rates at which digital assets may be exchanged for fiat currencies;

•	government-backed currency withdrawal and deposit policies of digital asset exchanges;

•	interruptions in service from or failures of major digital asset and security token exchange on which digital assets and security tokens are traded;

•	investment and trading activities of large purchasers, including private and registered funds, that may directly or indirectly invest in securities tokens or other digital assets;

•	coordinated algorithmic behavior, including trading, by a large pool of small token holders;

•	monetary policies of governments, trade restrictions, currency devaluations and revaluations;

•	developments or disputes concerning our intellectual property rights or our technology, or third-party proprietary rights;

•	regulatory measures, if any, that affect the use of digital assets and crypto tokens such as the Props Tokens;

•	global or regional political, economic or financial events and situations; and

•	expectations among participants that the value of digital assets will soon change.
In addition, decreases in the price of even a single other digital asset, whether located on or off of the Props Network, may cause volatility in the entire digital asset and crypto token industry and may affect the value of other digital assets, including the Props Tokens. For example, a security breach or any other incident or set of circumstances that affects purchaser or user confidence in Ethereum or another well-known cryptocurrency such as Bitcoin, may affect the industry as a whole and may also cause the price of the Props Tokens and other digital assets to fluctuate.
Risks Related to the Development of the Props Network
The Props Network may not be widely used and may never develop as we intend. As a result, there may be limited users and Props App developers on the Props Network, and the value of the Props Tokens may be negatively impacted.
Even if we launch the Props Network, additional Props Apps are created, and Props Tokens become operational, it is possible that the Props Network and Props Tokens will not be used by a large number of application developers or that there will be limited public interest in the Props Network or the Props Tokens. In addition, technological, legal, or regulatory developments could render the Props Network obsolete or impermissible. Any such lack of use or interest in the Props Network could negatively impact the Props Network and the value of the Props Tokens. This could also result in the Props Network’s continuing reliance on YouNow and Props PBC, and similarly, make it difficult to effect any future decentralization of the Props Network as described in “Description of Business—Development Strategy.”
The success and future growth of the Props Network depend significantly on our successful development of a “two-sided economy” of applications and users, and if we are unable to attract sufficient numbers of applications or users to our network to generate demand for Props Tokens, the Props Network may fail to grow and the value of Props Tokens will be harmed.
The ultimate success of the Props Network may depend upon our ability to attract application developers to create additional apps to be joined to the Props Network, which will, in turn, depend in large part on the success of our efforts to develop an ecosystem of application developers and users. We intend to attract application developers and users by engaging in traditional marketing efforts and incentivizing participation in the Props Network with Props Tokens. See “Description of the Props Token’s Role in Helping to Align Incentives of Network Participants” for additional details. If any of our current efforts at attracting application developers are not effective or become less effective, if we are unable to continue to use any of these methods or marketing channels, or if the cost of using these methods were to significantly increase, we may not be able to attract new application developers and users in a cost-effective manner or convert application developers into active application developers on the Props Network. Further, developing apps with functionality for Ethereum-based tokens may not be attractive to some third party app developers because of costs. See “Our plans for addressing scalability issues related to the operation of apps dependent on the Ethereum blockchain subjects us to a number of technological and regulatory risks that may cause the Props Network to be ineffective or not sufficiently cost-effective to continue operating.” and “We may need to address additional regulatory issues in connection with our plans for the development of the Props Network.” As a result, the growth of our network could be adversely affected, which may impair the value of the Props Tokens.
Incentive structures essential to the Props Network are difficult to design and may not function as intended.
Props Tokens may be distributed in ways intended to incentivize actions essential to the Props Network, including app creation, participation in the Props Network online community, the creation of digital media content to be shared on the Props Network, development of premium experiences for Props token holders across the network and for maintenance of the Props Blockchain. As discussed above in “Description of the Props Token’s Role in Helping to Align Incentives of Network Participants,” Props App creation and operation bay be incentivized in the future by rewarding high-quality third party developers with Props Tokens. YouNow and, in the future, other app developers may use Props Tokens to incentivize the creation of digital media content on the Props Network. Our Props Network, therefore, may depend on users being incentivized to participate in the Props Network in exchange for Props Tokens. In addition, we incentivize the operation of validators on the Props Blockchain with Props Tokens. Further, we rely on validators of the Ethereum blockchain to record ownership and transfer of Props Tokens to the Ethereum blockchain, which is where ownership of Props Tokens is recorded. See “Description of the Props Network—The Props Blockchain—The Validators” for additional details. Incentive structures like these may not operate as intended, however, and we cannot guarantee that these mechanisms, as designed, will effectively incentivize the behaviors that they are intended to promote and which are necessary for the operation and development of the Props Network. If these incentive structures fail or are not as effective as intended, the Props Network and the value of the Props Tokens may be adversely affected.
Because there may be a limited number of application developers working on the Props Network, the Props Network may be adversely impacted by changes in the business and financial condition of Props App developers, which may negatively impact the value of the Props Tokens.
As of the date of this offering circular, YouNow is the only application developer with apps that are designed to give Props Tokens functionality. While there can be no guarantee that additional application developers will create Props Apps, we expect that additional developers will create Props Apps on the Props Network in the future. As a result, the Props Network may be adversely impacted by changes in the business and financial condition of, or demand for its services by, these developers. We don’t expect that developers will have contractual obligations to us with respect to their development activities and any developer may decide at any time to cease development of their application on the Props Network, due to bankruptcy, commercial considerations, or for any other reason. If a number of such developers are unable or unwilling to use the network for development of their applications for any reason, the growth of the network could be impeded, leading to a lack of adoption of the Props Network. This could adversely affect the value of your Props Tokens.
YouNow’s historical performance does not necessarily reflect future performance or the likelihood of the success of the Props Network.
YouNow’s past experience providing consumers with live stream video chat service through the YouNow app for live stream of video chats does not guarantee that it or Props PBC will be able to successfully develop the Props Network. The historical performance of the YouNow live streaming app and our previous business does not indicate that the Props Network’s future performance or development will be successful—or the value of Props Tokens with increase or maintain in value. While we intend to merge the YouNow live streaming app with the current Rize app, we cannot guarantee that YouNow live streaming app users will continue to use the app subsequent to this merger. We may experience a significant drop in YouNow live streaming app users as a result of this merger.
It is impossible to predict whether the Props Network will have a substantial user base or grow its current user base in a way that will support a “two-sided economy” that includes a population of Props App developers, and we cannot guarantee that the Props Network will maintain its current user base or grow, nor is it possible to predict whether any major security incidents will occur on the network. The growth and stability of the Props Network is affected by a large number of complex and interrelated factors. Past growth and performance of the network are not indicative of the growth and performance of the network in the future.
The Props Network, including the Protocol Rewards Contract, relies on software and programming that is complex, and if it contains undetected errors, the Props Network could be adversely affected.
The Props Network, including significant components like the Protocol Rewards Contract and the Ethereum smart contract that creates Props Tokens (the “Token Contract”), and our internal systems rely on software and computer programming that is highly complex. In addition, the Props Network and internal systems depend on the ability of this software to store, retrieve, process and manage immense amounts of data and digital media content. While we will take reasonable steps to avoid such issues, including undergoing routine audits, some errors or other bugs or defects may only be discovered after the code has been released for external or internal use. For example, undetected errors in the smart contracts we deploy to the Ethereum blockchain may be manipulated so as to allow bad actors to issue themselves Props Tokens or otherwise maliciously affect the Props Network. Errors or other bugs or defects within the software on which we rely may result in a negative experience for application developers and users, delay introductions of new features or enhancements, result in errors or compromise our ability to protect user data or our intellectual property. Any errors, bugs or defects discovered in the software on which we rely could therefore result in harm to our reputation, loss of developers or users, loss of revenue, or liability for damages, any of which could adversely affect the Props Network and the value of your Props Tokens.
While we anticipate launching functionality for Props Tokens within the Props Live Video App and the Game Show App shortly after the commencement of this offering, we are still developing the complete set of functionalities for Props Tokens within these apps, and we are, as well, still developing the rest of the Props Network, including certain components of the open-source software that will help additional apps join the Props Network.
We anticipate launching functionality for Props Tokens within the Props Live Video App and the Game Show App shortly after the commencement of this offering. We are, however, still planning and developing some planned functionalities for Props Tokens and the planned structure of the Props Network. Consequently, many details about the structure of Props Apps and the Props Network—including, for example, how third party developers of future Props Apps or their users will obtain Props Tokens, how Props Token holders may be able to vote and on what issues, or other details of our development strategy, and business model—are not known, are uncertain, are subject to regulatory uncertainty, or are subject to change, with or without notice to Props Token holders. See “Our plans for addressing scalability issues related to the operation of apps dependent on the Ethereum blockchain subjects us to a number of technological and regulatory risks that may cause the Props Network to be ineffective or not sufficiently cost—effective to continue operating.” and “We may need to address additional regulatory issues in connection with our plans for the development of the Props Network.” There is, as well, no guarantee that the Props Tokens or Props Network will develop as planned, and you should not rely on descriptions of our planned development for the Props Network or Props Tokens as a promise or guarantee.
The systems and devices of the Props Network may be the target of malicious cyberattacks, which may result in security breaches and the loss or theft of tokens.  If these attacks occur or security is compromised, this could expose us to liability and reputational harm and could seriously curtail the utilization of the Props Tokens and cause a decline in the market price of the Props Tokens.
The Props Network may be the target of malicious attacks seeking to identify and exploit weaknesses in the software, the Props Network, or the Props Tokens, which may result in the loss or theft of tokens.  These attacks may include the following:

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Man-in-the-middle, phone hijacking, smurfing, spoofing and other denial of service attacks refer to situations where communications between computers on the Props Network are intercepted or interrupted.

•	Social engineering attacks, including phishing emails, where attackers use impersonation to gain access to funds or private information (such as private keys).
Such attacks may materially and adversely affect the Props Network in the ways described above, and any such attacks, or the perception that any has occurred, also may materially and adversely affect the Props Network by reducing trust in the integrity of the Props Network, creating bad publicity, and ultimately decreasing demand for the decentralized applications on the Props Network.
The operation of the Props Tokens and the Props Network depends on ongoing Props Token transaction validation efforts, which are conducted by third parties that we do not control on the Ethereum blockchain.
The Props Network depends upon the actions of third party blockchain validators on the Ethereum blockchain, who operate computers that construct the Ethereum blockchain in exchange for rewards. There is no guarantee, however, that a sufficient number of validators will continue to mine the Ethereum blockchain; validators are not contractually or legally obligated to continue validation operations and may cease transaction validation if they determine that their operations are no longer profitable, if they are prevented from doing so by government or regulatory agencies, or for any other reason. If validators maintaining the Ethereum blockchain cease to continue constructing the Ethereum blockchain, then you may lose your Props Tokens, the Props Network may be unable to function, and the value of your tokens may decline.

Misconduct and errors by our employees and third-party service providers, or by users and developers on the Props Network, could harm our network and reputation.
We are exposed to many types of operational risk, including the risk of misconduct and errors by our employees, former employees, and other third-party service providers, or by developers or users on the Props Network. Participants on the Props Network such as application developers, who we do not control, could be in a position to handle large amounts of sensitive and potentially proprietary data, whose exposure could result in significant liability. It is not always possible to identify and deter misconduct or errors by employees or third-party service providers, and we cannot control application developers or users on the Props Network; the precautions we take to detect and prevent this activity, such as encryption of user data, may not be effective in controlling unknown or unmanaged risks or losses. For example, it is possible that a developer would create an application that allows the developer to see unencrypted data. Any of these occurrences could result in our diminished ability to operate our business and develop the Props Network, potential liability to our company, inability to attract future application developers and users, reputational damage to the Props Network, regulatory intervention and financial harm, which could negatively impact the Props Network, the growth of the Props Network and the value of Props Tokens.
Negative publicity could adversely affect the adoption of the Props Network and the value of the Props Tokens.
Negative publicity about us, the Props Network or about the cryptocurrency industry in general, including the quality, security and reliability of the Props Network or the Props Tokens, and the quality, security and reliability of similar technologies employed by other cryptocurrencies, could adversely affect our reputation, the popularity of the Props Network, and the confidence in, and the use of, the Props Network, which could harm the growth of the Props Network and the value of your Props Tokens. This may be true even if such publicity is inaccurate. For example, negative publicity could relate to the utility of cryptocurrency in general, the accuracy and effectiveness of the protocol used in allocating the Props Tokens on the Props Network, changes to the Props Network, our ability to effectively manage and resolve complaints from users and application developers, privacy, data protection and security practices, litigation, regulatory activity, the actions of other third parties on the Props Network, including with respect to use actions in the Props Live Video App, the Game Show App, or future-created Props Apps, and the experience of users with the Props Network or services and other cryptoassets. Harm to our reputation could also arise from many other sources, including employee misconduct, misconduct by our partners, misconduct by application developers and users on the network, outsourced service providers or other counterparties, failure by us or our partners to meet minimum standards of service and quality, inadequate protection of user data and compliance failures and claims, or the perception that any of these has occurred. Misinformation about our team members can spread on social media websites like Twitter or Facebook, or on public forums. Accounts owned by our employees might be hacked to potentially spread misinformation. While we plan to take necessary precautionary steps and attempt to address cases of misinformation, there is no guarantee that we will be successful in these efforts. Misinformation or negative publicity can negatively impact the price of the Props Tokens.
Any violation of our policies or YouNow’s terms and conditions of use, including misuse of the Props Live Video App, the Game Show App, or other apps on the Props Network, by our customers could also damage our reputation and potentially subject us to liability.
Our customers could misuse Props Apps, including the Props Live Video App and the Game Show App, by, among other things, transmitting sexually-explicit or violent content, reproducing and distributing copyrighted material without permission, transmitting inaccurate or fraudulent information or otherwise engaging in illegal activity. Similarly, third party app developers operating Props Apps on the Props Network in the future may also engage in illegal activity. Any such use of the Props Network could damage our reputation and could subject us to claims for damages, copyright or trademark infringement, defamation, negligence or fraud. Moreover, users or other network participants may use the Props Network to promote their products and services in violation of federal, state and foreign laws. We rely on contractual representations made to us by users that their use of the Props Live Video App and the Game Show App will comply with our policies and applicable law, but we cannot predict whether the use of the Props Network by users or other app developers could expose us to liability under applicable laws or subject us to other regulatory action. Even if any claims asserted against us do not result in liability, we may incur substantial costs in investigating and defending against such claims or our reputation may be damaged. If we are found liable in connection with these activities, we could be required to pay fines or penalties, redesign components of the Props Network or otherwise expend resources to remedy any damages caused by such actions and to avoid future liability.
YouNow or, in the future, another participant in the Props Network could create another digital asset which could negatively affect the value of the tokens.
YouNow or, in the future, other Props App developers could create additional tokens or other digital assets or cryptoassets similar to the Props Tokens. These other assets may share certain characteristics with the Props Tokens, and they may compete directly or indirectly with the Props Tokens. Any such additional tokens or cryptoassets could negatively affect the Props Network and the economy in Props Tokens by diluting interest in Props Tokens or otherwise affecting the incentive structures built around Props Tokens, including in ways we cannot predict. These tokens or cryptoassets could also potentially replace some or all of the usage of the Props Tokens in these or other Props Apps. The occurrence of any of these events could negatively affect the value of the Props Tokens.
The technology underlying the Props Network may not function properly.
The Props Network remains in development and key elements of the technology are new to our system, including the Props Tokens themselves and the Props Blockchain, as discussed in “Description of the Props Network—The Props Blockchain.” These elements may not function properly when introduced to live users on the network. These features will be important to the growth of the Props Network. There can be no guarantee that the technology required for the operation of the Props Network will function as anticipated or function at all. This technology may malfunction because of internal problems or as a result of cyberattacks or external security breaches or we might not be able to successfully develop the technology. Further, there may be no alternatives available if this technology does not work as anticipated. As a result, failure of this technology to work as intended may adversely affect the operation and growth of the Props Network and may have a material adverse impact on the value of your Props Tokens.
The Props Network has been and will be, as applicable, developed by key technology employees, and the Props Network’s continued operation and further development depend on the continued availability of those key employees.
Key technology supporting the Props Network, including our smart contracts and other components of our intellectual property has been and will be developed primarily by a small number of key technology employees of YouNow. For example, we are aware of only four YouNow employees who possess the necessary technological skillset to develop the backend infrastructure for the Props Network. In the future, some of these employees may be transitioned into roles at Props PBC, where they may be dedicated to Props Network-wide development efforts. The loss of the services of any of those key employees could have a material adverse effect on the ability of YouNow or Props PBC, as applicable, to develop, operate or maintain the Props Live Video App, the Game Show App, the Props Network or the Props Blockchain. If YouNow or Props PBC were to lose the services of any these key employees, it could be very difficult to replace them, and the loss of any of them could have a material adverse effect on our operations and financial conditions. Further, because the skillset required to successfully develop blockchain-related businesses is rare, the loss of key employees could result in us being unable to fill these roles.
If we do not distribute functional Props Tokens to the general public by March 4, 2019, we will be obligated to return the proceeds of our forward sales of Props Tokens to purchasers of simple agreements for future tokens (SAFTs) outside this offering, which could have a material adverse effect on our company’s operations and financial condition.
We issued SAFTs to investors in November 2017. Pursuant to the terms of these agreements, we were obligated to return the amount we raised in such offering if we did not distribute Props Tokens to the general public, launch our Rize platform, and have a functional Props Token within ninety days of the issuance of the agreements, as adjusted by a thirty day extension. In March 2018, we offered to these investors a rescission of their SAFT purchases or, alternatively, amendments that would extend the deadlines under the agreements to March 4, 2019 in exchange for increasing the number of Props Tokens the purchasers would be entitled to receive under their agreements by 10%. The vast majority of the purchasers chose to amend and affirm their SAFTs, and as a result, we must distribute Props Tokens to the general public, launch our Rize platform, and have a functional Props Token or we will be obligated to return these purchasers’ investments in the SAFTs in an amount approximately equal to $20.6 million. Any such failure could significantly delay or prevent the completion of the development of the Props Network, limit YouNow’s ability to retain and/or hire key talent including but not limited to the core developers of the Props Network. As a result of the foregoing, the value of your Props Tokens could be adversely affected.
The Props Network and the Props Tokens may face the risk that one or more of its competitors, or other third parties, may obtain patents or other protections covering technology critical to the operation of the Props Network and the Props Tokens.
We believe that a number of organizations are or may be working to develop decentralized application systems for digital media platforms or other novel technologies that may be competitive with our own technology. Some or all of these organizations, including organizations that may have technology similar to YouNow or Props PBC, may have substantially greater technological expertise, experience with blockchain technologies and/or financial resources than our company has, and many of them may be attempting to patent technologies that may be competitive with or similar to the technology we have developed, or attempting to reverse engineer our technology, which may be possible as a substantial portion of the software underlying the Props Network is open source software that is generally available to the public and described in our publicly available whitepaper. We do not have access to detailed information about the technologies these organizations may be attempting to patent. The Props Network may ultimately compete with these alternative networks, which could negatively impact the Props Tokens and the Props Network, and may prevent the development of the Props Tokens and the network entirely. For example, if one or more other persons, companies or organizations obtains a valid patent covering technology critical to the Props Network or the Props Tokens, our company and any other entities that required rights to the relevant technology in order to enable the Props Network and the Props Tokens to operate as intended might be unwilling to license the technology or unable on commercially reasonable terms, and it could become impossible for the Props Network and Props Tokens to operate, which could have a material adverse effect on the value of the Props Tokens.
The open source portions of the software and underlying technology of the Props Network and Props Tokens could be used by third-parties to develop competing blockchain-based business models and tokens.
Given that a substantial portion of the software necessary for the Props Network to operate, including the majority of the software comprising the PropsKit, Props Sentinel, and Sidechain Node are released under the terms of various open source software licenses and given that such software is generally available to the public at www.github.com or linked from PropsProject.com or other publicly available websites, a person or company could establish software, technology and networks, built using our publicly-available software. It is possible that those products would be substantially similar to and competitive with our software, technology and network. If this were to occur, it is possible that the value of the Props Network and Props Tokens could decline.
If we fail to promote and maintain our brands in a cost-effective manner among both users and application developers, we may lose Props Network users and the value of your tokens may be adversely affected.
We believe that developing and maintaining awareness of our brands in a cost-effective manner is critical to attracting and retaining application developers and users to the Props Network. This also applies to top-tier employee talent. Successful promotion of our brands will depend largely on the effectiveness of our marketing efforts, efforts to encourage adoption and development of the network by application developers and other ecosystem partners, and the experience of application developers and users on the Props Network. Our efforts to build our brands have involved significant expense, and it is likely that our future marketing efforts will require us to incur significant additional expense. These brand promotion activities may not result in increased revenue and, even if they do, any increases may not offset the expenses incurred. If we fail to successfully promote and maintain our brand or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, we may lose our existing application developers and users to our competitors or be unable to attract new application developers and users, which may adversely affect the value of your Props Tokens.
We may need to increase the total number of Props Tokens issuable by the Token Contract in order for the Props Network to operate in the future.
Because the initial terms of our Token Contract provide for the issuance of a fixed number of 1,000,000,000 Props Tokens, the amount of Props Tokens available to serve as incentives for the undertaking of key functions to be performed by Props Network participants will decrease over time. See “Description of the Props Tokens Being Offered—Token

Supply” and “Description of the Props Token’s Role in Helping to Align Incentives of Network Participants.” It is possible that these key functions will only continue to be adequately incentivized as the number of Props Tokens allocated or issued decreases on the condition that the value or of Props Tokens rises in the future. There is, however, no guarantee that the value of Props Tokens will increase in the future. See “Risk Factors—The value the Props Tokens may be volatile. There is no guarantee that the Props Tokens will hold value or increase in value, and we do not fully control many factors affecting their value.” Props PBC will have the power, as the owner of the account with the ability to effect these changes to a smart contract like the Token Contract (the “Controller”), to increase the total number of Props Tokens that may be issued, to the extent that Props PBC determines that such an increase could help the development of the Props Network. See “Description of the Props Network—Description of the Props Network Smart Contracts” for additional details. If Props PBC fails to take such action or if the Controller function has been entrusted to a DAO, as further described in “Description of Business—Development Strategy,” and Props Token holders fail to approve such an increase, the Props Network may be unable to continue to operate in the desired manner.
Risks Related to Blockchain Technology
The Ethereum blockchain on which ownership of Props Tokens is recorded, our Props Blockchain, and the Props Tokens themselves may be the target of malicious cyberattacks or may contain exploitable flaws in their underlying code, which may result in security breaches, the loss or theft of Props Tokens, the decline in value of Props Tokens, or liability and reputational harm.
The Props Tokens and the economy in Props Tokens rely on the Ethereum blockchain and the Props Blockchain to operate. As a result, Props Tokens and the Props Network are subject to a number of reliability and security risks attendant to blockchain and distributed ledger technology, including malicious attacks seeking to identify and exploit weaknesses in the software. Some of these known risks include:

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“51% attacks,” which occur when an attacker controls a majority of computing power or digital assets necessary to validate transactions on a blockchain, giving the attacker a majority of the validation power on the network. Validators on the Ethereum blockchain who successfully obtain this validation power—either individually or as part of a “mining pool” or group of validators—may block other users’ transactions or make it appear as though they still have tokens that have been spent, which is known as a “double-spend attack.” A 51% attack may also allow an attacker to use its monopoly over new blocks to “censor” other user transactions by actively preventing them from being written to the blockchain. Any such attack on the Ethereum blockchain could result in the loss of Props Tokens. Because our Props Blockchain uses permissioned-based validation, we do not expect this risk to be relevant to the Props Blockchain.

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A “finney attack” occurs when an attacker mines a block but does not announce it to the network. In this case, a miner can double-spend tokens by sending them to another user in a legitimate transaction and then create a valid new block with a double-spend of those same tokens; for the attack to be successful, this block must be released so that it is added to the blockchain before the target user’s legitimate transaction. Once the block the attacker mines is accepted, the legitimate transaction will not be accepted and the honest user will not receive the tokens, thereby being out of a payment. Typically, developers and users who accept “quick transactions” (transactions that are accepted before the counterparty can confirm that the transaction has been written to the correct version of the blockchain) when accepting payment on the network are vulnerable to this type of attack. These attacks can be avoided by requiring that several additional network operations to written to the blockchain after any transaction before considering that transaction complete; bit developers may be incentivized not to do so to allow for quicker processing of network operations on their application. Because our Props Blockchain uses permissioned-based validation, we do not expect this risk to be relevant to the Props Blockchain.

Such attacks may materially and adversely affect the Ethereum blockchain, which may in turn materially and adversely affect the creation, transfer or storage of the Props Tokens and the Props Network. As a result of these and other risks of malicious attacks, there can be no assurances that the creation, transfer or storage of Props Tokens or the Props Network itself will be uninterrupted or fully secure. Any such interruption or security failure may result in impermissible transfers of Props Tokens, a complete loss of users’ Props Tokens or an unwillingness of users to access, adopt and utilize the Props Network and/or Props Tokens as a result of reduced trust in the integrity of the Props Network from bad publicity.
The Props Blockchain and the oracle function to the Protocol Rewards Engine are entirely dependent on the efforts of YouNow acting in its capacity as the Props Network’s sole initial Validator, and if YouNow fails to successfully perform these functions, the operation of the Props Network could be compromised.
Because YouNow will serve as the initial and sole Validator, YouNow will have the sole responsibility for both maintaining the Props Blockchain and for acting as the Protocol Rewards Engine’s oracle. As a result, key functions of the Props Network will depend on YouNow, including receiving accurate accounts of usage data from Props Apps and providing the Protocol Rewards Engine with the daily updates necessary so that it may provide its daily allocation of Props Tokens. As a result, if YouNow itself suffers from cyberattacks or other security incidents (whether from hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, the inadvertent transmission of computer viruses or other malware, other forms of malicious attacks, malfeasance or negligent acts of its personnel, or via other means, including phishing attacks and other forms of social engineering), or its efforts are otherwise compromised the functioning of the Props Network may be jeopardized. In addition, if YouNow for any reason fails to continue to operate as the Validator of the Props Blockchain or otherwise cease operations, this may cause a material adverse effect to the Props Network and the value of your Props Tokens.
Our plans for addressing scalability issues related to the operation of apps dependent on the Ethereum blockchain subjects us to a number of technological and regulatory risks that may cause the Props Network to be ineffective or not sufficiently cost-effective to continue operating.
As noted above, scalability is a challenge for platforms working with large blockchains like the Ethereum blockchain. YouNow intends to address some of these problems by recording information about the number of Props a user may be entitled to claim, which we refer to as Props Entitlements, to the Props Blockchain immediately upon a user’s earning of Props—which may only be converted into Props Tokens once the user has completed the steps described in “Description of the Props Tokens Being Offered—Receiving Props Tokens.” This information improves user experience of Props Apps by allowing users to enjoy the benefits of earned Props Tokens while an app is still performing fraud checks or similar operations that must be completed prior to issuance of Props Tokens on the Ethereum Blockchain. In addition, YouNow is helping to address scalability issues for the YouNow live video app and Game Show App by covering the costs of fees for recording transactions on the Ethereum blockchain for certain Props Tokens transfers.
These solutions may not be successful and may only temporarily help us address scalability issues in a limited way. For example, YouNow may cease this practice of covering certain transaction fees in the future and may not undertake to cover the costs of transactions on the Ethereum blockchain for other app developers, which may make developing apps for the Props Network less attractive for third party developers. In addition, our solution may subject us to regulatory risks as additional third party application developers seek to join the Props Network, including, for example, with respect to the potential requirement to register as a transfer agent or find a registered transfer agent to act as a validator to the Props Network. See “Description of the Business—Government Regulation” for additional detail.  In general, if scalability issues are not resolved, this could make it uneconomical or unattractive for users to use Props Apps, including for example, because users may not be able to efficiently tip or otherwise transfer small numbers of Props Tokens.
The technology underlying cryptocurrency and blockchain technology is subject to a number of known and unknown technological challenges and risks that may prevent wide adoption and use of the Props Network and the Props Tokens.
The blockchain technology used in connection with cryptocurrencies like Props Tokens, which is sometimes referred to as “distributed ledger technology,” is a relatively new, untested and evolving technology. It represents a novel combination of several concepts, including a publicly available database or ledger that represents the total ownership of the currency at any one time, novel methods of authenticating transactions using cryptography across distributed network nodes that permit decentralization by eliminating the need for a central clearing-house while guaranteeing that transactions are irreversible and consistent, differing methods of incentivizing this authentication by the use of blocks of new tokens issued as rewards for the validator of each new block or transaction fees paid by participants in a transaction to validators, and hard limits on the aggregate amount of currency that may be issued. As a result of the new and untested nature of cryptocurrency and blockchain technology, the Props Network and the Props Tokens are vulnerable to risks and challenges, both foreseen and unforeseen. Examples of these risks and challenges include:

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Scalability is a challenge for platforms working with large blockchains like the Ethereum blockchain, because addition of records to a blockchain requires the network to achieve consensus through a transaction validation mechanism, which often involves redundant and extensive computation, processing of transactions is slower than that achieved by a central clearing-house, and delays and bottlenecks in the clearance of transactions may result as the cryptocurrency expands to a greater number of users. See “Risk Factors—Our plans for addressing scalability issues related to the operation of apps dependent on the Ethereum blockchain subjects us to a number of technological and regulatory risks that may cause the Props Network to be ineffective or not sufficiently cost-effective to continue operating.” for additional details regarding how we are working to address these risks.

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To the extent incentive payments are used to incentivize the validation of a transaction or record to a block on the Ethereum blockchain, these fees may spike during times of high transaction volume. Because the Props Tokens are being treated as securities, these incentive payments could also potentially raise regulatory issues related to whether the recipient of the fees is required to register as a broker-dealer under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). We believe that these rewards do not warrant validator registering as a broker-dealer, as discussed in the section of this offering circular captioned “Description of Business—Government Regulation”; however, there is no guarantee that regulatory agencies will agree with our position.

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Generally blocks cannot be removed from the blockchain, but during the validation process for large blockchains like Ethereum, competing blockchains may arise with respect to the last few blocks on the blockchain. As a result, a block is often not considered to be irreversibly on the blockchain until several additional blocks have been added to it and occasionally blocks with a handful of confirmations can be dropped and modified. Applications or other persons that account for Ethereum tokens that do not wait a sufficient period before treating blockchain as permanently written may lose assets and funds in exchange for blockchain payments that are never completed.

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Although blockchains are generally considered reliable, they are subject to certain attacks as described above under “Risk Factors — Risks Related to Blockchain Technology — The Ethereum blockchain on which ownership of Props Tokens is recorded, our Props Blockchain, and the Props Tokens themselves may be the target of malicious cyberattacks or may contain exploitable flaws in their underlying code, which may result in security breaches, the loss or theft of Props Tokens, the decline in value of Props Tokens, or liability and reputational harm”

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The Ethereum blockchain may either increase or decrease the incentive payments required to complete transactions on the Ethereum blockchain, which could materially and adversely affect the creation, transfer or storage of the Props Tokens. Because YouNow plans to pay the cost of Ethereum transaction fees for some of the transactions in Props Tokens effected within the Props Live Video App and the Game Show App, this could also materially and adversely affect the business of YouNow. See “Risk Factors—Our plans for addressing scalability issues related to the operation of apps dependent on the Ethereum blockchain subjects us to a number of technological and regulatory risks that may cause the Props Network to be ineffective or not sufficiently cost-effective to continue operating” for additional details regarding how we are working to address these risks. In addition, changes could also reduce the number of validators on the Ethereum blockchain-which could possibly leave the Ethereum blockchain increasingly vulnerable to a 51% attack.

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Because the Ethereum blockchain and Props Blockchain are public blockchains malicious users may freely view and, in the case of the Ethereum blockchain, access and interact with key components of the Props Network. For example, our Protocol Rewards Engine is a smart contract written to the Ethereum blockchain, and malicious users will be able to freely access this code in ways that could allow them to steal or otherwise affect Props Tokens.

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The expansion of the blockchain underlying the Props Network and effecting the creation, transfer or storage of the Props Tokens, Ethereum, which relies on a “proof-of-work” consensus protocol system whereby blocks are awarded based on the solving of computationally difficult problems, has resulted in Ethereum validators using increasing amounts of energy that may be unsustainable as the system continues to grow, and which may draw unfavorable regulatory attention. Further, when or if the Ethereum blockchain switches to either a hybrid “proof-of-work and proof-of-stake” or “proof-of-stake” consensus protocol system, an Ethereum-wide change to its consensus protocol may present additional risks. For example, transactions in Props Tokens may not be processed as presently contemplated in the period of time during or after the switch in consensus protocols, which may materially and adversely affect the creation, transfer or storage of the Props Tokens.

Although there may be solutions that have been proposed and implemented to these and other challenges facing various cryptocurrencies, the effectiveness of these solutions has not been proven. Further, other challenges may arise in the future that we cannot predict. For example, advances in cryptography and/or technical advances, such as the development of quantum computing, could present risks to the Props Tokens and the Props Network by undermining or vitiating the cryptographic consensus mechanism that underpins the Ethereum blockchain protocol. Similarly, legislatures and regulatory agencies could prohibit the use of current and/or future cryptographic protocols which could limit the utility of the Props Tokens, resulting in a significant loss of value or the termination of the tokens and the network. Accordingly, the further development and future viability of cryptocurrency in general or specific cryptocurrencies, such as the Props Tokens, is uncertain, and unknown challenges may prevent their wider adoption.
The technology underlying cryptocurrency and blockchain technology is subject to a number of industry-wide challenges and risks relating to consumer acceptance of blockchain technology. The slowing or stopping of the development or acceptance of blockchain networks and blockchain assets would have an adverse material effect on the successful development and adoption of the tokens.
The growth of the blockchain industry in general, as well as the blockchain networks on which the Props Tokens will rely, is subject to a high degree of uncertainty regarding consumer adoption and long-term development.  The factors affecting the further development of the cryptocurrency and cryptoasset industry, as well as blockchain networks, include, without limitation:

•	worldwide growth in the adoption and use of digital assets and other blockchain technologies;

•	government and quasi-government regulation of digital assets and their use, or restrictions on or regulation of access to and operation of blockchain networks or similar systems;

•	the maintenance and development of the open-source software protocol of blockchain networks;

•	changes in consumer demographics and public tastes and preferences;

•	the availability and popularity of other forms or methods of buying and selling goods and services, or trading assets including new means of using government-backed currencies or existing networks;

•	the extent to which current interest in cryptocurrencies represents a speculative “bubble;”

•	general economic conditions in the United States and the world;

•	the regulatory environment relating to cryptocurrencies and blockchains; and

•	a decline in the popularity or acceptance of cryptocurrencies or other blockchain-based tokens.
The digital assets industries as a whole have been characterized by rapid changes and innovations and are constantly evolving.  Although they have experienced significant growth in recent years, the slowing or stopping of the development, general acceptance and adoption and usage of blockchain networks and blockchain assets may deter or delay the acceptance and adoption of the Props Tokens.

The Ethereum blockchain network on which ownership and transfer of Props Tokens will be recorded utilizes code that is subject to change at any time. These changes may have unintended consequences for the Props Network and the Props Tokens.
The Props Tokens are built as an ERC-20 token recorded on the Ethereum blockchain. In addition to the aforementioned risks regarding development and acceptance of blockchain networks or the price of blockchain assets that may negatively affect the Ethereum network, other changes such as upgrades to Ethereum’s blockchain, a hard fork in Ethereum, or a change in how transactions are confirmed on the Ethereum blockchain may have unintended, adverse effects on all blockchains utilizing the ERC-20 standard, including the Props Network. For example, the proposed change in Ethereum’s consensus mechanism from a proof-of-work to modified proof-of-stake format could affect the issuance or transfer of Props Tokens. These changes may occur at any time and may cause delays in development or may completely foreclose our ability to maintain the Props Network.
Forks may be implemented on the Ethereum blockchain or on the Props Blockchain in a manner that may affect the value of your Props Tokens, and may ultimately result in the Props Tokens becoming a new token which we have not issued and may not support.
Third party groups or individuals involved in the network may at any time propose upgrades to the open-source software underlying the Props Tokens (that is, modify the software to create a new version of the Props Tokens) in a way that changes the rules associated with the Props Tokens. There is a possibility that these changes could result in changes to the Props Tokens that could, among other things, alter the economics or properties of the Props Tokens, to the point where the resulting token would effectively be a different token. If any of the foregoing circumstances occur, the value of the Props Tokens could be negatively affected. In addition, with respect to any change proposed by a third party and not endorsed by YouNow, YouNow could disclaim its status as issuer of such an altered Props Token and discontinue any plans to upgrade the tokens, Props Apps, or the Props Network with additional features, in particular if it was not in compliance with law. In addition, YouNow could cease to file periodic reports with respect to the tokens and could additionally choose not to support the use of this token on the Props Network.
As a holder of Props Tokens, you will be responsible for securing and maintaining your private keys and otherwise following cybersecurity best practices. Failure to do so may result in the loss of all your tokens.
Props Token balances are associated in your wallet with your token public key, which is in turn associated with your token private key. You are responsible for knowing your private key and keeping it a secret. Because a private key, or a combination of private keys, is necessary to control and use Props Tokens stored in your digital wallet or vault, the loss of one or more of your private keys associated with your digital wallet or vault storing the tokens will result in the loss of your Props Tokens.
You are responsible for educating yourself on best practices for securely keeping private keys, protecting your personal information and on cybersecurity best practices. While we take steps to prevent or mitigate the impact of cyber-attacks in the Props Network open-source software and YouNow’s apps, there can be no guarantee that we will be successful in preventing all cyber-attacks on this software. Holders of cryptoassets can be targeted by hackers in many ways, most of which are out of our control. Holders’ private keys also can be stolen. Any third party that gains access to one or more of your private keys, including by gaining access to login credentials of a hosted wallet service you use, may be able to misappropriate your Props Tokens. We will use reasonable efforts to make resources regarding best practices for keeping private keys secure to users, but we have no control over this type of attack and cannot directly stop hackers from stealing private keys of users. We accept no liability and will not reimburse you for any theft of private keys or any malfunction of any wallet software. As a result, any loss of your Props Tokens due to theft or unauthorized use of your private key may be final and result in the complete loss of your Props Tokens.
Props Token transactions may be irreversible, and, accordingly, losses due to fraudulent or accidental transactions or technology failures in your wallet software may not be recoverable.
Transactions in the Props Tokens may be irreversible, and, accordingly, you may irreversibly lose all of your Props Tokens in a variety of circumstances, including in connection with fraudulent or accidental transactions, technology failures in wallet software or cyber-security breaches. Losses due to fraudulent or accidental transactions may not be recoverable.

Risks Related to our Business
We have a limited history working with blockchain technology, which makes it hard to evaluate our ability to develop the Props Network.
YouNow was formed in 2011 to develop and operate consumer-facing mass market entertainment apps. Since 2014, we have operated these apps with an “in-app” digital currency, and as we launch the Props Network, we intend to leverage our technology, expertise, user community and other related experience to build the infrastructure for an open, decentralized digital media network reliant on blockchain technology. We do not, however, have experience operating a digital media platform based on blockchain technology. Our company’s limited operating history in this sector may make it difficult to evaluate its current business and future prospects. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly developing and changing industries, including challenges in forecasting accurately, determining appropriate allocation of its limited resources, gaining market acceptance, managing a complex regulatory landscape and developing new products. Our current operating model may require changes in order for us to scale our operations efficiently. You should consider our business and prospects in light of the risks and difficulties we face as an early-stage company in the blockchain industry focused on developing products in the field of digital media network infrastructure. At least initially, the development of the Props Network and, in turn, the value of the Props Tokens will depend on the success of our business.
Developers of Props Apps and users of the Props Network will initially rely on third-party platforms such as the Apple iTunes App Store and the Google Play Store to distribute the Props Live Video App and the Game Show App, or other applications on the Props Network. If Props App developers or the users of the Props Network are unable to access or otherwise to maintain Props App availability on the platforms, including as a result of changes or violations of terms and conditions, access to and utilization of the Props Network and the Props Tokens may suffer.
We expect that a significant portion of Props Apps users will access Props Apps on the Apple iTunes App Store and the Google Play Store. As a result, Props Apps and the business of Props App developers may be subject to the standard policies and terms of service of these third party platforms, which govern the promotion, distribution and operation generally of applications on the platform. These platforms may have terms that limit the operation of apps that incorporate cryptocurrency like Props Tokens and Ether. In addition, each platform provider has broad discretion to change and interpret its terms of service and other policies with respect to the Props Apps, and those changes may be unfavorable. For example, it is possible that the Apple iTunes App Store or Google Play Store may determine that our business, including the transfer of Props Tokens effected in the Props Live Video App and the Game Show App Apps, violates their respective terms of service. We have, however, taken the position that our business, including the transfer of Props Tokens effected in the Props Live Video App and the Game Show App, does not violate their respective terms of service, and accordingly, may unilaterally remove the apps from their respective stores. A platform provider may also change its fee structure, add fees associated with access to and use of its platform, change how the personal information of its users is made available to application developers on the platform or restrict how users can share information with other users on its platform or across platforms.
Any of these changes or if a Props App violates, or a platform provider believes that such Props App has violated its terms of service, including by determination that the operation of Props Apps with Props Tokens as we have contemplated violates their terms of service, may result in the removal of Props Apps from these platforms or other adverse consequences—which may have the effect of decreasing the visibility or availability of Props Apps, limiting distribution capabilities, preventing access to the Props Apps, increasing the costs to operate on these platforms or otherwise result in the exclusion or limitation of the Props Apps from or within a platform provider’s platform, which could negatively impact the Props Network, Props Apps, and the value of Props Tokens. In addition, if there is any change or deterioration in the relationship between YouNow, Props PBC, or the Props Apps, on the one hand, and a platform provider, on the other hand, that platform provider could limit or discontinue YouNow or the Props App’s access to its platform.
In the event that YouNow or a Props App is limited or restricted from accessing any platform, including the Apple iTunes App Store or the Google Play Store, YouNow or such Props App may provide certain services, including issuances and transfers of Props Tokens, through alternative venues that may be more difficult to access and which may in turn discourage users from using Props Apps. Any limit of, or discontinuation to, Props Tokens or the Props App’s access to any platform could have a material adverse impact on access to and utilization of the Props Network, our business, our ability to attract additional app developers to create Props Apps, and the value of Props Tokens.
YouNow and Props PBC may be at increased risks of cyberattack or other security incidents—which may result in the loss of Props Tokens and adversely affect the Props Network and the value of Props Tokens.
The nature of our business may lead to an increased risk of fraud, cyberattack or other security incidents. Malicious actors may target YouNow or Props PBC as sponsors of the Props Network or in order to potentially gain possession of Props Tokens. As a result, YouNow and Props PBC may be subject to cyberattacks, security risks and risks of security breaches. A successful attack or breach of security could result in a loss of private data or unauthorized use or transfer of digital assets, including the loss of Props Tokens. Further, any successful attack or breach could adversely affect the development and commercialization the Props Network, which could have a material adverse effect on the value of Props Tokens. For example, an attack on YouNow could jeopardize the operation of the two apps we expect will be the first Props Apps, and an attack on YouNow or Props PBC may jeopardize the operation of the Props Blockchain, which could affect the Props Network’s ability to operate. Any of these types of attacks or any other security incidents, or the perception that any have occurred, may also damage our reputation. Any breach of data security that exposes or compromises the security of any of the computers used by our employees or technology utilized by the Props Network could adversely impact the reliability of the network or introduce computer code to our software repositories that was not written by our engineers. These events may cause a material adverse effect to the Props Network and the value of your Props Tokens.
We operate in intensely competitive industries and any failure to attract new app developers or users to the Props Network and the Props Live Video App and the Game Show App, as applicable, could diminish or suspend our development and possibly cease our operations.
The consumer application industry is highly competitive and has few barriers to entry, and we expect to face significant competition in the future, including but not limited to social media apps such as Facebook, Instagram and Snapchat, video apps such as YouTube, digital media streaming applications such as Twitch, Houseparty, and trivia apps, including HQ Live and Trivia Crack. Many of these current and potential competitors offer similar services and have longer operating histories, significantly greater capital, financial, technical, marketing and other resources and, with respect to our consumer applications, larger user or subscriber bases than we do. These factors may allow our competitors to more quickly respond to new or emerging technologies and changes in client or consumer preferences. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing strategies that may allow them to build larger user bases consisting of greater numbers of clients or paying users. Our competitors may provide services or develop applications that are equal or superior to our services or applications or that achieve greater market or industry acceptance, including for example, similar blockchain or cryptocurrency-based platforms. It is possible that a new product or service developed or offered by one of our competitors or other new market entrants could gain rapid scale at the expense of existing brands through harnessing a new technology or distribution channel, creating a new approach to servicing clients or connecting people, particularly within the mobile application space.
With respect to consumer applications, consumers have a propensity to try new products to connect with new people. As a result, new entrants and business models are likely to continue to emerge in our industry. These activities could attract users and subscribers away from our applications and reduce our market share. If we are unable to efficiently and effectively attract new users or clients as a result of intense competition or a saturated market, we may not be able to continue the operation of the Props Network and the Props Live Video App and the Game Show App, as applicable.
Investors in Debt Payable by Asset agreements issued by our subsidiary YouNow Services, LLC have the right to require repayment of $589,275 of the proceeds from the sale of these DPAs—which could impose additional strains on YouNow’s liquidity.
YouNow Services, LLC, a majority-owned subsidiary of YouNow, entered into Debt Payable by Asset agreements with investors in June 2018 pursuant to which it raised approximately $714,007. Its obligations under these agreements may be satisfied by YouNow Services’ by delivery of, in aggregate, 6,884,780 Props Tokens or payment of cash. Lenders under these agreements have the right to require that YouNow Services return up to 80% of the amount raised under each agreement at any time before the second anniversary of the issuance of a DPA. In aggregate, $571,205 of the proceeds from the sale of these DPAs is subject to this return right. If investors in these DPAs sought these repayments and YouNow determined to repay these obligations, that could create additional strains on liquidity—which could negatively affect YouNow’s ability to support the Props Network and, in turn, the value of Props Tokens.
We may be subject to litigation or arbitration proceedings and may face liabilities and damage to our reputation as a result of litigation arising out of sales of rights to Props Tokens under SAFTs, DPAs, or other prior agreements to issue Props Tokens.
In the past, YouNow sold rights to receive Props Tokens by entering into SAFTs and entered into other agreements for the issuance of Props Tokens.  Further, a subsidiary of YouNow, YouNow Services, entered into DPAs, which could be satisfied by YouNow Services’ distribution of Props Tokens to the debtholders or payment in cash.  In some cases, the description of the Props Network provided to purchasers in these agreements may have differed from the currently contemplated Props Network.  For example, YouNow has, in the past, described a role for a nonprofit foundation based in the Seychelles, and while we have formed a nonprofit foundation based in the Seychelles, we have no current plans to use it.  See “Description of Business—Development Strategy—Decentralization.”  Further, we continue to develop the Props Network, and as a result, additional differences between past plans for the Props Network and current plans for the Props Network may arise in the future, including changes in token distribution schedules and amounts. See “Risk Factors—While we anticipate launching functionality for Props Tokens within the Props Live Video App and the Game Show App shortly after the commencement of this offering, we are still developing the complete set of functionalities for Props Tokens within these apps, and we are, as well, still developing the rest of the Props Network, including certain components of the open-source software that will help additional apps join the Props Network.”  As a result, it is possible that these differences or other changes to the implementation plan between past descriptions and the currently-contemplated structure for the Props Network may subject us to the risk of third-party litigation with purchasers of our SAFT, DPA, and other agreements for the issuance of Props Tokens.  If any lawsuits were brought against us and resulted in a finding of legal liability, such lawsuits could materially adversely affect our business, the Props Network, and the value of Props Tokens or cause significant reputational harm to us, which could materially impact our business.
We may face litigation or liability for certain issuances or agreements to issue Props Tokens in possible violation of federal and state securities laws.
In the past, YouNow entered into agreements with certain of our advisors for the issuance of, in total, 37,168,246 Props Tokens.  These agreements were entered into with these advisors in order to induce them to provide professional services to YouNow, and the form of written agreement governing the majority of these relationships is included as an exhibit to this offering circular.  We may not have received representations necessary from these advisors for us to establish all necessary facts in order for us to rely on an exemption from the registration requirements of the Securities Act, as well as those of various state securities laws.  If any prior offering did not qualify for an exemption, it is possible we could be subject to private litigation or enforcement actions by the SEC or state regulators. Any of these proceedings could have a material adverse effect on our business, the Props Network, and the value of the Props Tokens.
Some of the Props Network users will likely be under the age of 18, and those users may be able to repudiate or disaffirm the terms of use and other agreements that we enter into with such users.
In certain jurisdictions, persons under the age of 18 have the ability to repudiate or disaffirm contracts that entered into by those individuals, and some of the Props Network users and the users of the Props Live Video App and Game show app are likely to be under the age of eighteen. As a result, we may have difficulty enforcing our terms of service and other agreements that we enter into with such individuals that are under the age of 18 in connection with the operation of our business, the Props App, the Props Network and the distribution of Props Tokens.
YouNow has incurred net losses in the past and both YouNow and Props PBC may incur net losses in the future.
YouNow and Props PBC anticipate that each company’s operating expenses will increase in the foreseeable future as YouNow seeks to grow its business, Props PBC seeks to perform key functions for the Props Network, and both companies seek to attract users, content creators, application developers and partners and further enhance and develop the Props Network. These efforts may prove more expensive than currently anticipated, and YouNow may not succeed in increasing revenue sufficiently to offset these higher expenses. Further, Props PBC may not succeed in financing its operations through the sale of Props Tokens, and Props PBC has no operating history or revenue and, similarly, also anticipates that operating expenses will increase in the foreseeable future. We may incur additional net losses in the future and may not achieve and maintain profitability on a quarterly or annual basis. If YouNow or Props PBC is unable to continue operations or is other constrained as a result of incurring net losses in the future, this could have a material adverse impact on our ability to support the Props Network, Props Apps, and, ultimately, the value of Props Tokens.
A violation of privacy or data protection laws by us or by application developers and users of the Props Network, including decentralized applications engaged in the buying and selling of shareable data, could have a material adverse effect on us and the value of the Props Tokens.
We and certain of our advisors are subject to applicable privacy and data protection laws and regulations, and it is possible that some of our users or Props App developers on the Props Network will attract buyers and sellers of shareable data. The laws and regulations relating to privacy and data protection are evolving, may impose inconsistent or conflicting standards among jurisdictions, can be subject to significant change and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. We cannot control the conduct of users of the network, who may engage in businesses that make them subject to and in violation of privacy and data protection laws, and as a result there can be no guarantee that users of the network will not engage in misconduct. We also expect that there will continue to be new proposed laws and regulations relating to privacy and data protection in various jurisdictions, and we cannot determine the impact such future laws, regulations and standards may have on our business. Future restrictions on the collection, use, sharing or disclosure of data, or associated requirements, could require us to incur additional costs or modify our platform, possibly in a material manner, which we may be unable to achieve in a commercially reasonable manner or at all, and which could limit our ability to develop new features.
Any violations of laws and regulations relating to the safeguarding of private information could subject our company or any users to fines, penalties or other regulatory actions, as well as to civil actions by affected parties. Penalties and fines relating to privacy and data protection violations can be significant. The EU General Data Protection Regulation, for example, provides for penalties of up to the greater of €20 million or 4% of an organization’s global annual turnover. Any violations or alleged violations could adversely affect our ability to develop and successfully commercialize the Props Network, which could have a material adverse effect on our operations and financial conditions, and could also negatively impact the Props Tokens and the Props Network, both on a short-term and long-term basis.
We may be sued by third parties for alleged infringement of their proprietary rights, which could harm our business.
Our success, and the success of the Props Network, depends on not infringing on the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry. From time to time, third parties may claim that we are infringing on their intellectual property rights, and we may be found to be infringing on these rights. In the future, others may claim that our applications and underlying technology infringe or violate their intellectual property rights. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments or require that we comply with other unfavorable terms. We may also be obligated to indemnify parties or pay substantial settlement costs, including royalty payments, in connection with any claim of this type or litigation and to obtain licenses, modify applications or refund fees, which could be costly. Even if we were to prevail in this type of dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.
The popularity of cryptocurrencies and digital assets may decrease in the future, which could have a material impact on the cryptocurrency and digital asset industry and our operations and financial conditions.
In recent years, cryptocurrencies and digital assets have become more widely accepted among the public, investors, and developers, but acceptance of cryptocurrency has also faced increasingly complex legal and regulatory challenges and, to date, have not benefited from widespread adoption by governments, central banks or established financial institutions. Any significant decrease in the acceptance or popularity of cryptocurrency or digital asset offerings may have a material impact on our operations and financial conditions as cryptocurrencies constitute our material assets. The recent prices of digital assets such as cryptocurrencies have been extremely volatile and they are subject to substantial price fluctuations which could result in significant losses. Such losses could have a material adverse effect on our ability to develop the Props Network, and therefore on the value of your Props Tokens.
Our operations involve several risks and hazards, including potential dangers to our employees and to third parties that are inherent in certain aspects of our business. If we do not adequately insure against these risks, unanticipated losses could materially and adversely affect our financial condition and operating results.
Our business includes the storage of large amounts of cryptocurrency that, if widely adopted, may be of significant value. It is possible that certain of our employees, executives, co-founders, office spaces, or key employees could be attacked or become the victims of extortion, which may result in physical injury or kidnappings. We could also encounter unexpected costs for reasons beyond our control in connection with the handling of these situations for our employees or executives. Any of these types of accidents or other incidents could involve significant potential claims of employees, executives and/or third parties who are injured or who may have wrongful death or similar claims against us.
YouNow maintains insurance against risk and potential liabilities related to its operations. We believe we maintain reasonable levels of insurance that limit our likely exposure to unanticipated losses. However, our insurance coverage may not be adequate to cover claims or liabilities, and we could be forced to bear significant costs from an accident or incident. Substantial claims in excess of our related insurance coverage could cause our actual results to differ materially and adversely from those anticipated. Due to future claims or liabilities, or to market conditions, our insurance premiums could increase.
The development and operation of the Props Network and Props Tokens may require that we protect our technology and intellectual property rights.
Our ability to develop and operate the Props Network and tokens may depend on technology and intellectual property rights that our company may hold or license from unaffiliated third parties, including Amazon Web Services. If for any reason our company were to fail to comply with its obligations under the applicable license agreement or to adequately protect its owned intellectual property, or were unable to provide or were to fail to obtain rights to the technology and intellectual property that the Props Network and tokens require, we would be unable to operate, which would have a material adverse effect on the our operations and financial conditions.
Props PBC’s corporate headquarters, located in Tenafly, New Jersey, are occupied pursuant to an oral agreement and Props PBC may be subject to dispossession at any time.
Props PBC’s occupancy of its corporate headquarters, located in Tenafly, New Jersey, is governed by an oral agreement with a family member of Adi Sideman, YouNow’s founder and Chief Executive Officer, who owns the property. The agreement may, however, be terminated at any time resulting in immediate dispossession and requiring Props PBC to find an alternate location. In addition, laws governing the occupancy of real property, including zoning laws, could impair Props PBC’s ability to continue to occupy this location. There is no rent payable by Props PBC in connection with its occupancy and the term of such occupancy is unspecified.
We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.
We intend to continue to make investments to support the growth of the Props Network and may require additional funds to respond to business challenges, including the need to develop new services or products, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity, debt or other types of financings to secure additional funds. Any financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions, or make the necessary capital investments to grow the Props Network. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support the Props Network and business growth and to respond to business challenges could be impaired and our business may be harmed.

Our use of Form 1-A and our reliance on Regulation A for this offering may make it more difficult to raise capital as and when we need it, as compared to if we were conducting a traditional initial public offering on Form S-1.
Because of the exemptions from various reporting requirements provided to us under Regulation A and because we are only permitted to raise up to $50 million in any 12-month period under Regulation A (although we may raise capital in other ways), the Props Tokens may be less attractive to purchasers and it may be difficult for us to raise additional capital as and when we need it. If we are unable to raise additional capital as and when we need it, the growth of the network and our financial condition and results of operations may be adversely affected, which may have a material adverse effect on the value your Props Tokens.
Risks Related to Regulation
There are uncertainties related to the regulatory regimes governing blockchain technologies, cryptocurrencies, digital assets, the Props Network and the Props Tokens, and new regulations, interpretations or policies may materially adversely affect the Props Network, the development of the Props Network, and the value of the Props Tokens.
Regulation of assets like the Props Tokens and related technologies and actors (such as blockchains and cryptocurrency exchanges) involves uncertainty as to how existing law will apply; is likely to rapidly evolve as government agencies take greater interest and develop new approaches to regulation of these assets and technologies; and varies significantly among international, federal, state and local jurisdictions.
The Props Network and the Props Tokens are novel technologies and relatively untested, and the application of U.S. federal and state securities laws to aspects of the Props Network and the Props Tokens is unclear in certain respects. Because of the differences between the Props Tokens and traditional securities, there is a risk that issues that might easily be resolved by existing law if traditional securities were involved may not be easily resolved for the Props Tokens. In addition, because of the novel risks posed by the Props Tokens, it is possible that securities regulators may interpret laws in a manner that adversely affects the Props Network, including our development plans for the Props Network, and the value of the Prop Tokens.
Various legislative and executive bodies in the United States and in other countries may, in the future, adopt laws, regulations, or guidance, or take other actions that could severely impact the permissibility of the Props Network, including our plans for the development of the Props Network, the Props Tokens, tokens generally and, in each case, the technology behind them or the means of transacting in or transferring them.  It is difficult to predict how or whether regulatory agencies may apply existing or new regulation with respect to this technology and its applications, including the Props Network and the Props Tokens. In addition, self-regulatory bodies may be established that set guidelines regarding cryptocurrencies, tokens like the Props Tokens, and platforms like the Props Network, which could have similar effects to new policies adopted by government bodies.
Any future regulatory actions applicable to us, the Props Network, the Props Tokens, and our related activities could severely impact us, the Props Network, including development of the Props Network, and the value of the Props Tokens. We may need to restructure operations, the Props Network, or our plans for development of the Props Network, the Props Live Video App or the Game Show App, significantly to comply with any new regulation or guidance. These efforts could be costly and could involve fundamentally changing core portions of our business, operations and network. They could, in turn negatively affect the value of the Props Tokens. On the other hand, failure to restructure for compliance adequately or quickly enough could result in regulatory action (such as investigations by the government or a self-regulatory organization or government or private litigation or administrative actions) that requires us to spend significant time and effort, which would pull our attention away from the core of our business and potentially deplete our resources. It could also result in negative publicity. Regulatory change could even potentially result in the Props Tokens or certain operations or planned operations of YouNow, Props PBC, or other Props Network participants, including developers of third party apps or validators, being viewed as impermissible, which could result in a need for dramatic alterations or the termination of these operations or planned operations. Regulatory action could also affect the rights of holders of the Props Tokens, for example by severely limiting the ability of holders to transfer or sell their tokens.

Cryptocurrency networks, blockchain technologies, and coin and token offerings also face an uncertain regulatory landscape in many foreign jurisdictions, including (among others) the European Union, China and Russia.  Various foreign jurisdictions may, in the future, adopt laws, regulations or directives that affect the Props Network, including our plans for the development of the Props Network, or the Props Tokens.  These laws, regulations or directives may conflict with those of the United States or may directly and negatively impact our business.  The effect of any future regulatory change is impossible to predict, but any change could be substantial and materially adverse to the adoption and value of the Props Tokens.
Because a substantial number of Props Network users will likely be persons under the age of 18, we may be required to modify certain Props Apps or alter our marketing strategies to comply with new and possibly inconsistent regulations, which could be costly or delay the release of our games. For example, the United Kingdom’s Office of Fair Trading issued new principles in January 2014 relating to in-app purchases in free-to-play games that are directed towards children 16 and under, which principles became effective in April 2014. In addition, in response to a request made by the European Commission, Google has announced that it will no longer label free-to-play games as free in European Union countries. The Federal Trade Commission has also indicated that it intends to review issues related to in-app purchases, particularly with respect to games that are marketed primarily to minors; the Federal Trade Commission reached a settlement agreement with Apple on this subject. If the Federal Trade Commission issues rules significantly restricting or even prohibiting in-app purchases, it could significantly impact our business strategy by limiting the products we are able to offer to our customers, by limiting the size of the potential market for our products, or by requiring costly additional differentiation between products for different territories to address varying regulations. Furthermore, the growth and development of free-to-play gaming and the sale of virtual goods may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours. We anticipate that scrutiny and regulation of our industry will increase and that we will be required to devote legal and other resources to addressing such regulation.
New or changing laws and regulations or interpretations of existing laws and regulations, in the United States and other jurisdictions, may materially and adversely impact the Props Tokens, including with respect to their value, their liquidity, the ability of Props Token holders have to access marketplaces or exchanges on which to trade the Props Tokens, and the structure, rights and transferability of the Props Tokens.
Because we currently expect our tokens to be treated as securities under applicable law, the work of validators on the Ethereum blockchain and the Props Blockchain will need to comply with securities laws. If compliance with these laws makes the cost of these mechanisms prohibitive, we may be required to limit or even abandon them, which would adversely affect the Props Network.
We anticipate treating the Props Tokens as securities under the federal and state securities laws of the United States, and under the laws of certain foreign jurisdictions, for the foreseeable future in light of the current uncertainty as to how to evaluate when the Props Network has evolved sufficiently consistent with then-existing guidance so that the Props Tokens are no longer securities. As a result, our use of the Ethereum blockchain and Props Blockchain, which involves payments of tokens to validators in connection with transactions, may potentially subject validators to federal or state broker-dealer laws. See “Description of Business — Government Regulation — Registration of Ethereum and Props Blockchain validators as Broker-Dealers.” In addition, certain activities conducted with respect to the Props Tokens could be viewed as triggering a requirement that YouNow, Props PBC, validators on the Ethereum blockchain or Props Blockchain, or the Ethereum blockchain or Props Blockchain to register as a transfer agent or clearing agency. See “Description of Business — Government Regulation - Registration as Transfer Agents” and “Description of Business - Government Regulation - Registration as Clearing Agencies.”
We do not believe that these types of registration are required, but it is possible that the SEC or another regulator would disagree with that position. If so, we, other participants in the Props Network, the Ethereum blockchain, Props Blockchain could be required to register as broker-dealers, transfer agents, or clearing agencies, and comply with law applicable to broker-dealers, transfer agents, or clearing agencies, which could lead to significant costs to us or other participants in the Props Network, including validators on the Ethereum blockchain or Props Blockchain, and could force us to change or cease our operation or support of the Props Network, the Props Live Video App, or the Game Show App. It could also lead to considerable uncertainty as to how we or other Props Network participants, including validators of the Ethereum blockchain or Props Blockchain, would comply with regulation, which would likely result in a need for a relatively long registration process and could ultimately prove prohibitive to the Props Network business model. Any of these developments could adversely affect the Props Network, its development, and the value of the Props Tokens.
We do not intend to register the Props Network, the Props Live Video App, or the Game Show App as exchanges or ATSs.
We have taken the position that the Props Network, the Props Live Video App, and the Game Show App should not be viewed as exchanges or ATSs, primarily because each proposed transaction involving Props Tokens on the network will be individually determined and implemented. For more information, see Description of Business - Government Regulation - Registration of the Props Network, the Props Live Video App, or the Game Show App as an Exchanges or ATSs. It is possible that the SEC or another regulator would disagree with our position. If so, we could be forced to register the network and/or the browser extension as an exchange or ATS and comply with applicable law, which could lead to significant costs to us and could force us to change or cease our operations. Any of these developments could decrease the value of the Props Tokens sold in this offering.
The limitations of and regulatory uncertainty under Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, may negatively affect our ability to develop the Props Network, which could negatively affect the value of the Props Tokens.
Because we anticipate treating the Props Tokens as securities for the foreseeable future, our plans to issue Props Tokens are subject to our ability to register or find a suitable exemption from registration for the issuance of Props Tokens in all applicable jurisdictions. Our current offering relies on an exemption from registration under the federal securities laws of the United States provided by Regulation A, which also provides for preemption of state registration requirements, but also currently limits our issuances to $50 million in tokens each year. We anticipate that this amount will be sufficient to exempt the token issuances we contemplate under this Offering Circular, but there is no guarantee that this Regulation A will remain sufficient for our activities.
Additionally, given the relative lack of regulatory precedence regarding the recent amendments to Regulation A and token offerings under Regulation A, there is a significant amount of regulatory uncertainty in regards to how the SEC or the individual state securities regulators will regulate both the offer and sale of the Props Tokens, as well as any ongoing compliance to which we may be subject under Regulation A. For example, Regulation A is technically only available for offers of debt or equity securities. We expect, however, that the Props Tokens will be classified as an investment contract for purposes of the federal securities laws, because their characteristics do not resemble the characteristics that are traditionally associated with either debt or equity. In addition, Regulation A does not permit “at the market” offerings, and it is possible that the Securities and Exchange Commission could take the view that our method of pricing the Props Tokens constitutes such an “at the market” offering. As a result, it is possible that the offerings of Props Tokens described in this offering circular do not meet the eligibility requirements for use of Form 1-A and securities offerings pursuant to Regulation A. Some state regulators may also take the position that preemption from state securities laws made available for offerings under Regulation A has no impact on state requirements for issuers to register as issuer-dealers or other types of intermediaries under state laws. As a result, these states could bring enforcement actions and impose additional costs, fines, and registration requirements.
This regulatory uncertainty or unfavorable resolution to this uncertainty may have material adverse effects on the value of the Props Tokens and the Props Network. It could make the operations or planned operations of YouNow, Props PBC, or other Props Network participants more costly, inefficient, or prohibited. Further, it is possible that this regulatory uncertainty or any other uncertainty regarding securities offered pursuant to Regulation A could reduce the availability or attractiveness of Props Tokens to Props Network participants, which could adversely affect our ability to develop and grow the Props Network and the value of the Props Tokens.
We may need to address additional regulatory issues in connection with our plans for the development of the Props Network.
There may be additional regulatory uncertainty with respect to certain of our planned operations and plans for the development of the Props Network. For example, if third party app developers seek to have apps joined to the Props Network in the future, it may be unclear whether these app developers will be deemed to be underwriters as that term is defined in the Securities Act, and because we are not yet certain of certain implementation details regarding how third party app developers will be joined to the Props Network, our plans our subject to regulatory uncertainty. In addition, it is possible that the addition of third party apps to the Props Network could cause additional regulatory issues for these third party developers or other participants or components of the Props Network. See “Description of the Business—Government Regulation” for additional details. In order to further develop the Props Network, we believe we will need to address these issues in amendments to this offering circular. Any of these regulatory issues could, however, adversely affect our ability to develop and grow the Props Network, as well as the value of the Props Tokens.
We may experience negative reactions to treating the Props Tokens as securities.
It is possible that individuals involved in the cryptocurrency and blockchain communities will disagree with the position that the Props Tokens should be treated as securities at this time. As a result, there may be negative reactions and consequences in the community from which we seek support. For example, people who disagree with the designation of the Props Tokens as securities in their current state may opt to use platforms and networks other than the Props Network. These developments could have a negative effect on the Props Network, including plans for the Props Network’s development, and the value of the Props Tokens.
Although we believe it is possible that we will eventually be able to treat the Props Tokens as non-securities, we do not have an estimate of when that will be, if ever.
It is possible that the Props Tokens will reasonably no longer be treated as securities at some point in the future, particularly if and when the Props Network has evolved sufficiently consistent with then-existing guidance. However, it is difficult to predict when this may occur, and there is little guidance as to when federal or state regulators would agree with this type of position with respect to the Props Tokens and a network like ours. There is currently little guidance as to when regulators will view assets like the Props Tokens as assets that are not securities, and without additional guidance, there is considerable uncertainty as to when the Props Tokens may be no longer treated as securities. As a result, we currently plan to treat the Props Tokens as securities for the foreseeable future. Potential acquirers of the Props Tokens should assume the Props Tokens will be treated as securities when making their decision to participate in this offering.
If the tokens are reasonably treated as non-securities in the future, we will no longer qualify them through this offering circular, and persons acquiring Props Tokens may not receive the benefit of protections under the securities laws.
As noted above, at some point in the future we may come to the conclusion that we can reasonably treat the Props Tokens as non-securities for purposes of the securities laws. If so, we will no longer seek to qualify the tokens under this offering circular. If this were to occur, you will therefore no longer receive the benefit of the disclosures and protections provided based on our Regulation A filing. In addition, you and other users of the Prop Network may no longer receive the benefit of the protections provided by other provisions under the federal and state securities.
If the tokens are reasonably treated as non-securities in the future, we or other Props Network participants may become subject to alternative forms of regulation, which could require changes to material aspects of our business, the Props Network, or the business of other Props Network participants.
It is possible that if the tokens are no longer subject to regulation under the securities laws, they will be covered by other regulatory regimes, including potentially the laws governing commodities and money services businesses. If so, we or other Props Network participants may need to modify operations or planned operations or the operation or planned operations of the Props Network to comply with those regulations. This could be costly and may involve changing aspects of the network and the business in ways that adversely affect them and, in turn, the value of the Props Tokens.
It is unclear when and if federal or state regulators will allow registration of a token exchange or Alternative Trading System (“ATS”) to facilitate trading of the tokens.
Holders of the Props Tokens may need to rely on potential sales in the secondary market for liquidity. As of the date of this offering circular, however, we are not aware of any national securities exchange or exchange that have successfully registered under Form ATS with the SEC and can legally list tokens such as the Props Tokens for trading. We anticipate that this may change in the future, and we are aware of certain developments in this area. For example, SharesPost recently announced that it had received approval from the SEC to operate an ATS to support trading of security tokens, which it expects to launch in 2018. Coinbase, an exchange for trading Bitcoin, Ethereum and other non-security cryptoassets, recently acquired a broker-dealer registered with the Financial Industry Regulatory Authority (“FINRA”) and an ATS registration with the goal of allowing token sales.
There is no guarantee that any of these potential exchanges or ATSs will become functional or be approved for trading by the SEC or that, when and if they are operational, they will be successful. In addition, in the event that secondary trading of the Props Tokens is facilitated by third party exchanges, because they will be relatively new, they may be more susceptible to fraud or manipulation. Further, there is no guarantee that any token exchange or ATS will allow trading of the Props Tokens. In fact, we may be required to pay significant and even prohibitive fees to list the Props Tokens, which we could decide not to pay. Any of these developments would negatively affect liquidity and pricing of the Props Tokens in the secondary market.
We are not licensed to conduct a virtual currency business in New York and do not intend to become licensed in any other state that may require licensing in the future. We have taken the position that the New York’s BitLicense Regulatory Framework does not apply to our offer of Props Tokens. It is possible, however, that the New York State Department of Financial Services could disagree with our position.
We are not licensed to conduct a virtual currency business in New York or any other state. We have, however, taken the position that the State of New York’s BitLicense Regulatory Framework does not apply to the offer and sale of securities like the Props Tokens—including issuances pursuant to SAFTs or DPAs personally issued to persons located in New York and offerings pursuant to this offering circular. We are also taking the position that the securities offered pursuant to this offering circular are “covered securities” as that term is used in Section 18 of the Securities Act, and as a result, the BitLicense Regulatory Framework is preempted under federal law with respect to Props Tokens offered under this offering circular. It is possible that the New York State Department of Financial Services could disagree with our position. If we were deemed to be conducting an unlicensed virtual currency business in New York, we could be subject to significant additional regulation and/or regulatory consequences. This could lead to significant changes with respect to the operation or planned operation of the Props Network, how the Props Tokens are structured, how they are purchased and sold, and other issues, and would greatly increase costs in creating and facilitating transactions in the Props Tokens. It could lead to the termination of the Props Tokens or decreases in the value of the tokens. In addition, a regulator could take action adverse to us, other Props Network participants, the Props Network, or the Props Tokens. Any of these outcomes would negatively affect us, the Props Network, including its development, and the value of the Props Tokens and/or could cause us to cease operations.
Currently, New York is the only state that requires a license to operate a virtual currency business, but it is possible that other states may require licenses in the future. If additional states begin to regulate virtual currency businesses as New York has, or impose other regulatory restrictions, and take the position that we or other Props Network participants are operating regulated virtual currency businesses, it could have a material adverse effect on our ability to operate in those states, or for holders of the tokens to engage in any activities related to the tokens in those states, which could affect the value of the Props Tokens. This could also lead to the potential legal consequences described above with regard to New York.
We are not registered as a money transmitter or money services business, and our business may be adversely affected if we are required to do so.
We believe that we are not money transmitters or money services businesses. If we were deemed to be money transmitters and/or money services businesses, we would be subject to significant additional regulation and costs. This could lead to significant changes with respect to operations of the Props Network, suspensions in the operation of the Props Network or certain of its components, including Props Apps, changes in how the Props Tokens are structured, changes in how they are issued, and other regulatory or business consequences, and would greatly increase our costs in creating and facilitating transactions in the Props Tokens. It could also lead to the termination of the Props Tokens or a decrease in their value. In addition, a regulator could take action against us if it views the Props Tokens, and/or the Props Network, as a violation of existing law. Any of these outcomes would negatively affect the value of the Props

Tokens and/or could cause YouNow to cease operations. For further details, see the section below captioned “Description of Business — Government Regulation — Money Transmitter and Money Services Business Considerations.”
We could become “reporting companies” with significant additional reporting obligations under the Exchange Act because we are not using a transfer agent for transactions in the tokens.
Under Regulation A, we will have limited ongoing reporting obligations to the public relative to the obligations of companies that are “reporting companies” for purposes of the Exchange Act. The exemption that allows this lighter reporting, however, is in part dependent on the use of a transfer agent with respect to a company’s securities. We do not intend to engage a transfer agent with respect to the Props Tokens, in part because there is no existing transfer agent that we are aware of able to perform relevant functions related to the tokens, and in part because the types of activities a transfer agent would normally engage in are performed automatically on the blockchain. For further details, see the section below captioned “Description of Business — Government Regulation — Reporting Company Considerations.” It is possible that a regulator would disagree with this position and, as a result, require that we file the full set of reports required of a reporting company. If so, we would need to spend considerable additional time and effort to provide the required reports. This could have a material adverse effect on our operations, and would require significant attention from management, which in turn could negatively affect our business, the Props Network, including its development, and the value of the Props Tokens.
There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.
As a “Tier 2” issuer under Regulation A, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the requirements that an auditor attest to the accuracy of our reports, at least for as long as we remain a Tier 2 issuer. We conducted an evaluation of our internal controls and believe we have the necessary framework in place; that is, we believe that our internal controls are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles, or GAAP. However, internal controls have inherent limitations. Because of these limitations, there is a risk that we may not prevent or detect material misstatements on a timely basis based on our internal controls.
Our business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, technology, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, increased cost of operations or otherwise harm our business.
We are subject to a variety of additional laws and regulations in the United States and abroad that involve matters central to our business, including user privacy, blockchain technology, data protection, intellectual property, and marketing to persons under the age of 16, among others. Foreign data protection, privacy, and other laws and regulations can be more restrictive or impose different requirements than those in the United States. These U.S. federal and state and foreign laws and regulations are constantly evolving and can be subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate.
We have adopted policies and procedures designed to comply with these laws in the United States. The growth of our business and its expansion outside of the United States may increase the potential of violating applicable laws, however. The risk of our company being found in violation of these or other laws and regulations (both the United States and abroad) is further increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and are open to a variety of interpretations. Any action brought against us for potential violation of these or other laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of these laws and regulations, we may be subject to any applicable penalty associated with the violation, including civil and criminal penalties, damages and fines, we could be required to refund payments received by us, and we could be required to curtail or cease our operations. Any of these consequences could seriously harm our business and its financial results. Finally, these existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products, result in negative publicity, increase our operating costs, require significant management time and attention, and subject us to claims or other remedies, including fines or demands that we modify or cease existing business practices.
Our company is subject to the risk of possibly becoming an investment company under the Investment Company Act.
The Investment Company Act regulates certain companies that invest in, hold or trade securities. In general, a company with more than 40% of the value of its non-cash assets held in investment securities is an “investment company.” Because a portion of our assets consists of the Props Tokens, and at times the value of those assets may surpass 40% of the value of our non-cash assets, we and our affiliates run the risk of inadvertently becoming investment companies, which would require registration under the Investment Company Act. Registered investment companies are subject to extensive, restrictive and potentially adverse regulations relating to, among other things, operating methods, leverage, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we operate our businesses, nor are registered investment companies permitted to have many of the relationships that we have with our affiliated companies.
We believe we do not meet the definition of an investment company despite our holdings in Props Tokens, because we believe it is reasonable to treat the Props Tokens as non-securities for purposes of the Investment Company Act in our own hands. This is due to the fact that any returns us might receive based on the Props Tokens would be based on its own efforts and not the efforts of others. As a result, the Props Tokens would not be “investment contracts” and not securities in our hands.
It is possible that a regulator could disagree with this position. If so, and we were to inadvertently meet the definition of an investment company as a result, we may need to significantly alter our business, including by changing our strategy for distributing the tokens and other operations in a way that negatively affects the value of the Props Tokens sold in this offering. Becoming an investment company could also result in negative regulatory consequences such as becoming subject to monetary penalties or injunctive relief (or both) in an action brought by the SEC, being unable to enforce contracts with third parties, and having third parties obtain rescission of any contracts entered into by either YouNow or Props PBC during the period that we were an unregistered investment company. As a result, if it were established that we were an investment company, it would have a material adverse effect on our business and financial operations and our ability to continue as a going concern.
A regulator could determine that transactions on the network violate Regulation M under the Exchange Act.
Regulation M under the Exchange Act generally prohibits issuers from buying and selling their securities at the same time, in order to prevent potential price manipulation that could result from those activities. Because in the future we may decide to sell Props Tokens at the same time that YouNow may receive Props Tokens in connection with the purchase by users of other digital goods in a webstore (outside of the app), for example, we may be viewed as receiving Props Tokens at the same time that we are selling them under Regulation A. We have taken the position that selling digital goods for Props Tokens does not constitute a “purchase” of securities by us for purposes of Regulation M. As a result, we do not believe that activities on the Props Network are in violation of Regulation M. It is possible that a regulator would disagree with this position. If so, we may be required to restructure these transactions, which could lead to significant costs to us and could force us to change or cease operations of the network. This could result in a loss or decrease in value of the Props Tokens.
The Game Show App and any other similar apps on the Props Network are subject to regulatory risks as games of skill and promotional contests.
YouNow has taken the position that its apps, including the Game Show App, are compliant with U.S. federal and state laws governing giveaway promotions or skill-based contests.  It is, however, possible that state agencies, other regulators or individuals empowered to enforce these laws could disagree with us.  Further, changes in laws, changes in how the laws are interpreted or enforced, or other regulatory developments relating to giveaway promotions or skill-based contests could render the Props live video app, the Game Show App, or other apps on the Props Network impermissible or require changes in the way they function.  The cessation of promotions or contests in YouNow’s apps, or any changes in how promotions or contests are conducted, via the apps would have an adverse material effect on the apps and the successful development and adoption of the Props Tokens.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This offering circular contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. Some of the statements in the sections of this offering circular captioned “Offering Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” and elsewhere in this offering circular contain forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “is designed to,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.
These statements involve risks, uncertainties, assumptions and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this offering circular, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this offering circular include, but are not limited to, statements about:

•	the anticipated development and growth of our network;

•	the anticipated decentralization of our network and our expectations as to whether the Props Tokens will continue to be deemed securities under applicable law;

•	our expectations regarding demand for the applications that are intended to use our network;

•	our expectations regarding whether a secondary trading market may develop for the Props Tokens in the form of an exchange or alternative trading system or internal bulletin board;

•	our expectations regarding regulatory developments and their effect on our network;

•	the ability of applications on our network to develop a user base and a successful business model;

•	our future financial performance, including our expectations regarding our operating and research and development expenses;

•	the impact of competition in our industry and innovation by our competitors;

•	the anticipated trends, growth rates and challenges in our business and in the cryptocurrency market;

•	developing and designing our network;

•	maintaining and expanding our base of network users and application developers;

•	maintaining our relationships with application developers;

•	our liquidity and working capital requirements;

•	our anticipated growth and growth strategies and our ability to effectively manage that growth and effect these strategies;

•	our ability to expand;

•	the reliability of the third-party infrastructure and the blockchains on which our network depends;

•	our ability to hire and retain necessary qualified employees to expand our operations;

•	our ability to adequately protect our intellectual property;

•	the effect on our business of litigation to which we are or may become a party;

•	our ability to stay abreast of new or modified laws and regulations that currently apply or become applicable to our business both in the U.S. and internationally;

•	our ability to maintain an effective system of internal controls necessary to accurately report our financial results and prevent fraud;

•	our use of the net proceeds from this offering; and

•	the estimates and estimate methodologies used in preparing our consolidated financial statements.
In addition, you should refer to the section of this offering circular captioned “Risk Factors” for a discussion of other important factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this offering circular will prove to be accurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS
YouNow estimates that the maximum net proceeds to it from the Props Tokens in its offering may be approximately $14,000,000, after deducting estimated offering expenses. YouNow intends to use the proceeds of the YouNow offering, net of any federal and state income taxes, for working capital and other general corporate purposes, including but not limited to continued development of the Props Tokens and the Props Network, the Props Live Video App, the Game Show App, other apps, payment of salaries, and otherwise supporting the application ecosystem. We cannot guarantee that we will sell any or all of the Props Tokens that we are offering pursuant to SEC regulations in capital raising transactions. If we do not sell any of the Props Tokens that we are offering pursuant to SEC regulations in capital raising transactions, we may not obtain any usable proceeds from this offering. The use of proceeds is not expected to materially vary based on the amount of Props Tokens sold in this offering.
Props PBC estimates that the maximum net proceeds to it from the Props Tokens in its offering may be approximately $8,400,000, after deducting estimated offering expenses. Props PBC intends to use the proceeds of the PBC offering, net of any federal and state income taxes, for working capital and other general corporate purposes, including but not limited to continued development of the Props Tokens and the Props Network, payment of salaries, and otherwise supporting the application ecosystem. We cannot guarantee that we will sell any or all of the Props Tokens that we are offering pursuant to SEC regulations in capital raising transactions. If Props PBC does not sell any of the Props Tokens that Props PBC is offering pursuant to SEC regulations in capital raising transactions, Props PBC may not obtain any usable proceeds from this offering. The use of proceeds is not expected to materially vary based on the amount of Props Tokens sold in this offering.
We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering. In addition, the amount, allocation and timing of our actual expenditures will depend upon numerous factors. Pending other uses, we intend to invest the proceeds in interest-bearing, investment-grade instruments, certificates of deposit, direct or guaranteed obligations of the U.S. government, cryptoassets or hold as cash. We cannot predict whether the proceeds invested will yield a favorable return. Our management will have broad discretion in the application of the net proceeds we receive from our offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.
YouNow and Props PBC each reserves the right to alter the use of proceeds of this offering.

DILUTION
The following table summarizes the differences between the total consideration and the weighted-average price per token paid by existing tokenholders who have acquired Props Tokens prior to the date of this offering circular and participants participating in this offering at the deemed price to the public of $0.14 per Props Token or purchasing Props Tokens at the price of $0.14 per Props Token, before deducting estimated offering expenses:

	Tokens Purchased	Total Consideration	Weighted-Average Price Per Token
Existing tokenholders before this offering	232,634,775	$26,421,476(1)	$0.11
Tokens offered in this offering	160,000,000	15,799,000(2)	0.14
____________________

(1)
Includes 188,541,749 Props Tokens that may be distributed pursuant to SAFTS (as amended) that we entered into under Regulation D at an average sale price of $0.11 per token in December 2017, 6,884,780 Props Tokens that may be issued by our subsidiary YouNow Services, LLC pursuant to DPAs in a sale under Regulation CF for $0.10 per token in December 2017 and 37,168,246 Props Tokens that may be issued to certain of our advisors not listed here pursuant to the underlying agreements.

(2)	Assumes the maximum sale of tokens to the general public for either cash consideration or non-cash consideration worth $0.14 per token.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
You should read the following discussion and analysis together with the consolidated financial statements and the related notes to those statements included elsewhere in this offering statement. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth in the section of the prospectus captioned “Risk Factors” and elsewhere in this offering statement, our actual results may differ materially from those anticipated in these forward-looking statements.
Overview
YouNow, Inc. is a Delaware corporation founded in April 2011 under the name Bnow, Inc. On November 19, 2012 the name was changed to YouNow, Inc. Since inception, YouNow has been in the live streaming video industry and was the first company to popularize social, live video streaming on mobile devices in the United States. YouNow develops and operates consumer-facing mass market participatory video applications that incorporate uses for digital currencies. Since 2017, YouNow has leveraged its technology, expertise, user community and other assets to build the infrastructure for an open, decentralized digital media network called the Props Network. Given YouNow’s substantial experience in developing and operating a consumer-facing mass market participatory video app using digital currency, we believe we are uniquely positioned to help develop this next-generation digital media network.
YouNow develops and operates consumer-facing mass market participatory video applications and powered digital currencies. YouNow’s first mobile application, the YouNow App, provided a platform on which any user can broadcast to a live audience, watch video content and engage with content creators (broadcasters) and other users.
To date, YouNow’s operations have been funded by revenue generated from the sale of virtual goods purchased by users to support our broadcasters and through advertising services. YouNow also raised $7.25 million through the sale of its Series A Preferred Stock, and $27.03 million through the sale of its Series B Preferred Stock.
As discussed in “Description of the Props Network,” our long-term strategy is to create an increasingly decentralized network and economy for digital media content—where YouNow plays an increasingly smaller role in making key decisions affecting the Props Network as, for example, the sole app developer, sole software developer, and the person responsible for constructing the Props Blockchain and also acting as an oracle to the Protocol Rewards Engine (the “Validator”) and other network participants, in turn, play increasingly larger roles in growing and maintaining the Props Network.
For accounting purposes, YouNow intends to characterize the proceeds of the private placements of our Props Tokens as revenue. YouNow uses a cost to cost method of measuring progress toward complete satisfaction of these obligations, and based on this methodology, these sales constituted a total of $23.9 million of current liabilities in 2017. The proceeds of our sales of Props Tokens were not recognized as revenue because these proceeds remain subject to the delivery of the Props Tokens. In the future, we may generate additional revenue through our additional sales of Props Tokens, including pursuant to this offering circular. See the section titled “—Critical Accounting Policies and Significant Judgements and Estimates—Revenue Recognition” below for details.
Props PBC is a newly formed entity and, at the time of qualification of the offering statement of which this offering circular is a part, will not have any operating results.
Components of Operations
Revenue
YouNow derives revenue from the sale of virtual goods purchased by users to support content creators and through advertising services. The revenue is split between YouNow and popular content creators based on arrangements between YouNow and each content creator. The virtual goods are available for purchase through YouNow’s website, PayPal, Braintree, or through the YouNow App, YouNow live streaming app (currently Named Rize) and, in the future, the Game Show App, all of which are available for purchase on the Apple iTunes store and the Google Play store. YouNow recognizes revenue upon the sale of virtual goods as management believes that the virtual goods are materially consumed within two days after the initial purchase. For accounting purposes, YouNow recognizes the proceeds of Props Token sales as revenue from contracts with customers pursuant to Accounting Standards Codification (ASC) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09). See the section titled “—Critical Accounting Policies and Significant Judgements and Estimates—Revenue Recognition” below for details. See the section titled “—Critical Accounting Policies and Significant Judgements and Estimates—Revenue Recognition” below for details. As a result, YouNow’s revenue in the future may vary significantly based on the number of Props Tokens we sell, and the value of the Props Token.
Operating Expenses
YouNow’s operating expenses are classified as cost of revenue, general and administrative, sales and marketing, and research and development.
Cost of Revenue Expenses
Expenses related to cost of sales consist primarily of revenue sharing with our content creators and expenses related to matters related to hosting and bandwidth. Expenses related to cost of sales constitute a significant portion of YouNow’s operating expenses and YouNow anticipates that its cost of sales expenses will increase for the foreseeable future due to increased bandwidth costs as a result of increased traffic as well as higher revenue share allocations for our content creators.
General and Administrative Expenses
General and administrative expenses consist of salaries and personnel-related costs, including non-cash stock-based compensation, for our personnel in executive, legal, finance and accounting, human resources and other administrative functions, non-litigation legal costs, as well as fees paid for accounting and tax services, consulting fees and facility costs not otherwise included in research and development expenses. Non-litigation legal costs include general corporate legal fees and patent costs.
General and administrative expenses account for a significant portion of our operating expenses and we anticipate that our general and administrative expenses will increase in the future to support our continued research and development activities, regulatory compliance, and the increased costs of complying with reporting requirements under Regulation A. These increases will likely include costs related to outside consultants, attorneys, and accountants, among other expenses.
Marketing and Public Relations Expenses
Marketing and public relations expenses consist of corporate marketing, public relations, promotional items, events and conferences and fees paid for software or applications used for advertising and marketing. YouNow expects its sales and marketing expense to increase for the foreseeable future as we develop the Props Network.
Research and Development Expenses
Research and development expenses represent costs incurred by us for the development of the Props Network and include employee-related expenses, including salaries, benefits, travel and stock-based compensation expense; external research and development expenses incurred under arrangements with third parties, such as consultants; license fees; and other expenses, which include administrative functions.
Research and development activities account for a significant portion of our operating expenses. We expect our research and development expenses to increase over the next several years as we implement our business strategy which includes growing the Props Network and creating an increasingly decentralized economy for digital media content—where YouNow plays an increasingly smaller role in making key decisions affecting the Props Network as, for example, the sole app developer, sole software developer, and sole Validator and other network participants, in turn, play increasingly larger roles in growing and maintaining the Props Network. As such, we expect our research and development expenses to increase as we continue to increase the functionality and otherwise enhance the Props Network and encourage the development of new applications on the Props Network.

Other Income (Expense)
Other income (expense) consists primarily of gains and losses on cryptocurrencies. We anticipate that other income will decrease in the future as we have liquidated approximately 80% of our holdings in cryptocurrencies. See the section below titled “Trend Information—Prices of Cryptocurrencies” for more details. In the fiscal year ended December 31, 2017, YouNow also generated additional income by subletting a portion of its office space in New York and recognized rental income of $325,000.
Results of Operations
The following table sets forth selected consolidated statements of operations data for each of the periods indicated:

	Year Ended December 31,		Change
	2016	2017	Amount	%
Revenue	$12,509,922	$15,409,155	$2,899,233	23.2%
Operating expenses:
Cost of revenue	7,965,942	8,550,388	584,446	7.3
Research and development	5,568,056	3,998,677	(1,569,379)	28.2
Sales and marketing	5,007,106	3,494,063	(1,513,043)	30.2
General and administrative	5,618,562	4,729,577	(888,985)	15.8
Other income (expense):	—	3,756,969	3,756,969	*
Taxes	37,993	32,929	5,064	13.3
Net income (loss)	$(11,687,737)	$(1,639,510)	$10,048,227	85.9%
_____________________
*Percentage not meaningful

Year ended December 31, 2016 Compared to Year ended December 31, 2017
Cost of Revenue

	Year Ended December 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
Cost of revenue	$7,965,942	$8,550,388	$584,446	7.3%
Cost of revenue increased $584,446 for the year ended December 31, 2017 primarily due to an increase in expenses associated with revenue sharing among YouNow and the content creators on the YouNow App.
Research and Development Expenses

	Year ended December 31,		Change
	2016	2017	Amount	%
	(in thousands)
Research and development expenses	$5,568,056	$3,998,677	$(1,569,379)	28.2%
Research and development costs decreased $1.6 million for year ended December 31, 2017 primarily due to a decrease in personnel related costs associated with a decrease in headcount of employees and contractors.

Sales and Marketing Expenses

	Year Ended December 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
Sales and marketing expenses	$5,007,106	$3,494,063	$(1,513,043)	30.2%
Sales and marketing expenses decreased $1.5 million for the year ended December 31, 2017 primarily due to a decrease in marketing expenses, including a decrease in event expenses, and a decrease in personnel related costs associated with a decrease in headcount of employees and contractors.
General and Administrative Expenses

	Year Ended December 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
General and administrative expenses	$5,618,562	$4,729,577	$(888,985)	15.8%
General and administrative expenses decreased $888,985 for the year ended December 31, 2017 primarily due to a decrease in rent and utilities expenses and a decrease in personnel related expenses associated with a decrease in recruitment activities.
Other Income (Expense)

	Year Ended December 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
Other income (expense)	$—	$3,756,969	$3,756,969	*
Other income increased $3.8 million the year ended December 31, 2017 primarily due to gains associated with YouNow’s liquidation in its holdings of certain cryptocurrencies.
Trend Information
Revenue Trends
Because YouNow characterizes the proceeds of any Props Token sales as revenue, YouNow’s gross revenue can vary significantly based on the number of Props Tokens we sell and the value of the Props Tokens. See the section titled “—Critical Accounting Policies and Significant Judgements and Estimates—Revenue Recognition” below for details. If we complete this offering of Props Tokens, YouNow may recognize revenue in 2018 in connection with such sales. In addition, YouNow believes that there will be additional demand for Props Tokens in the future, as the number of application developers and users on the Props Network increases, and YouNow anticipates that we will be able to sell additional Props Tokens. In addition, because YouNow does not recognize as revenue any proceeds from the sale of Props Tokens subject to the achievement of future milestones, it is possible that we will recognize revenue in the future from prior Props Token sales upon the satisfaction of our obligations to deliver the Props Tokens. See the section captioned “—Critical Accounting Policies and Significant Judgements and Estimates—Revenue Recognition” below for details.
Costs and Expenses Trends
YouNow expects operating expenses to increase for the fiscal year ending December 31, 2018 primarily due to an increase in general and administrative costs associated with the addition of personnel to support the building of the Props Network and legal, accounting and audit expenses due to costs associated with this offering, including compliance with ongoing reporting requirements under Regulation A, an increase in sales and marketing costs, primarily due to increased marketing event costs and increased marketing campaigns to support the growth of the Props Network, and an increase in research and development costs, primarily due to the addition of personnel and contractors to support the development of the Props Network, in each case since December 31, 2017. YouNow does not expect any significant amounts of other income or expenses.
Prices of Cryptocurrencies
The market prices of cryptocurrencies, including Ethereum and Bitcoin, have experienced significant volatility from December 31, 2017, and as of August 31, 2018, the market price of Ethereum was $286.37 and the market price of Bitcoin was $6,971.92. This represents decreases of approximately 49% and 62%, respectively, from their prices as of December 31, 2017. This may have a significant effect on the value of YouNow’s cryptocurrency reserves, as further described below under “Liquidity and Capital Resources.”
Liquidity and Capital Resources
Sources of Funds
YouNow has funded operations through revenue generated through the YouNow live streaming app, debt financing, and sales of the preferred stock of YouNow from 2011 through 2015 and sales of future rights to Props Tokens in 2017, which were each exempt from registration under the Securities Act. YouNow’s cash on hand as of December 31, 2016 was $2.4 million. YouNow’s cash and cash equivalents on hand as of December 31, 2017 was $20.1 million. We currently believe that the delivery of the Props Tokens will be achieved, at which time cash on hand will be sufficient to meet our projected operating requirements through at least the next 12 months.
In the future, YouNow may sell portions of its cryptocurrencies in order to finance its activities, depending on market conditions and to the extent such cryptocurrencies are unrestricted. As of December 31, 2017, YouNow had cryptocurrency reserves of $5.6 million, and as of August 31, 2018 held 103.77 Bitcoin and 3,580 Ether, respectively; the value of Ethereum and Bitcoin has declined since December 31, 2017, as referenced above in “—Prices of Cryptocurrencies.” Because of volatility in the price of cryptocurrencies, YouNow’s ability to raise cash from the sale of cryptocurrencies is subject to significant variability. Further, YouNow may be required to sell increasingly large amounts of YouNow’s cryptocurrencies in order to raise similar amounts of funds as a result of volatility in the market prices of cryptocurrencies, which may lead to significant variability in the amount of cash that may be raised from the sale of all of its cryptocurrencies.
We have entered into agreements to distribute 188,541,749 Props Tokens to “accredited investors” as defined under Regulation D under the Securities Act, in reliance on the exemption from registration it provides (certain of whom are also “qualified purchasers” as such term is defined in the Investment Company Act of 1940), pursuant to simple agreements for future tokens, which we refer to as “SAFTS.” Our subsidiary, YouNow Services, LLC, has entered into DPAs under the exemption provided by Title III of the Jumpstart our Business Startups Act, which agreements may be satisfied by either YouNow Services’ delivery of 6,884,780 Props Tokens or payment in cash. Under these agreements, up to $20.6 million of the proceeds of these sales are subject to return to the purchasers in these sales if the Props Tokens are not delivered pursuant to the terms of the underlying agreements. Additionally $571,205 of the proceeds of these sales are subject to return to the purchasers in these sales upon their demand during the first two years after entry into the applicable agreements.
We plan to continue to fund our operations and capital funding needs through equity or debt financing, including the potential sale of Props Tokens. The sale of additional equity would result in dilution to our stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. The sale of additional Props Tokens may result in dilution of the existing supply of Props Tokens. If we are not able to secure adequate additional funding we may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs. To the extent that we raise additional capital through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to the Props Network and related software, future revenue streams, research programs or applications or to grant licenses on terms that may not be favorable to us. Any of these actions could harm our business, results of operations and future prospects.

The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,
	2016	2017
	(in thousands)
Net cash provided by (used in) operating activities	$(11,649,471)	$16,644,641
Net cash (used in) investing activities	$(56,283)	$(2,011,664)
Net cash provided by financing activities	$118,366	$3,222,938
Cash Used in Operating Activities
The use of cash in all periods resulted primarily from our net losses adjusted for non-cash charges and changes in components of working capital.
Net cash used in operating activities during 2016 was $11.6 million.
Net cash provided by operating activities during 2017 was $16.6 million.
Cash Provided by (Used in) Investing Activities
Our investing activities have consisted primarily of property and equipment purchases for computer-related equipment, capitalization of software development costs, investments in cryptocurrencies. Capitalized software development costs are related to new applications or improvements to our existing software that expands the functionality of our network.
Net cash used in investing activities during 2016 was $56,283, consisting primarily of sales of the preferred stock of YouNow.
Net cash used in investing activities during 2017 was $2.0 million.
Cash Provided by Financing Activities
Substantially all of the net cash provided by financing activities in all periods presented was the result of proceeds received under the SAFTs and the DPAs for the distribution of our Props Tokens, and sales of our Series A and Series B Preferred Stock, as described further above in the section titled “—Overview.”
Net cash provided by financing activities for the year ended December 31, 2016 was $118,366.
Net cash provided by financing activities for the year ended December 31, 2017 was $3.2 million.
Material Capital Commitments
We currently have no material commitments for capital expenditures.
Props PBC’s Plan of Operation
Props PBC is a newly formed entity and, at the time of qualification of the offering statement of which this offering circular is a part, will not have any operating results. YouNow intends to fund Props PBC’s operations for the first period following this offering. Thereafter, Props PBC expects to fund its operations through revenue generated from sales of Props Tokens qualified in this offering. We believe this operating plan will provide Props PBC with enough cash on hand to satisfy Props PBC’s projected operating requirements through at least the next 24 months. We expect our principal expenditures during this time period to include:

•	development of the Props Tokens and the infrastructure of the Props Network,

•	payment of salaries,

•	hiring employees and consultants,

•	supporting the Props Network, and

•	organizing and hosting marketing events and activities.
We expect to continue to spend substantial amounts in connection with implementing our business strategy and developing the Props Network. As part of our planned expansion, Props PBC anticipates hiring up to 4 full-time employees devoted to research and development activities.
We plan to increase our research and development expenses for the foreseeable future as we continue the development of the Props Network and the Props Tokens. At our current and desired pace of development, through the 12 months following the commencement of this offering, we anticipate spending approximately $0.6 million on research and development, activities. During this period we also anticipate spending approximately $0.06 million on general and administrative expenses. Additionally, we expect to spend approximately $0.01 million on capital expenditures.
The timing and amount of such expenditures depend largely on:

•	the scope of our research program and the progress of our research activities;

•	the progress of the launch of the Props Token and the Props Network;

•	the cost and timing of regulatory compliance;

•	our efforts to enhance operational, financial and information management systems and hire additional personnel, including personnel to support development of our network; and

•	additional costs associated with complying with our reporting obligations under Regulation A.
We have based our estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Furthermore, our operating plan may change, and we may need additional funds to meet operational needs and capital requirements for product development and commercialization sooner than planned. Because of the numerous risks and uncertainties associated with the development of the Props Network, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated development strategies. If we need to raise additional capital to fund our operations, funding may not be available to us on acceptable terms, or at all.
Off-Balance Sheet Arrangements
We did not have any off-balance sheet arrangements during any of the periods presented.
Critical Accounting Policies and Significant Judgments and Estimates
Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenue generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Revenue Recognition
There is currently no authoritative literature under accounting principles generally accepted in the United States (U.S. GAAP) that specifically addresses the accounting for sales of cryptocurrencies like Props Tokens or simple agreements for future tokens pursuant to which Props Tokens would be issuable. Therefore, by analogy, YouNow is recording the sale of the Props Tokens similar to the sale of contracts with customers pursuant to Accounting Standards Codification (ASC) No. 2014-09. YouNow has determined that the economic nature of the Props Tokens is most closely related to a customer contract because the Props Tokens are the output of YouNow’s ordinary activities and YouNow views the parties that purchased tokens as having a stake in the development of the Props Network and the promotion of the Props Network’s use. In addition, even if token holders were determined not meet the definition of a customer, YouNow would analogize to ASC 606 for lack of any other guidance. YouNow has determined that the Props Tokens do not represent securities for accounting purposes as they are not liabilities and do not entitle the holders to revenues, residual profits, or other returns of YouNow or any other entity.
Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that YouNow determines are within the scope of ASC 606, the following five steps are performed: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) YouNow satisfies a performance obligation. Therefore, once a contract is determined to be within the scope of ASC 606, YouNow recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.
YouNow determines revenue recognition in accordance with ASC 606 for only the proceeds from such sales not subject to and contingent on the delivery of the Props Tokens under SAFTs. As discussed above, 100% of the proceeds from these sales are subject to the delivery of the Props Tokens, and YouNow has not yet received these proceeds. This “variable consideration” will be recognized when it is probable that if recognized, a significant reversal will not occur—at the time that the Props Tokens are delivered.
YouNow is recognizing this revenue over the estimated period in which it is performing development services under the contracts. YouNow has a performance obligation in these contracts to deliver the Props Tokens, and YouNow uses a cost to cost method of measuring progress toward complete satisfaction of its obligations. For all token issuance arrangements, proceeds will be recognized as revenue when the Props Tokens are delivered.
Value of Cryptocurrencies
There is also no currently authoritative literature under accounting principles generally accepted in the United States (U.S. GAAP) that specifically addresses the accounting for cryptocurrency holdings, including cryptocurrencies like Ether and Bitcoin. YouNow has determined that cryptocurrencies should be classified as intangible assets with indefinite useful lives, and as such, they are recorded at their respective fair values as of the acquisition date. YouNow does not amortize intangible assets with indefinite useful lives. YouNow reviews indefinite-lived intangible assets at least annually for possible impairment. We recognize impairment on these assets caused by decreases in market value based upon quoted prices for identical instruments in active markets. In addition, indefinite-lived intangible assets are reviewed for possible impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit or the indefinite-lived intangible assets below their carrying values.

MANAGEMENT
Executive Officers and Directors
Our executive officers and directors, including the executive officers and directors of our corporate parent, YouNow, Inc., and their ages and positions as of August 31, 2018 are as set forth below:

Name	Age	Position
Executive Officers
Adi Sideman	48	Founder, President and Chief Executive Officer, Director, YouNow, Inc. President and Secretary, Director, The Props Foundation Public Benefit Corporation
Yonatan Sela	34	Chief Business Officer, YouNow, Inc. Director, The Props Foundation Public Benefit Corporation
Eran Kalmanson	38	Chief Technology Officer, YouNow, Inc.
Directors
Oren Zeev	54	Director, YouNow, Inc.
Andy Weissman	52	Director, YouNow, Inc.
David Pakman	49	Director, YouNow, Inc.
Shaival Shah	43	Director, YouNow, Inc.
Significant Employees
Candice Reeves	27	Vice President of Operations, YouNow, Inc.
Jake Branzburg	32	Vice President of Content and Marketing, YouNow, Inc.
Shehab Hamad	40	Head of Product, YouNow, Inc.
Alejandro Moreno-Paz	33	Director of Finance, YouNow, Inc.
Peter Watts	30	Senior Director of Blockchain Platform, YouNow, Inc.
Jonathan Achai	40	Chief Engineer, YouNow, Inc.
Executive Officers
Adi Sideman is the Founder, President and Chief Executive Officer of YouNow, and a member of its board of directors. Mr. Sideman has also been the President and Secretary and a member of the board of directors of Props PBC since September 2018. Mr. Sideman is an entrepreneur in participatory media, with more than 20 years of experience creating applications and companies in the user-generated video space. Prior to YouNow, Adi produced the first-ever animated ads on AOL and created more than 30 online games for major studio franchises. In 1999, he founded the interactive media technology firm Oddcast, which continues to develop interactive media applications such as “Elf Yourself”. In 2005, Adi co-founded KSolo, the first online karaoke service (acquired by Fox Interactive/MySpace) and, in 2006, Adi co-founded audio ad network TargetSpot, a joint venture with CBS (acquired by Radionomy). He attended graduate school at the Interactive Telecommunications Program at NYU’s Tisch School of the Arts and received his undergraduate degree from NYU Film School.
Yonatan Sela is the Chief Business Officer of YouNow. He has led YouNow’s product strategy business development since January 2015. Mr. Sela has also been the co-founder and a member of the board of directors of Props PBC since September 2018. Mr. Sela is an entrepreneur and digital media executive, and was a founding team member of the video platform Tvinci, where he spent five years as Vice President of Marketing and Product Strategy. Prior to YouNow, he worked at Venrock from June 2014 until January 2015, focusing on the digital media and blockchain verticals. Mr. Sela was also a co-founder of Bookn’tell, Inc., an application that simplifies referrals for local service businesses. Mr. Sela is an Air Force Captain and a Boston Consulting Group alumnus. He holds an M.B.A. from The Wharton School at the University of Pennsylvania and B.A.’s in Economics and Philosophy from Tel Aviv University.

Eran Kalmanson has been the Chief Technology Officer of YouNow since June 2016 and previously worked at YouNow from June 2013 as an engineering manager. Mr. Kalmanson was a founding employee at SundaySky, an industry leader in the mass generation of dynamic video, where he was a release manager and an audio and video engineer. Mr. Kalmanson also served six years in the Israeli intelligence corps’ elite technological unit, where he was a software development team lead. Mr. Kalmanson holds a B.A. in Computer Science from The Open University and a B.A. in Gastronomic Science from L’Universita di Scienze Gastronomiche.
Significant Employees
Candice Reeves has been with YouNow since October 2012 and has served in her current role of Vice President of Community Operations since April 2018. At YouNow, Ms. Reeves has developed the Trust & Safety team, building a safe and welcoming community for the platform’s over 40 million users. Ms. Reeves also currently oversees fraud prevention, customer service, and general operations. She holds a B.A. in English Literature and Environmental Studies from the State University of New York at Geneseo.
Jake Branzburg has been at YouNow since September 2017 and has served as Vice President of Content and Marketing since May 2018. From June 2014 until September 2017, Mr. Branzburg managed teams at Uber Technologies, where he set marketing strategy and led execution on a variety of areas from grassroots political efforts to major business development opportunities. Previously, Mr. Branzburg spent multi-year stints in finance at Goldman Sachs and youth development at Summer Search, where he managed the non-profit’s national growth strategy. Mr. Branzburg holds a B.A. in History from Yale University and an M.B.A. from The Wharton School at the University of Pennsylvania.
Shehab Hamad has been Head of Product at YouNow, leading both the product development and design teams, since October 2017. Previously, Mr. Hamad served as the Chief Executive Officer of Makook Studio from November 2015 through October 2017. From July 2014 through October 2015, Mr. Hamad worked as a product manager at Path. Prior to that, Mr. Hamad worked as a senior product manager at Amazon from 2011 through July 2014, where he launched Amazon Glacier at Amazon Web Services, and led Author and Social products at Kindle and Goodreads. Mr. Hamad has over ten years of entrepreneurship and product management experience. Mr. Hamad holds an electrical engineering undergraduate degree from Imperial College London and an M.B.A. from Columbia University and UC Berkeley Haas.
Alejandro Moreno-Paz has served as Director of Finance at YouNow since June 2015. He previously served as Assistant Controller and Business Analyst at Localvox, a digital marketing startup from June 2014 to May 2015. He has also served at Viacom Media Networks from 2008 to 2014 in a variety of functions including Manager of Strategy and Business Development for Comedy Central, SpikeTV and TV Land as well as a Staff Accountant for the Rock Band and Dance Central series of video games under MTV Games.
Mr. Moreno-Paz holds a B.S. degree in Business Administration from Boston University with a double concentration in finance and accounting.
Peter Watts is the Senior Director of Blockchain Platform at YouNow, running all blockchain integrations and how they relate to the platform’s ecosystem. Since joining in October 2014, Mr. Watts has led many platform initiatives, such as the development of YouNow’s web application and spearheading YouNow’s growth team. From October 2011 until September 2014, Mr. Watts worked at Swarm.fm, a music discovery company and early partner on the Spotify App Platform that he co-founded. Mr. Watts is a self-taught software engineer who previously built applications for bands and music venues.
Jonathan Achai joined YouNow at its inception in 2011 and is currently its Chief Engineer. Mr. Achai has lead engineering efforts at YouNow involved in video, product engineering, and infrastructure development, and is currently leading engineering on YouNow’s platform and blockchain team. Before YouNow, Mr. Achai developed frontend and backend products at Oddcast, developing numerous user generated content applications, and has over 20 years of experience. He has been a computer science engineer since childhood and received a B.A. from Hunter College in computer science.

Board of Directors
Oren Zeev has served on YouNow’s board since 2011, and a Founding Partner at Zeev Ventures. Mr. Zeev typically leads the rounds in which he invests and plays a very active role in the companies in which he invests. Mr. Zeev currently serves on the boards of Houzz, Duda (Chairman), Tipalti (co-founder and Chairman), Next Insurance, TripActions, Reali, Homelight and others. Mr. Zeev was the lead investor in Audible (Nasdaq:ADBL, acquired by AMZN) and a major early investor and board member in Chegg (Nyse: CHGG). Prior to this, Mr. Zeev was a General Partner at Apax Partners, where he led the US Tech practice. Mr. Zeev holds a BSc Cum Laude from the Technion in Israel, and an M.B.A. with distinction from INSEAD in France.
Andy Weissman has been a member of YouNow’s board of directors since 2012 and is a partner at Union Square Ventures. Mr. Weissman began his career in the Internet in the mid-90s. Prior to joining USV, in 2007 he co-founded betaworks, which both created and invested in social, real-time applications and services. Mr. Weissman was born in New York City and has a B.A. from Wesleyan University and a J.D. from Georgetown University Law Center.
Shaival Shah has been a member of YouNow’s board of directors since 2011 and has 18 years of operating, VC/PE investing and deal experience across early to growth-stage technology startups, with a particular expertise in developing and commercializing online products, business and product strategy, monetization, corporate development, business development and growth. Mr. Shah particularly focuses on utilizing technology, product design and native business models to disrupt existing, incumbent industries by understanding industry structures, money flow and product inefficiencies/gaps. Mr. Shah has served these roles at start-ups and growth-stage companies where he’s built and managed teams of various sizes.
David Pakman has been member of YouNow’s board of directors since 2014, and has been a Partner at Venrock since 2008 and focuses his investment strategy on early stage consumer and enterprise internet companies. Before Venrock, he spent 12 years as an internet entrepreneur. Mr.Pakman was the CEO of eMusic, the world’s leading digital retailer of independent music, second only to iTunes in number of downloads sold. Prior to joining eMusic, Mr. Pakman co-founded Myplay in 1999 in Redwood City, CA, which introduced the “digital music locker” and pioneered the locker category. In 2001, Myplay was sold to Bertelsmann’s ecommerce Group. Before Myplay, he was Vice President at N2K Entertainment, which created the first digital music download service. He also was the co-creator of Apple’s Music Group and worked at Apple for five years.
Mr. Sideman is the remaining member of the board of directors of YouNow.
Board Composition and Risk Oversight
The board of directors of YouNow is currently composed of five members. The certificate of incorporation and bylaws to be in effect upon the completion of this offering provide that the number of directors shall be at fixed from time to time by resolution of the board of directors. There are no family relationships among any of the directors or executive officers.
During 2017, the board of directors met seven times.
Limitation of Liability and Indemnification
The certificate of incorporation and bylaws of YouNow provide the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
As permitted by the Delaware General Corporation Law, we have entered into separate indemnification agreements with each of the directors of YouNow that require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. We expect to obtain and maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.
Subject to certain limitations, the bylaws of Props PBC limit the liability of YouNow, Inc., its sole shareholder, for monetary damages and provide that we will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to its sole member.
The bylaws of Props PBC provide that to the fullest extent permitted by applicable law YouNow will not be liable to Props PBC . YouNow shall not be liable against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of Props PBC and attorney’s fees and disbursements) arising from the performance of any of its obligations or duties in connection with its service to Props PBC or the bylaws of Props PBC, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which YouNow, or any of its directors or officers, may hereafter be made party by reason of being or having been our sole member.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. We believe that these provisions and agreements are necessary to attract and retain qualified persons as our officers and directors. At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.
Non-Employee Director Compensation
To date, none of our non-employee directors has received any cash, equity or token compensation for serving on our board of directors, with the exception of Mr. Shah, who received options to purchase 51,054 shares of YouNow’s common stock with an exercise price of $0.10 in 2011, and options to purchase 25,000 shares of YouNow’s common stock with an exercise price of $0.25 in 2018. One-quarter (1/4) of the shares subject to each option grant vest on the first anniversary of the grant’s respective commencement date, with the remainder of the shares vesting 1/48th monthly thereafter.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes the compensation of the three highest paid persons who were our executive officers during the years ended December 31, 2017 and 2016:

Name and Principal Position	Year	Salary	Bonus	Option Awards	All Other Compensation	Total
Adi Sideman
Chief Executive Officer	2017	$180,000	$—	$—	$—	$180,000
	2016	$180,000	$—	$—	$—	$180,000
Yonatan Sela
Chief Business Officer	2017	$180,000	$—	$71,016	$—	$251,016
	2016	$180,000	$—	$41,947	$—	$221,947
Eran Kalmanson
Chief Technology Officer	2017	$180,000	$—	$88,770	$—	$268,770
	2016	$180,000	$—	$91,960	$—	$271,960
2011 Stock Option and Grant Plan
Our 2011 Stock Option and Grant Plan, or our 2011 Plan, was adopted by our board of directors and approved by our stockholders in May 2011. Our 2011 Plan allows us to provide awards of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, nonqualified stock options, restricted stock, and unrestricted stock (each, an “award” and the recipient of such award, a “grantee”) to eligible officers, key employees, directors, and contract consultants of ours and any parent or subsidiary of ours.
As of August 31, 2018, there were options to purchase 5,042,435 shares of our common stock outstanding under our 2011 Plan.
Reserved Shares. We have reserved 918,570 shares for issuance under our 2011 Plan, subject to adjustment as provided in our 2011 Plan. Shares may be either authorized but unissued shares and/or shares that were once issued and subsequently reacquired by us. Our board of directors shall be empowered to take any appropriate action required to make shares available for awards granted under our 2011 Plan. Any shares subject to awards, in respect of which the right of a grantee to purchase the same will, for any reason, terminate, expire or otherwise cease to exist, will again be available for grant under our 2011 Plan.
Plan Administration. Our 2011 Plan is administered by our board of directors or one or more committee appointed by our board of directors. The administrator may from time to time adopt such rules and regulations for carrying out our 2011 Plan as it may deem best. With respect to participation by an officer or a director of ours or any other person whose transactions in shares are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at any time that any class of our equity securities is registered pursuant to Section 12 of the Exchange Act, our 2011 Plan shall be administered in compliance with the requirements, if any, of Rule 16(b)-3 of the Exchange Act, such that any transaction pursuant to our 2011 Plan will be exempt from Section 16(b) of the Exchange Act.
The interpretation and construction by the administrator of any provision of our 2011 Plan or of any award thereunder is final and conclusive. Subject to the general terms and conditions of the 2011 Plan, the administrator has full authority in its discretion, from time to time and at any time, to determine (i) the grantees, (ii) the number of shares to be covered by each award, (iii) whether to designate options as incentive stock options or nonqualified stock options, (iv) the time or times at which the same shall be granted and shall expire, (v) the fair market value of the shares of our capital stock or other property, (vi) the schedule and conditions on which awards may be exercised and on which shares will be paid for, (vii) the exercise price of the shares covered by each award granted hereunder and the method of payment of such price, (viii) the method for satisfaction of any tax withholding obligation arising in connection with the award, including the withholding or delivery of shares subject to award, (ix) the timing, terms and conditions of a grantee’s ability to exercise the award or the vesting schedule of any award acquired upon the exercise thereof, (vi) any other matter which is necessary or desirable for, or incidental to, the administration of our 2011 Plan. In addition, the administrator has the power shall have the power to: (i) approve one or more forms of award agreement; (ii) amend, modify, extend, cancel or renew any award or waive any restrictions or conditions applicable to any award or any shares acquired upon the exercise thereof; (iii) accelerate, continue, extend or defer the exercisability of any award or the vesting of any award, including with respect to the period following a grantee’s termination of service with us; (iv) prescribe, amend or rescind rules, guidelines and policies relating to our 2011 Plan, or to adopt supplements to, or alternative versions of, our 2011 Plan, including, without limitation, as the administrator deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted awards; (v) correct any defect, supply any omission or reconcile any inconsistency in our 2011 Plan or any award agreement and to make all other determinations and take such other actions with respect to our 2011 Plan or award as the administrator may deem advisable to the extent not inconsistent with the provisions of our 2011 Plan or applicable law; and (vi) impose a “blackout” period during which a grantee’s right to exercise options and/or sell, purchase, or otherwise acquire or transfer shares will be limited.
Stock Options. Our 2011 Plan permits the grant of incentive stock option and nonqualified stock options. Any person who is not an employee on the effective date of the grant of a stock option may not be granted an incentive stock option. Subject to the provisions of our 2011 Plan, the administrator determines the terms and conditions of stock options granted under our 2011 Plan. Each award of stock options will be evidenced by an option agreement specifying the terms and conditions of such stock option, including the number of shares covered by such option, the dates such option may be exercised, the exercise price, the schedule on which such shares may be paid for, and such other terms and conditions as the administrator at its discretion may prescribe, consistent with our 2011 Plan. The exercise price of a stock option may not be less than 100% of the fair market value of a share and the term of a stock option generally may not be more than 10 years, except that an incentive stock option may not be granted to an individual who, at the time the stock option is granted, owns stock possessing more than 10% of the total combined voting power of all our classes of stock, its parent or its subsidiaries, unless the exercise price per share is not less than 110% of the fair market value of a share on the date of grant of such incentive stock option and the term of such incentive stock option is no more than 5 years. The administrator will determine the methods of payment of the exercise price of an option, which may be in cash or cashier’s or certified check, or such other method of payment determined by the administrator. After the termination of a grantee’s service, the grantee may exercise grantee’s stock option for the period of time stated grantee’s stock option agreement, which is generally 30 days, except in the case of a termination by reason of death or disability, in which case such period is generally 6 months, and in the case of a termination for cause, in which case the applicable stock option will immediately terminate.
Restricted Stock. Our 2011 Plan permits the grant of restricted stock. Subject to the provisions of our 2011 Plan, the administrator determines the terms and conditions of restricted stock granted under our 2011 Plan. Each award of restricted stock will be evidenced by a restricted stock agreement specifying the terms and conditions of the restricted stock, including any applicable purchase price and the restricted and conditions applicable to such restricted stock. Such restrictions and conditions may be based on continuing employment (or other service relationship), achievement of pre-established performance goals and objectives and/or such other criteria as the administrator may determine. The restricted stock award agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the restricted stock.
Unrestricted Stock. Our 2011 Plan permits the grant of unrestricted stock. Subject to the provisions of our 2011 Plan, the administrator determines the terms and conditions of unrestricted stock granted under our 2011 Plan. Each award of unrestricted stock will be evidenced by a restricted stock agreement specifying the terms and conditions of the restricted stock. An eligible person may, with consent of the administrator, elect to receive a portion of any cash compensation otherwise due to such grantee in the form of shares of unrestricted stock either currently or on a deferred basis.
Non-transferability of Awards. No stock option shall be assignable or transferable by the grantee to whom granted otherwise than by will or the laws of descent and distribution, and a stock option and/or awards may be exercised during the lifetime of the grantee only by such grantee or by such grantee’s guardian or legal representative. The terms of such option and/or awards shall be binding upon the beneficiaries, executors, administration, heirs and successors of such grantee. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as provided in our 2011 Plan or in the restricted stock award agreement. Additionally, the right to receive shares of unrestricted stock on a deferred basis may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.
Transferability Limitations with Respect to Shares; Right of First Refusal. Shares issued pursuant to awards generally are not transferable to any third party without the prior approval of the administrator. Should the administrator approve such transfer, it shall be subject to a right of first refusal as set forth in our 2011 Plan. Shares issued pursuant to awards may also be subject to one or more repurchase options, or such other conditions and restrictions as may be determined by the administrator in its discretion at the time the award is granted.
Voting Rights. Concurrently with the exercise of any stock option and vesting of any restricted stock or unrestricted stock award, and as a condition precedent to such exercise and/or the issuance of any shares in respect thereof, the grantee will be required to sign and deliver to us an irrevocable power of attorney and voting proxy in such form as may be prescribed by the administrator.
Stockholders’ Agreement. We may require the holder of restricted stock and unrestricted stock to be bound by any stockholders’ agreement in effect from time to time among the holders of the same class of stock.
Share Adjustments. In the event that our outstanding shares are increased, decreased or changed into, or exchanged for a different number or kind of securities, without receipt of consideration by us, through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, stock dividend, stock consolidation or otherwise, (i) appropriate and proportionate adjustments shall be made to the number and kind of securities and exercise price for the securities subject to the award which may thereafter be granted under our 2011 Plan, (ii) appropriate and proportionate adjustments shall be made to the number and kind of and exercise price for the securities subject to the then outstanding award, and (iii) appropriate amendments to the option agreements shall be executed by us and each grantee if the administrator determines that such amendments are necessary or desirable to reflect such adjustments. If determined by the administrator to be appropriate, in such an event that involves the substitution of securities of a corporation other than ours, the administrator shall make arrangements for the assumptions by such other corporation of any awards then or thereafter outstanding under our 2011 Plan. Notwithstanding the foregoing, such adjustment in outstanding awards, shall be made without change in the total exercise price applicable to the unexercised portion of the awards but with an appropriate adjustment to the number of securities, kind of securities and exercise price for each of the securities subject to the awards. The determination by the administrator as to what adjustments, amendments or arrangements shall be made pursuant to our 2011 Plan, and the extent thereof, will be final and conclusive. No fractional shares shall be issued under our 2011 Plan on account of any such adjustment or arrangement.
Change of Control. Our 2011 Plan provides that in the event of a Change in Control (as defined in our 2011 Plan), each outstanding award shall be treated as the administrator determines, including, without limitation, that each stock option be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. The administrator will not be required to treat all awards similarly in the transaction. In the event that an award is not assumed or substituted for following the Change in Control, the award shall terminate as of the date of the closing of the Change in Control and the administrator shall notify the grantee in writing or electronically of such termination.
Amendment; Termination. The administrator may at any time discontinue granting awards under our 2011 Plan or otherwise suspend, amend or terminate our 2011 Plan and may, with the consent of a grantee, make such modification of the terms and conditions of such stock options as it deems advisable. Such an amendment or modification to our 2011 Plan will be deemed adopted as of the date of the action of the administrator effecting such amendment or modification and will be effective immediately, unless otherwise provided therein, subject to approval thereof (i) within twelve (12) months before or after the effective date by our stockholders holding not less than a majority vote of our voting power voting in person or by proxy at a duly held stockholders meeting when required to maintain or satisfy the requirements of Code Sections 421 and 422 with respect to incentive stock options, (ii) by any appropriate governmental agency if required, or (iii) by a securities exchange or automated quotation system if required. No awards may be granted during any suspension or after termination of our 2011 Plan.

Employment Arrangements with our Named Executive Officers
Each of our named executive officers is employed “at will.”
Adi Sideman
Mr. Sideman’s current annual base salary is $210,000, which is paid by YouNow.
Yonatan Sela
Mr. Sela’s current annual base salary is $220,000, which is paid by YouNow.
Eran Kalmanson
Mr. Kalmanson’s current annual base salary is $235,000, which is paid by YouNow.
Outstanding Equity Awards at Fiscal Year End
Other than as set forth below, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued by YouNow to its named executive officers as of August 31, 2018.

Name	Type of securities underlying unexercised options	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Yonatan Sela	Common Stock	97,466(1)	11,334	$0.48	1/13/2025
	Common Stock	42,291(1)	15,709	$1.05	8/31/2025
	Common Stock	37,500(1)	37,500	$1.05	8/03/2026
	Common Stock	47,500(2)	72,500	$0.21	12/31/2026
	Common Stock	10,937(2)	64,063	$0.25	1/09/2028
	Common Stock	15,343(2)	230,157	$0.25	4/30/2028

Eran Kalmanson	Common Stock	54,000(1)	—	$0.20	3/31/2024
	Common Stock	53,666(1)	2,334	$0.48	11/08/2024
	Common Stock	45,000(1)	15,000	$1.05	7/31/2025
	Common Stock	12,916(1)	7,084	$1.05	12/31/2025
	Common Stock	74,479(1)	68,521	$1.05	7/13/2026
	Common Stock	59,375(2)	90,625	$0.21	12/31/2026
	Common Stock	10,937(2)	64,063	$0.25	1/09/2028
	Common Stock	9,906(2)	148,594	$0.25	4/30/2028
____________________

(1)
Twenty-five percent of the shares subject to the option are scheduled to vest on the one year anniversary of the vesting commencement date and 1/36 of the shares subject to the option are scheduled to vest each month thereafter on the same day of the month as the vesting commencement date, subject to the named executive officer’s continued service through each such date.

(2)
1/48 of the shares subject to the option are scheduled to vest each month on the same day of the month as the vesting commencement date, subject to the named executive officer’s continued service through each such date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Props Foundation Public Benefit Corporation, a Delaware public benefit corporation and a wholly owned subsidiary of YouNow, Inc., a Delaware corporation, are both offering Props Tokens qualified in this offering circular. The following is a summary of transactions since January 1, 2016 to which either YouNow or Props PBC has been a party in which (a) the amount involved exceeded the lesser of (i) $120,000 and (ii) 1% of the average total assets at year end for the last two fiscal years and (b) any of our executive officers, directors, promoters or beneficial holders of more than 10% of any class of our voting securities, or any immediate family member of the above persons, other than compensation arrangements which are described under the sections of this offering circular captioned “Management—Non-Employee Director Compensation” and “Executive Compensation.”
YouNow, Inc.
Debt Payable by Assets Agreements
In June 2018, YouNow Services entered into DPAs under the exemption provided by Regulation CF, which agreements may be satisfied by either YouNow Services’ delivery of 6,884,780 Props Tokens or payment in cash. YouNow owns 80% of the equity of YouNow Services. YouNow intends to distribute the Props Tokens to YouNow Services to satisfy YouNow Services’ obligations under the DPAs. Once YouNow Services satisfies its obligations under the DPAs, YouNow Services may be dissolved. Upon such dissolution, YouNow will issue $10,000 worth of Props Tokens, valued at the then-current valuation, to Crowd Inclusion LLC, the minority stakeholder in YouNow Services.
Certificate of Incorporation
YouNow’s certificate of incorporation that is included as an exhibit to this offering circular and which will be in effect upon the completion of this offering provides that so long as 25% of each of the Series A and Series A-1, Series A-2, and Series B Preferred Stock remain outstanding, each class, voting on a separate class basis, will be entitled to elect, replace or dismiss one director designated to be the Preferred A-1 Director, Preferred A-2 Director and Preferred B Director, respectively. In addition, the holders of the common stock, voting as a separate class, will be entitled to elect, replace, and dismiss up to two directors. Finally, the holders of record of at least a majority of the issued and outstanding capital stock, voting together as a single class, are entitled to elect, replace and dismiss one director.
Other Transactions
We have entered into separate indemnification agreements with each of our directors. For a description of these agreements, see the section of this offering circular captioned “Management—Limitation of Liability and Indemnification.”

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information with respect to the beneficial ownership of the capital stock of YouNow at August 31, 2018, for:

•	each person, or group of affiliated persons, who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.
None of the persons listed above own any Props Tokens. Props PBC is a wholly-owned subsidiary of YouNow.
The percentage of beneficial ownership shown in the table is based upon 28,195,935 shares outstanding as of August 31, 2018.
Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after August 31, 2018. Certain of the options granted to our named executive officers may be exercised prior to the vesting of the underlying shares. We refer to such options as being “early exercisable.” Shares of common stock issued upon early exercise are subject to our right to repurchase such shares until such shares have vested. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Except as otherwise noted below, the address for each person or entity listed in the table is c/o 77 Park Street, Tenafly, New Jersey 07670.

Name of Beneficial Owner	Beneficial Ownership of YouNow, P.B.C. voting securities
	Shares	Percentage
5% Stockholders:
Entities associated with Venrock(1)	6,176,007	21.904%
Entities associated with Union Square Ventures(2)	3,688,198	13.081%
Shatki Group(3)	2,117,875	7.511%
Zeev Ventures II, L.P. (4)	2,002,574	7.102%
Directors and Named Executive Officers:
Adi Sideman(5)	4,560,594	16.175%
Yonatan Sela(6)	279,467	*
Eran Kalmanson(7)	347,884	1.203%
Oren Zeev(8)	5,208,933	18.474%
Andy Weismann(2)	3,688,198	13.081%
David Pakman(1)	6,176,007	21.904%
Shaival Shah(9)	51,054	*

All directors and executive officers as a group (7 persons)	20,312,137	68.516%
____________________

*	Represents beneficial ownership of less than 1%

(1)
Consists of (i) 4,002,235 shares of Series B Preferred stock and 1,724,159 shares of Series B-1 Preferred stock held by Venrock Associates VI, L.P.; and (ii) 314,239 shares of Series B Preferred stock and 135,374 shares of Series B-1 Preferred stock held by Venrock Partners VI, L.P. David Pakman is a partner at Venrock and as such, he may be deemed to share voting power and investment control over the shares held of record by Venrock Associates VI, L.P. and Venrock Partners VI, L.P. Each of these entities and David Pakman disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein.

(2)
Consists of (i) 901,009 shares of Series A-1 Preferred stock, 1,290,401 shares of Series A-2 Preferred stock and 587,122 shares of Series B Preferred stock held by Union Square Ventures 2012 Fund, LP; (ii) 772,300 shares of Series B-1 Preferred stock held by USV 2012, LP; and (iii) 34,856 shares of Series A-1 Preferred stock, 49,920 shares of Series A-2 Preferred stock, 22,713 shares of Series B Preferred stock and 29,877 shares of Series B-1 Preferred stock held by USV Investor 2012 Fund, LP. Andy Weissman is a managing partner at Union Square Ventures and as such, he may be deemed to share voting power and investment control over the shares held of record by Union Square Ventures 2012 Fund, LP, USV 2012, LP and USV Investor 2012 Fund, LP. Each of these entities and Andy Weissman disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein.

(3)
Consists of (i) 48,938 shares of common stock, (ii) 1,275,765 shares of Series A Preferred stock, (iii) 359,948 shares of Series A-1 Preferred stock, (iv) 290,183 shares of Series B Preferred stock, and (v) 143,041 shares of Series B-1 Preferred stock.

(4)	Consists of 2,002,574 shares of Series B-1 Preferred stock.

(5)	Consists of (i) 4,527,086 shares of common stock; and (ii) 33,508 shares of Series A-2 Preferred stock.

(6)
Consists of (i) 102,000 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Sela with an exercise price of $0.48; (ii) 44,708 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Sela with an exercise price of $1.05; (iii) 40,625 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Sela with an exercise price of $1.05; (iv) 52,500 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Sela with an exercise price of $0.21; (v) 14,062 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Sela with an exercise price of $0.25; and (vi) 25,572 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Sela with an exercise price of $0.25. One-quarter (1/4) of the shares subject to the first three option grants shall vest on the first anniversary of its respective commencement date, which is either January 14, 2015, September 1, 2015 or August 4, 2016, respectively, with each of the following three option grants vesting 1/48th monthly from its respective commencement date, which is either January 1, 2017, January 10, 2018 or May 1, 2018, subject to Mr. Sela’s continuing to be a Service Provider (as defined in the Plan) through each such vesting date.

(7)
Consists of (i) 54,000 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Kalmanson with an exercise price of $0.20; (ii) 56,000 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Kalmanson with an exercise price of $0.48; (iii) 47,500 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Kalmanson with an exercise price of $1.05; (iv) 13,750 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Kalmanson with an exercise price of $1.05; (v) 80,437 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Kalmanson with an exercise price of $1.05; (vi) 65,625 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Kalmanson with an exercise price of $0.21; (vii) 14,062 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Kalmanson with an exercise price of $0.25; and (viii) 16,510 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Kalmanson with an exercise price of $0.225. The first two option grants are fully vested. One-quarter (1/4) of the shares subject to the next three option grants shall vest on the first anniversary of its respective commencement date, which is either August 1, 2015, January 1, 2016 or July 14, 2016 respectively, with each of the following three option grants vesting 1/48th monthly from its respective commencement date, which is either January 1, 2017, January 10, 2018 or May 1, 2018, subject to Mr. Kalmanson’s continuing to be a Service Provider (as defined in the Plan) through each such vesting date.

(8)
Consists of: (i) 48,938 shares of common stock, 1,275,765 shares of Series A Preferred stock, 359,948 shares of Series A-1 Preferred stock, 290,183 shares of Series B Preferred stock, and 143,041 shares of Series B-1 Preferred stock held by Shatki Group; (ii) 2,002,574 shares of Series B-1 Preferred stock held by Zeev Ventures II, L.P.; and (iii) 719,896 shares of Series A-1 Preferred stock and 368,588 shares of Series

A-2 Preferred stock held by Zeev Children Trust. Each of these entities and Oren Zeev disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein.

(9)	Consists of 51,054 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Shah with an exercise price of $0.10. Mr. Shah’s option grant is fully vested.

DESCRIPTION OF THE PROPS TOKENS BEING OFFERED
Ownership of Props Tokens
Props Tokens are Ethereum-based and ERC-20-compliant cryptographic tokens, which means that they are a digital asset existing on the Ethereum blockchain and the rules governing basic functions of the Ethereum-based smart contract that creates Props Tokens (the “Token Contract”) adhere to widely-known conventions. Ownership of Props Tokens, therefore, is only recorded in a record inscribed in the Ethereum blockchain.
This ownership is evidenced through the association of a certain number of Props Tokens with particular public key or wallet address as recorded on the Ethereum blockchain. We anticipate that the initial associations with certain wallet addresses in the Token Contract will be as described in “—Token Supply.” Each such wallet and public key will have an associated private key, and in order to control the Props Tokens associated with a particular public key, the token holder must prove she also controls the private key. Control of the private key is, in turn, proven by providing a digital signature on any digital record addressing Props Token operations associated with the public key—which signature can only be made if the holder knows the private key. As a result, control or knowledge of the private key associated with a wallet and public key determines a Props Token holder’s ability to control any Props Tokens issued to her. Props Tokens are not otherwise tracked, are not designated by a specific serial number or other unique identifier, and are, therefore, interchangeable and fungible.
As a result of the importance of controlling the private key associated with a wallet and public key address, it is necessary for a Props Token holder to ensure the security and privacy of a private key associated with the wallet and public key holding Props Tokens. If the private key is lost, the Props Token holder will no longer be able to control the Props Tokens. This will result in the holder’s inability to transfer the Props Tokens to others, though the holder may still be able to use the Props Tokens in apps that already associate the holder with the wallet and public key address. If, however, the private key is stolen or otherwise shared with another person, the other person will be able to control the Props Tokens associated with that wallet and public key address, and as a result, may transfer the Props Tokens to another person, thereby denying the Props Token holder the use Props Tokens in an app, for example.
Receiving Props Tokens
You may receive Props Tokens from us in the ways described in “Plan of Distribution.” For more specific descriptions of the ways you may receive Props Tokens in connection with the Props Live Video App and Game Show App rewards systems, see “Description of the Props Live Video App and the Game Show App—the Interactive Live Video App—Props Live Video App Rewards.”
Prior to any issuance of Props Tokens to any person, we require that a recipient complete our standard KYC and AML procedures, complete all tax forms requested by us, and complete any other documentation we may require. See “Plan of Distribution” for additional details. In addition, if the recipient is receiving Props Tokens in connection with a Props App rewards program, the app user must complete all additional steps required by the relevant Props App in order to receive Props Tokens in connection with the rewards program. For example, the Props Live Video App and Game Show app each impose additional requirements related to fraud checks that delay the issuance of Props Tokens to users. See “Description of the Props Live Video App and the Game Show App—the Interactive Live Video App—Terms of Receiving Rewards and Terminations” and “—The Game Show App—Terms of Receiving Rewards and Terminations.” These extra app-specific requirements that may be imposed by individual Props Apps may vary depending on the requirements and the use case of the particular Props App.
Once a recipient has completed these steps and regardless of the method through which Props Tokens are being provided, receipt of Props Tokens requires a “wallet”—which is the form in which a public key can be presented and recorded on the Ethereum blockchain. Wallet addresses are therefore used to assign the ownership of digital assets. Props Tokens may be received into wallet accounts in any amounts, including in fractional amounts of a whole Props Token. If our PropsKit open-source software has been incorporated into an app, this software automatically creates a wallet on the Ethereum blockchain for the user, including a set of public and private keys.

Props Entitlements in Props Apps
Prior to receiving Props Tokens, Props App users may receive indication within a Props App that they may be entitled to receive Props Tokens in the future, upon the completion of additional necessary steps. This may, for example, be shown as “pending Props Tokens” within the Props App. Users may see this indication upon contributing content to an app, otherwise participating in broadcasts, or if they receive enough other virtual goods that they would be entitled to receive Props Tokens under an app’s rewards program. For example, users of the Props Live Video App may receive indication within that app that she has “pending Props Tokens” after completing a broadcast that garnered much interest from other users. See “Description of the Props Live Video App and the Game Show App—Props Live Video App Rewards.” This user would not, however, actually receive Props Tokens until completing all required steps as described in “—Receiving Props Tokens.” As described there, users who receive rewards in Props Apps are not entitled to receive Props Tokens immediately; users who receive rewards in connection with their use of Props Apps must also complete these steps in order to receive Props Tokens from YouNow or in connection with the use of any other Props Apps.
In order to ensure that users who contribute content or otherwise contribute to a Props App community receive some in-app benefits immediately, prior to having completed the steps necessary to receive Props Tokens, we have enabled the sidechain that we are building (the “Props Blockchain”) to record these “pending Props Tokens” as “Props Entitlements.” Users with Props Entitlements may, however, enjoy the benefits of holding Props Tokens, including for example, access to exclusive functionality or content before Props Tokens have been issued to them. Each Props App that intends to issue Props Tokens to users may record a Props Entitlement on the Props Blockchain, so that all other Props Apps may read these balances and similarly afford that user some benefits. See “Description of the Props Network—The Props Blockchain—Props Entitlements” for additional details.
Props Entitlements are non-transferrable; users may not transfer them, including to other users or to Props Apps in exchange for other virtual goods—and the issuable Proper Tokens may only be transferred after the initial issuance to the user is recorded on the Ethereum blockchain, which may only occur after completion of all required steps described in “—Receiving Props Tokens.” Props Entitlements do not expire—but if a user violates the terms and conditions of the Props App that issued the Props Entitlement, such Props Entitlements may be forfeited.
Functionality for Users
Props Tokens are digital assets that may entitle holders to access premium features on Props Apps and, also, share these experiences by transferring Props Tokens to content creators, friends, or others. Currently, there are two apps ready to be connected to the Props Network and function as Props Apps. Each of these apps was created by YouNow: the Props Live Video App, a many-to-many livestreaming application, and the Game Show App, an interactive game show application. Props Token holders are entitled to premium features in these apps simply for holding a sufficient numbers of Props Tokens—and need not “spend” them in order to enjoy these features. See “Description of the Props Live Video App and the Game Show App” for more detail, including with respect to the specific functionalities built into these apps for Props Tokens.
We believe that the Props Network and the Protocol Rewards Engine will incentivize app developers to attract Props Token holders to actively use their apps by giving Props Tokens additional functionality. We also expect that app developers will enable apps to implement functionalities for Props Tokens in a way that best fits their use case, community and user experience. It is, therefore, expected that Props Tokens will be used differently across the Props Network, as seen by the difference in the implementation of Props within the Props Live Video App and the Game Show App, the first two Props Apps, as discussed below under “Description of the Props Live Video App and the Game Show App.” Any app developers working to create future Props Apps will have this significant discretion with respect to the functionality that Props Tokens have for users—and developers may create less functionality for Props Tokens or even remove functionalities previously provided in Props Apps. It is likely that the main check or limitation on this discretion will be that exercised, if at all, by Props PBC in its capacity as the entity that will grant a new app access and connection with the rest of the Props Network. See “Description of the Props Network—Props PBC” for additional details.
We expect, however, that Props Apps will incorporate functionality for Props Tokens on terms generally consistent with those YouNow created in the Props Live Video App and the Game Show App. Third party app developers are likely to use Props Tokens in their apps to enrich user experience in a way that incentivizes more active use of apps and, in turn, enriched experiences for other users. These types of functionalities would also, likely be the type of functionalities created in apps that would become part of the Props Network. See “Description of the Props Network—Props PBC” for additional details regarding admitting new apps. Accordingly, we expect that functionality for Props Apps will generally entitle users to the types of functionalities described below:

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Application-specific premium features. Props Tokens may entitle holders to enjoy key features in apps, including, for example, the power to “upvote” or recommend content to other users, discounts for the purchase of in-app currencies or other in-app virtual goods, additional gameplay features like extra games or videos only available to Props Token holders and the ability to vote on various matters relating to the rules of an App, its content or desired features.

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Unit of value transfer across Props Apps. Props holders can send each other Props Tokens directly, in order to transfer value from one user’s wallet to another. See “—Token Transfers, Generally” for additional details regarding transfers.

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Network Reputation and Status. A Props App will be able to read the number of Props Tokens each user has on the Ethereum blockchain (each, a “Props Balance”) and the number of Props Tokens each user may be entitled to receive from a Props App in the future as recorded to the Props Blockchain (each, a “Props Entitlement”). See “Description of the Props Tokens Being Offered—Props Entitlements.” Apps may use the Props Sentinel software for this purpose. Because the Props Tokens earned in any single app are fungible and the same as those that can be earned in any other app, this feature of the Props Network allows users to, effectively, “port” their reputation and status across Props Apps and maintain a network-wide reputation and status.

•
Voting. As described above, we anticipate that one in-app feature that will be offered within Props Apps, in the future, is the ability for Props Token holders to vote on in-app matters. In addition, in the future, Props Token holders may be able to provide advisory votes on key issued affecting the Props Network, including the terms of the Token Contract and the total amount of Props Tokens that it may issue, changes to the algorithm in the Protocol Rewards Contract, or other updates to the Props Network smart contracts. See “Description of the Props Network—The Props Network Smart Contracts” for additional details regarding smart contract terms.

We anticipate that additional functionalities for Props Tokens will be added in the future, both within the Props Live Video App and the Game Show App and, also, on the Props Network as a whole. See the section of this offering circular captioned “Description of Business—Development Strategy” for further details. In all cases, however, the functionality of Props Tokens in any particular app will be subject to the terms and conditions of the Props App, and users may be denied the functionalities in accordance with the Props App’s terms and conditions.
Token Supply
The initial terms of our Token Contract will provide for the issuance of no more than 1,000,000,000 Props Tokens. Initially, 400,000,000 of these Props Tokens will be allocated to wallets controlled by the Protocol Rewards Engine smart contract; 500,000,000 Props Tokens will be allocated to wallets controlled by YouNow; and 100,000,000 Props Tokens will be allocated to wallets controlled by Props PBC. We believe we have strategically earmarked these Props Tokens for uses in a way to best encourage the growth of the Props Network. Of the total number of Props Tokens available to be issued, we group these intended uses under five categories, as described below:

•
We anticipate that all of the 400,000,000 Props Tokens allocated to wallets controlled by the Protocol Rewards Engine will be dedicated for use as daily app rewards or as validator rewards. See “Description of the Props Network—The Props Network Smart Contracts” for additional details. Out of this pool, we expect that approximately 0.036815% of the remaining Props Tokens in this pool to be allocated by our Protocol Rewards Engine to developers of Props Apps or to end users each day, beginning with the commencement of this offering. We also expect that, each day, approximately 0.00185% of the remaining Props Tokens in the pool will be allocated to the validator or validators in compensation for their efforts in maintaining the Props Blockchain. Allocations will make the Props Tokens available for issuance by YouNow or, in the future, by Props PBC over time by changing the recorded wallet associated with the allocated Props Tokens—thereby making them available for primary distributions. Ultimately, we expect these Props Tokens to be distributed to Props App users as part of in-app rewards or for cash. See “Description of the Props Token’s Role in Helping to Align Incentives of Network Participants—Incentives for Props App Content-Creators and Other Props App Users” and “—Sales By App Developers.”

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We anticipate that all of the 100,000,000 Props Tokens allocated to wallets controlled by Props PBC will be distributed by Props PBC on a discretionary basis in the form of grants or expense reimbursements to developers building either applications on the Props Network or Network infrastructure, strategic content partners, and other entities directly supporting the growth of the Props Network or sold for cash proceeds. See “Description of the Props Token’s Role in Helping to Align Incentives of Network Participants-Grants to Key Network Participants” and “-Sales by Props PBC to Support its Operations.”

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We anticipate that approximately 260,000,000 of the Props Tokens allocated to wallets controlled by YouNow will be issued by YouNow to YouNow equity investors and current and future employees, subject to certain vesting requirements. We may, however, determine to use these Props Tokens for other purposes, including to distribute pursuant to this offering circular. See “Description of the Props Token’s Role in Helping to Align Incentives of Network Participants—Incentives for Props App Content-Creators and Other Props App Users” and “—Sales By App Developers.”

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We anticipate that approximately 200,000,000 of the Props Tokens allocated to wallets controlled by YouNow will be distributed to persons who purchased rights to receive Props Tokens in private placements. See “Description of Business—Development Strategy—Token Sales” for additional information.

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We anticipate that 40,000,000 of the Props Tokens allocated to wallets controlled by YouNow will be distributed to advisors or service providers who received or may receive rights to receive Props Tokens as compensation subject to certain vesting requirements. See “Description of Business—Development Strategy—Token Sales” for additional information.

The total number of issuable Props Tokens is controlled by the Token Contract. The Token Contract’s terms, including the number of total Props Tokens issuable, may be updated and changed in the future. Props PBC will own the account with the ability to effect these changes to the Token Contract (the “Controller”) and may, therefore, effect this change. Further, it is possible that it may be necessary for Props PBC to effect this change at some point in the future; because of the fixed number of Props Tokens and the incentive structures designed for the Props Network described in “Description of the Props Token’s Role in Helping to Align Incentives of Network Participants,” it is possible that key network participants will not be adequately incentivized by Props Token as the number of Props Tokens allocated or issued decreases over time, if the value of Props Tokens does not rise in the future. See “Risk Factors—We may need to increase the total number of Props Tokens issuable by the Token Contract in order for the Props Network to operate in the future.”
Factors that will affect the value of Props Tokens
The fair market value of your Props Tokens will be difficult to predict. However, we expect the commercial value of Props Tokens on the network to at least be an important factor in the determination of such value. This commercial value will depend on the number of applications on the Props Network, the number of users using those applications, and the frequency with which those applications require or encourage the use of Props Tokens. The total number of Props Tokens available at any time relative to their potential use on the Props Network, and the potential increase in that number, will affect the value of your Props Tokens, and may dilute that value significantly. See “The value of your Props Tokens will, in part, depend on the supply relative to demand for Props Tokens in the Props Network. Because we anticipate issuing a significant number of Props Tokens in the future, both through the Protocol Rewards Engine and, potentially, through direct issuances, the value of Props Tokens will likely be diluted and demand for Props Tokens from Props Network users will need to increase in order for Props Tokens to maintain their value.” Further, there is no guarantee that a person who receives Props Tokens in one type of distribution will receive terms that are equally or more advantageous than the terms of another type of distribution, and not all forms of distribution will be available to all individuals.

These factors will, in turn, depend on many factors outside of our control, making the value of the Props Tokens difficult to predict. In addition, the liquidity of the Props Tokens may influence their fair market value, which may depend on the existence of secondary trading platforms. Any secondary market prices may reflect valuation for speculative purposes, which may or may not reflect the underlying value of the tokens. See “Risk Factors—The prices of digital assets like the Props Tokens are extremely volatile, and the value of Props Tokens may be materially adversely affected as a result.”
Holders of Props Tokens will not have many of the rights traditionally associated with debt instruments or equity.
We do not believe that the Props Tokens should be characterized as either debt or equity under the securities laws. We believe that these tokens should currently be characterized as investment contracts. Holders of Props Tokens will not receive a right to any repayment of principal or interest, as might be expected under a traditional debt instrument. Nor will holders receive an interest in the profits or losses of YouNow, Props PBC, or any other YouNow affiliate, any rights to distributions from YouNow, Props PBC, or any other YouNow affiliate, or any legal or contractual right to exercise control over the operations or continued development of YouNow, Props PBC, or any other YouNow affiliate, which are rights typically afforded to equity holders. Any profit that you may receive on your holdings of Props Tokens may be based on the commercial utility of the tokens, or on potential capital appreciation associated with the tokens to the extent realizable through trading activity. As a result, information disclosed in this offering statement and elsewhere regarding our company and its ability to build the network may be relevant to the value of your investment, but the relevance may be limited and indirect.
Token Transfers, Generally
The Props Tokens that are distributed under this offering circular and issued to users on the Props Blockchain will be transferable both outside of Props Apps and within Props Apps through the functionalities enabled by the PropsKit wallet software. Users of the Props Live Video App and the Game Show App, for example, may transfer these Props Tokens to other users of the apps by tipping other users. Outside of Props Apps, these Props Tokens may be traded using third party wallet software or Ethereum client software, and these trades may be made as part of a secondary trading market (either through an exchange registered with the SEC under Regulation ATS, or a privately run bulletin board), if any such market exists. We are, however, not aware of the existence of any such trading market at this time. For further discussion, please see Secondary Markets” below. The rights to receive Props Tokens pending the completion of processes described in “—Receiving Props Tokens” may not be transferred.
All transfers of Props Tokens, which will be effected on the Ethereum blockchain, require the payment of transaction fees in the form of “gas” payments. YouNow intends to pay the Ether “gas” fee associated with any transfer of Props Tokens in an amount greater than fifty Props Tokens occurring via the transfer functions provided in the Props Live Video App or the Game Show App, though it may at any time determine to pay “gas” fees for additional or fewer transactions, in its sole discretion. YouNow intends to continuously analyze “gas” prices used in previous Ethereum blocks and the pending transaction pool, to calculate a price that is both economically efficient and likely to be accepted in a timely manner, while taking into account user experience in its apps. YouNow may in the future pay transaction fees for Props Token transfers occurring through third party apps, but there can be no assurance that YouNow will do so. This may present the Props Live Video App and the Game Show App advantages in their ability to attract users and, in turn, compete for allocations from the Protocol Rewards Engine. YouNow may or may not pay transaction fees associated with transactions occurring via the transfer functions provided in Props Apps developed by third parties.
Because Props Token transfers between users are recorded on the Ethereum blockchain and YouNow intends to pay for certain transactions, YouNow could incur substantial costs in connection with the use of the Props Live Video App and the Game Show App to transfer Props Tokens. In addition, it may take up to (approximately) one hour to complete a Props Token transfer, which may negatively affect a user’s ability to use Props Tokens in a Props App. We are exploring multiple alternatives for more efficient transfers in the future.
Secondary Markets
The Props Token is designed to be used on the Props Network and derive its value from this use, but, as noted above, it may be transferred on the secondary market as well. As of the date hereof, however, we are not aware of any national securities exchange or exchange registered under Form ATS with the SEC that lists the tokens for trading. We anticipate, however, that this may change as the SEC reviews certain platforms under development. For example, SharesPost recently announced that it had received approval from the SEC to operate an ATS to support trading of security tokens, which it expects to launch in the second half of this year. Coinbase, an exchange for trading Bitcoin, Ethereum and other non-security cryptoassets, has announced that FINRA has approved its acquisition of Keystone Capital and Venorate Marketplace, Inc., two FINRA-registered broker-dealers, and Digital Wealth LLC, a certified financial planner, as part of its plan to create an alternative trading system. tZero, a subsidiary of overstock.com, is currently raising funds through SAFE agreements for its own equity token to develop a “token trading system capable of trading crypto securities,” and Circle Internet Financial Limited, an investment platform for cryptoassets, currently offers the ability to trade select cryptocurrencies over the counter and recently acquired the cryptocurrency exchange Poloniex. However, there is no guarantee that any of these potential exchanges will become functional, and increased regulatory attention from the SEC may result in these exchanges failing to obtain approval or being forced to cease trading once it commences.
We also expect that each of these exchanges may also develop its own criteria with respect to which cryptoassets it lists for trading, which may include criteria we are unable or unwilling to meet. For example, exchanges may only allow the listing of cryptoassets that use certain blockchains (for example, Ethereum, or the Bitcoin blockchain), as integration of each new blockchain into a platform will require additional work and add to the technical complexity of its operation. In addition, these exchanges may form partnerships or alliances with issuers or financial backers of cryptoassets other than the Props Token, which may lead them to exclude the Props Token or other cryptoassets from listing as a potential competitor.
In the event that no such exchange is authorized by the SEC, we may develop an internal bulletin board in compliance with SEC guidance, permitting price discovery for individuals wishing to purchase and sell Props Tokens.
Token Modifications
The smart contract governing the Props Token is enforced by the open source software run on the Ethereum blockchain and is therefore subject to change when modifications to this software are adopted by tokenholders. Changes to the smart contract may result in a change in the properties of your Props Token as well. Because this software is open source and has no central servers, we do not have control over all potential modifications to Props Tokens. Modifications instigated by third parties who have modified our code may achieve widespread adoption on the network; conversely, modifications that we propose could be rejected by the network. In the event of a modification by a third party that is not approved by YouNow, we may deem the resulting form of Props Token to no longer be a security issued by YouNow and cease our periodic filings and any other disclosure with respect to such tokens.
Eligibility for Future Sales
Prior to this offering, no public market for our Props Tokens existed, and a liquid trading market for Props Tokens may not develop or be sustained after this offering. Future sales of Props Tokens in the public market could adversely affect prevailing market prices of the Props Tokens. Sales of Props Tokens in the public market, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to sell Props Tokens in the future.
In general, persons who have beneficially owned restricted Props Tokens for one year and one day, and any affiliate of YouNow who owns either restricted or unrestricted Props Tokens, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act. Persons who have beneficially owned Props Tokens for at least one year and one day but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of Props Tokens that does not exceed 1% of the number of Props Tokens then outstanding. If the Props Tokens are listed on a national securities exchange, then such affiliates would also be entitled to sell, if greater, the average weekly trading volume of the Props Tokens on such exchange during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

DESCRIPTION OF THE PROPS TOKEN’S ROLE IN HELPING TO ALIGN INCENTIVES OF NETWORK PARTICIPANTS
In addition to the essential functions that we expect Props Tokens will have for users of Props Apps, we expect Props Tokens to play at least seven key roles in the incentive structures that will be a part of the Props Network infrastructure. Specifically, Props Tokens will serve as the currency of payment in the Props Network for performing these roles. As a result, the success of the Props Network depends on the ability to allocate and issue Props Tokens in exchange for various services and actions to be performed on the Props Network, as well as on the token network effects that are created by a large user base of Props Tokens users across multiple apps.
The first four of these roles are the types of distributions being qualified under this offering circular and are described below:

•	Incentives for Props App Content-Creators and Other Props App Users:
Props App users may receive Props Tokens as rewards for in-app activities in Props Apps, including the Props Live Video App or the Game Show App. Users may, for example, earn Props Tokens from Props Apps by contributing video content to an app or by winning a merit-based game in an app. See “Description of the Props Live Video App and the Game Show App—Props Live Video App Rewards and Game Show App Rewards” for additional details. We are qualifying with this Offering Circular the distribution of Props Tokens by YouNow to users of the Props Live Video App and the Game Show App. YouNow intends for these rewards to incentivize its user base to participate and contribute more to these apps and, in turn, the Props Network.
Because no third party apps are currently operating on the Props Network, no additional distributions to Props App users are being qualified hereunder. In the future, if the Protocol Rewards Engine allocates Props Tokens for issuance by Props PBC as described in “Description of the Props Network—the Props Network Smart Contracts,” Props PBC may also distribute Props Tokens to third party app developers, which may then distribute to users, or to their users directly. In the future, we may file an amendment to this offering circular to qualify such issuances. See “Description of the Props Network—The Props Apps” and “Risk Factors—We may need to address additional regulatory issues in connection with our plans for the development of the Props Network.”

•	Sales by App Developers:
Props App developers are free to use any Props Tokens they may receive in whatever way they see fit-including by selling them. App developers may, thereby, support the continued operation of apps popular with Props Network users. We are qualifying with this offering circular the distribution of Props Tokens by YouNow of Props Tokens for cash. See “Plan of Distribution” for additional details.

•	Grants to Key Network Participants:
One of key roles of Props PBC plays in supporting the Props Network is supporting and encouraging the efforts of persons developing key apps or otherwise contributing to Props Network development efforts. As a result, Props PBC intends to make grants to key network participants as a means to encourage additional development on the Props Network. See “Plan of Distribution” for additional details. Props PBC is qualifying with this offering circular the distribution by Props PBC of Props Tokens as grants to these key Props Network participants. Props PBC intends to use approximately 42,000,000 of the 60,000,000 Props Tokens it has been allocated for this purpose.

•	Sales by Props PBC to Support its Operations:
Props PBC intends to sell Props Tokens to support its own operations. See “Plan of Distribution” for additional details. Props PBC is qualifying with this offering circular these sales by Props PBC. Props PBC intends to use approximately 18,000,000 of the 60,000,000 Props Tokens it has been allocated for this purpose.

In addition, Props Tokens will also play key roles in ways that don’t require qualification or currently require qualification under this offering circular and that may be addressed in future amendments to this offering circular. These key functions are described below:

•	Powering Functionality in Props Apps:
As discussed in “Description of the Props Tokens Being Offered—Functionality for Users,” Props Tokens may entitle holders to access premium features on Props Apps and, also, share these experiences by transferring Props as tips to content creators, friends or otherwise transferring Props Tokens to others. As described above, we also expect Props Token holders to be able to vote on in-app matters, and in the future, may be able to provide advisory votes on key issued affecting the Props Network. See “Description of the Props Network—Props PBC” for additional details.

•	Incentives for the Development and Operation of Popular Props Apps:
As discussed in “Description of the Props Network—The Props Network Smart Contracts,” an algorithm inscribed into a smart contract on the Ethereum Blockchain takes into account the overall user activity that each Props App on the Props Network generates—then makes daily allocations based on the amount of daily usage of Props Apps. As a result of these allocations, Props Tokens become available for issuance by YouNow or, in the future, Props PBC. Initially, these allocations will be entirely for YouNow in its capacity as the developer of the Props Live Video App and the Game Show App, but in the future, as other third party app developers create apps for the Props Network that gain user activity, allocations may be made to Props PBC so that it may issue Props Tokens to third party app developers or their users. As a result, Props App developers may be incentivized to create compelling usage for Props Tokens in their apps.
Because no third party apps are currently operating on the Props Network, this Offering Circular does not qualify any the issuance of any Props Tokens to third party app developers. In the future, we may file an amendment to this offering circular to qualify the issuance of Props Tokens by Props PBC to third party app developers. See “Description of the Props Network—The Props Apps” and “Risk Factors—We may need to address additional regulatory issues in connection with our plans for the development of the Props Network.”

•	Payments to Third Party Validators:
The allocation of Props Tokens for issuance between YouNow or, in the future, Props PBC also makes Props Tokens available for issuance as daily rewards to Validators, in compensation for acting in this role for the Props Network. The Protocol Rewards Engine distributes 0.5% of the daily rewards allocation in this way. See “Description of the Props Network—The Props Network Smart Contracts.” Because YouNow is the initial sole validator of the sidechain that we are building (the “Props Blockchain”), we are not qualifying any Props Tokens for issuance to a Validator of the Props Blockchain. In the future, we may file an amendment to this offering circular to qualify the issuance of Props Tokens to be issued to Validators of the Props Blockchain when or if other parties are selected to serve in this role.
Because the initial terms of our Token Contract provide for the issuance of a fixed number of Props Tokens, the amount of Props Tokens available to serve as incentives in the above-described ways will decrease over time. See “Description of the Props Tokens Being Offered—Token Supply” and “Risk Factors—We may need to increase the total number of Props Tokens issuable by the Token Contract in order for the Props Network to operate in the future.” If necessary, Props PBC will have the power, as the initial owner of the account with the ability to effect changes to the Token Contract (the “Controller”), to increase the total number of Props Tokens that may be issued. See “Description of the Props Network—The Props Network Smart Contracts” for additional details. In the future, this function may be entrusted to a decentralized autonomous organization (“DAO”), as further described in “Description of Business—Development Strategy.”

DESCRIPTION OF THE PROPS NETWORK
Overview
We are developing a network of consumer-facing apps. The apps that will be part of our Props Network will all share a common, special feature: they will incorporate our open-source software that is designed to both enable app developers to give Props Tokens holders extra levels of premium functionality and, also, link these apps to the other apps in the network and a network infrastructure.
This network infrastructure, which is described in more detail below, is designed to both connect Props Apps to the Props Network and incentivize key functions to be performed on the Props Network. We expect it to have this effect by amongst other things, over time, making Props Tokens available for issuance by YouNow or, in the future, by Props PBC as earmarked for issuance to third party app developers or their users. These token allocation mechanics for the benefit of popular Props App developers are designed to attract additional independent developers interested in building user-empowering apps to incorporate Props Tokens and join the Props Network, and enable them to use Props Tokens to create user-empowering apps. This will, in turn, provide opportunities to reward the creation and maintenance of popular apps on the Props Network and, also, content contributions and other user contributions to individual apps.
As more fully described below, we intend for the Props Network’s infrastructure to be substantially based on a sidechain that we are building by leveraging open source software (the “Props Blockchain”) and, also, smart contracts we are building on the Ethereum blockchain. We expect this infrastructure to have seven key components: (1) open-source software tools that establish the connections/interfaces with the rest of the apps on the network and the rest of the network infrastructure; (2) the apps that incorporate this software into their code; (3) the Props Blockchain that we intend to create from data supplied by Props Apps and written into a publicly-available record of both app usage data and future rights to Props Tokens; (4) the persons or group of persons that will be responsible for constructing the Props Blockchain and also acting as an oracle to the Protocol Rewards Engine (the “Validators”); (5) these smart contracts, including a smart contract into which Validators will input daily usage data and which will allocate a percentage of newly available Props Tokens to the developers of apps, based on their relative popularity with users; (6) Props PBC, which will oversee key functions for the Props Network; and (7) app users.
This Props Network is, however, still being developed, and initially, we expect that this infrastructure will entail operations undertaken entirely with respect to YouNow and Props PBC. This is because YouNow is currently the sole developer of open-source software for the Props Network, will be the sole developer with functioning Props Apps, and YouNow will be the sole person acting in the administrative role as a validator.
The Open-Source Software
We are creating open-source software to establish the connections/interfaces between apps participating in the Props Network and, also, between these participating apps and the Network’s blockchain-based infrastructure. These software tools are designed to be incorporated into Props Apps—and so, will likely become a part of the apps that Props Network users download and use. We expect that this software will thereby enable key functions of the Props Network, including each user’s ability to easily check the number of Props Tokens each user has on the Ethereum blockchain (each, a “Props Balance”) and the number of Props Tokens each user is entitled to receive from a Props App in the future as recorded to the Props Blockchain (each, a “Props Entitlement”); each app’s ability to read the user’s Props Balance and Props Entitlement; and each app’s ability to communicate usage data and a user’s entitlement to receive Props Tokens from the app in the future. See “—The Props Blockchain” for additional details regarding the data recorded to the Props Blockchain, including Props Entitlements.
Currently, we are developing several different components of the software, which we expect will have the following functions, respectively:

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PropsKit is designed to operate as a mobile wallet for users’ Props Tokens. This means that it will allow each app to display a user’s Props Entitlement and Props Balance. While we are currently designing PropsKit as open-source software to be incorporated into Props Apps, we anticipate that YouNow will, in the future, create a separate, proprietary app that leverages this open-source code to perform these functions for users.

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Props Sentinel is designed to allow app developers to more easily access information about users on the Props Network. Specifically, we expect this software will give Props Apps the ability to easily read a user’s Props Entitlement and Props Balance. In this sense, it performs functions similar to the PropsKit—but is app-facing. As a result, this software also enables a key functionality on the Props Network: because all Props Apps can incorporate this software, the user may enjoy the privileges of Props Token ownership earned in one Props App on another Props App. Because Props Apps can read a user’s Props Balance and Props Entitlement, users can effectively “port” the elevated status they have earned in one Props App to another.

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Sidechain Node is designed to allow each Props App to maintain or review its own copy of the record of daily usage and Props Entitlements recorded to the Props Blockchain. This software also allows the Validator to create this shared record.

The above-described open-source software is publicly available and free for any person to use and incorporate into apps, subject to compliance with the terms of the software’s applicable open-source software license. The terms of the applicable open-source software license for each software component will be publicly available at www.github.com or linked from PropsProject.com or other publicly available websites.
The Props Apps
Props Apps are user-facing applications that both incorporate the above-described open-source software and are, in addition, admitted to the Props Network so that their daily usage can be taken into account by the Protocol Rewards Engine. Initially, we expect that there will be two such apps: the Props Live Video App and the Game Show App. In order for future apps to be so admitted, the Validator must begin taking account of the app’s daily usage and the party or parties administering the Protocol Rewards Engine, which is currently a role held by Props PBC, must update the Protocol Rewards Engine’s list of eligible app developer wallet addresses. See “—Props PBC” for additional details regarding these updates. Once admitted, the future developer or its users may be issued Props Tokens in the form of allocations of daily rewards from Props PBC, which issuances may be addressed in potential future amendments to this offering circular. See “—Props PBC” for additional details.
Props Apps may have a variety of functionalities for Props Tokens, as determined in the developer’s discretion and subject to the app’s terms and conditions of use. See “Description of the Props Tokens Being Offered—Functionality for Users” for additional details. These Props Tokens may be earned by the user in other Props Apps or acquired by the user as tips or in secondary markets, if any exist—but app developers may also distribute Props Tokens to the users of their application using an in-app rewards system designed by the app developer. Users may, for example, earn Props Tokens from Props Apps by contributing video content to an app or by winning a merit-based game in an app. See “Description of the Props Token’s Role in Helping to Align Incentives of Network Participants—Incentives for the Development and Operation of Popular Props Apps,” “Plan of Distribution,” “Description of the Props Tokens Being Offered-Receiving Props Tokens” and “Description of the Props Live Video App and the Game Show App—Props Live Video App Rewards and -Game Show App Rewards” for additional details on user earnings of Props Tokens.
There are currently two apps ready to be connected to the Props Network and function as Props Apps. Both of these apps, the Props Live Video App and the Game Show App, were developed by YouNow, and both are currently operated by YouNow. See “Description of the Props Live Video App and the Game Show App” for further details regarding these apps. Both the Props Live Video App and the Game Show App are standard apps like those widely available to consumers now—and are not fully “decentralized” apps built entirely on blockchains. Each of these apps is currently operating without Props Tokens; upon qualification of this offering circular, YouNow intends to operate the apps with Props Tokens, leveraging the Props Blockchain and Ethereum blockchain.
We anticipate that, in the future, additional apps will be built by independent developers, and the Props Network’s infrastructure is designed to incorporate them into a functioning network and token economy if or when they are ready to begin operating Props Apps. Before any additional developers seek to have their apps joined to the Props Network, however, we will need to address certain regulatory issues regarding the addition of third party apps to the Props Network and, also, file an amendment to this offering circular addressing any issuances to these app developers or their users. See “Description of Business—Government Regulation” and “Risk Factors—We may need to address additional regulatory issues in connection with our plans for the development of the Props Network.” for additional detail. We anticipate that additional apps may be added to the Props Network in 2019.

Separate from the Props economy, the Props Live Video App, the Game Show App, and any future Props Apps are free to monetize their apps by, for example, incorporating in-app purchases with U.S. Dollars, selling subscriptions, sponsorships, or incorporating advertisements into their apps. In the current version of the Props Live Video App, for example, YouNow sells “Coins” (on the Rize App) and “Bars” (on the YouNow App) an in-app currency that may not be transferred outside of the Props Live Video App, in exchange for U.S. Dollars, and users may then use these Coins or Bars to purchase virtual gifts like a “thumbs up” for other Props Live Video App users. See “Description of the Props Live Video App and the Game Show App—The Interactive Live Video App—Overview.” The proceeds of these in-app sales are solely the property of the app developer and while these proceeds may be shared with users, app developers need not do so. Further, no user is entitled to receive any share of these proceeds as a result of being a Props Token holder and need not hold Props Tokens in order to earn rewards paid in, for example, U.S. Dollars or Ether.
We expect that a significant portion of Props Apps users will access Props Apps on the Apple iTunes App Store and the Google Play Store. As a result, Props Apps and the business of Props App developers may be subject to the standard policies and terms of service of these third party platforms, which govern the promotion, distribution and operation of applications on the platform. These platforms may have terms that limit the operation of apps that incorporate cryptocurrency like Props Tokens and Ether. We have taken the position that our business, including the transfer of Props Tokens effected in the Props Live Video App and the Game Show App, does not violate the respective terms of service of the Apple iTunes App Store and Google Play Store. For additional information see “Risk Factors—Developers of Props Apps and users of the Props Network will initially rely on third-party platforms such as the Apple iTunes App Store and the Google Play Store to distribute the Props Live Video App and the Game Show App, or other applications on the Props Network. If Props App developers or the users of the Props Network are unable to access or otherwise to maintain Props App availability on the platforms, including as a result of changes or violations of terms and conditions, access to and utilization of the Props Network and the Props Tokens may suffer.”
The Props Blockchain
We are designing the Props Blockchain to be a record composed of the key data required to maintain the Props Network. We expect that this data will be communicated by Props Apps running Sidechain Nodes to all other persons running the Sidechain Node software. The Validator is then tasked with recording this data to the Props Blockchain in “blocks” of data. See “—The Validators” below for details regarding the specific tasks and role of these Validators. Initially, we expect for this data to have two components, which are each described below:

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Usage Data. Each Props App is expected to communicate usage data composed of a record of user sign-ins. Each time a user signs into a Props App, this data will then be communicated to participants running the Sidechain Node software, including the Validator. This data is communicated on a continuous basis and includes the number of sign-ins performed by persons with Props Balances and Props Entitlements, together with the respective amounts. This data serves an essential purpose in the allocation of daily rewards of Props Tokens; daily excerpts of this usage activity are collected by the Validator each day and entered into the Protocol Rewards Engine. See “—The Validators” for additional details. This data is then used to determine daily rewards allocations by the Protocol Rewards Engine. See “—The Props Network Smart Contracts.”

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Props Entitlements. As discussed under “Description of the Props Tokens Being Offered—Receiving Props Tokens,” users may not receive Props Token rewards prior to completing all necessary steps required in order to claim Props Tokens. See “Description of the Props Tokens Being Offered—Receiving Props Tokens” for additional details. As a result, each time a Props App rewards a user with additional Props Tokens for in-app activities, the user receives indication within the app that the user will be entitled to receive the Props Tokens subject to completion of required steps. We refer to these amounts as Props Entitlements. Each time a Props App rewards a user with Props Entitlement, this data is also communicated on a continuous basis to participants running the Sidechain Node software, including the Validator, and we anticipate that this information about the contingent reward would be immediately recorded to the Props Blockchain. If or when the user’s Props Token successfully clear the steps described in “Description of the Props Tokens Being Offered—Receiving Props Tokens” and the Props Tokens are ready to be issued, we expect that the cancellation of a corresponding amount of the user’s Props Entitlement will also recorded on the Props Blockchain.

The recording of Props Entitlement information on the Props Blockchain improves user experience of Props Apps by allowing users to enjoy the benefits of earned Props Tokens while an app is still performing fraud checks or similar operations that must be completed prior to issuance of Props Tokens on the Ethereum Blockchain.
The Validators
We expect to task the Validator with recording the above-described data to the Props Blockchain. Because the Props Blockchain is a permissioned blockchain, which means only those persons who have received permission to record data may do so, only the Validator may record this information to the Props Blockchain.
In addition to recording usage data to the Props Blockchain, we also expect to task the Validator with compiling a daily subset of the data from the Props Blockchain and communicating it to the Protocol Rewards Engine. More specifically, on a daily basis, the Validator communicates aggregate usage data, including information regarding how much activity was undertaken by Props Token holders and their Props Balances and Props Entitlements within each Props App, to the Protocol Rewards Engine. This information is used by the Protocol Rewards Engine to make its daily allocations of Props Tokens. See “—The Props Network Smart Contracts” for more detail. In this capacity, the Validator performs an “oracle” function to the Protocol Rewards Engine smart contract.
YouNow is designing the Sidechain Node software to make the creation of “blocks” on the Props Blockchain, and the performance of the oracle function to the Protocol Rewards Engine automatic operations performed by the Sidechain Node software when run by the permissioned Validator. As a result, the existence and accuracy of usage data and Props Entitlement data tracked by the Props Network, the continued construction of the Props Blockchain so as to record this data in a way necessary to the operation of the Props Network, and the performance of the Protocol Rewards Engine oracle function all depend on the Sidechain Node software. Further, these key functions also depend on the ability of the person or persons acting as a Validator to run this software and remain connected to Props Apps transmitting it data, so that it may receive data and communicate to the Protocol Rewards Engine each day.
We expect that Validators will receive compensation for these services in an amount equal to, each day, approximately 0.00185% of the remaining Props Tokens in the pool initially composed of the 400,000,000 Props Tokens allocated to the Protocol Rewards Engine (the “Daily Rewards Pool”). See “Description of the Props Tokens Being Offered—Token Supply” and “The Props Network Smart Contracts—Validator Rewards Allocations” for additional details. If, in the future, more than one person serves as a Validator, we anticipate this daily reward will be split pro rata amongst Validators.
YouNow will be the initial Validator for the Props Blockchain, and as a result, YouNow will initially have the sole and exclusive responsibility for maintaining the record of app usage on the Props Blockchain. YouNow will also, therefore, have sole and exclusive responsibility for communicating this information to the Protocol Rewards Engine. We intend that, in the future, other persons will act as Validators for the Props Network. These additional, future-selected validators may be selected by Props PBC in the future, with the intention to enable token holders to vote on-chain on the choice of Validators at a later stage in the Props Network’s development. It is also possible that in the future Validators may be required to have tokens staked against their right to act as validators of the network. See “Development Strategy” for additional details.
The Props Network Smart Contracts
We intend for Props Tokens to be created by a smart contract to be deployed to the Ethereum blockchain (the “Token Contract”). The Token Contract we are creating will maintain a ledger that records the allocations between YouNow, Props PBC, and the ownership of Props Tokens. See “Description of the Props Tokens Being Offered—Token Supply” for additional details.
We are also creating a second smart contract that we intend to deploy to the “Ethereum blockchain. It will be allocated all of the Daily Rewards Pool. We intend for this Protocol Rewards Engine smart contract to cause the Token Contract to, each day, make available a portion of these Props Tokens for primary issuance by YouNow. These Props Tokens may be distributed by YouNow as described in “Plan of Distribution.” In the future, these Props Tokens may be allocated by the Protocol Rewards Engine to and distributed by Props PBC, as contemplated in potential future amendments to this offering circular. See “Description of the Props Network—The Props Apps” and “Risk Factors—We may need to address additional regulatory issues in connection with our plans for the development of the Props Network.”
We expect the allocation of these Props Tokens by the Protocol Rewards Engine will have two components—for app rewards and for validator rewards, as described below:

•	Daily Rewards Allocations:
Daily Rewards Allocations are allocations made on the basis of daily usage activity of Props Apps in order to reward the creation and operation of popular Props Apps. We anticipate that, each day, the total amount of Props Tokens allocated in this way will be equal to approximately 0.036815% of the remaining Props Tokens in the Daily Rewards Pool each day.
Initially, because YouNow will be the sole operator of Props Apps, the Protocol Rewards Engine will allocate all of these daily rewards allocations to YouNow—which may then make a primary distribution as further described in “Plan of Distribution.” In effect, each daily allocation will increase the number of Props Tokens that YouNow may distribute pursuant to this offering circular.
In the future, once apps developed by third parties join the Props Network, we expect that an algorithm programmed into the Protocol Rewards Engine will also allocate some of these Props Tokens to Props PBC—so that Props PBC may immediately make primary distributions of the Props Tokens as rewards for usage of third party Props Apps. As a result, the Protocol Rewards Engine will allocate between YouNow (for usage of the YouNow-created Props Apps) and Props PBC (for usage of all third party developed Props Apps). The allocation between them will be determined on the basis of the daily usage data communicated by the Validator to the Protocol Rewards Engine each day—with the algorithm in the smart contract allocating more importance to the Props Apps garnering more daily usage and giving particular weight to usage by users with higher Props Balances and Props Entitlements. See “—The Props Blockchain” for additional details regarding this data. YouNow then may issue these allocated Props Tokens as it determines advisable in its sole discretion, and Props PBC will issue either to third party Props App developers or their users, based on the earmarks and as addressed in potential future amendments to this offering circular. See “Description of the Props Network—The Props Apps” and “Risk Factors—We may need to address additional regulatory issues in connection with our plans for the development of the Props Network.”
In effect, we expect for Props Apps to compete for an allocation out of the Daily Rewards Pool—and as a result, apps will compete for higher daily usage that will be recorded on the Props Blockchain and used by the Protocol Rewards Engine in making allocations. Each developers is, therefore, incentivized to grow the active user base of their app and create usage for Props Tokens in their apps and also to distribute Props Tokens to his or her users, as a potential incentive to attracting users who also will thereafter have Props Tokens. With more of these users, the Props App may be entitled to a greater allocation of Props Tokens from the Protocol Rewards Engine.

•	Validator Rewards Allocations:
Validator Rewards Allocations are allocations made in order to compensate Validators for the maintenance of the Props Blockchain and for acting as an oracle function to the Protocol Rewards Engine. We anticipate that each validator rewards allocation will be in an amount equal to approximately 0.00185% of the remaining Props Tokens in the Daily Rewards Pool each day.
Initially, because YouNow will be the sole Validator, the Protocol Rewards Engine will allocate all of these validator rewards allocations to YouNow—which may then distribute them as it sees fit, in its discretion.
If, in the future, more than one person serves as a Validator, we anticipate this daily reward will be split pro rata amongst these Validators, and allocations of validator rewards will be made either for YouNow or for Props PBC, with YouNow receiving allocations for its own services and Props PBC receiving allocations earmarked as compensation for third party apps’ services. YouNow may issue these allocated Props Tokens as it determines advisable in its sole discretion, and Props PBC will issue these Props Tokens to the third-party validators, based on the earmarks and as addressed in potential future amendments to this offering circular.
Because the Daily Rewards Pool is set at 400,000,000 and each of the above described allocations will be made as a percentage of the remaining pool, the amount of Props Tokens available to be allocated as daily rewards allocations and validator rewards allocations will, initially, be larger and will decrease over time.
The Props Network smart contracts may be changed in the future; specifically, certain components of the Token Contract and the Protocol Rewards Engine may be updated and each of these smart contracts may be replaced. For example, variables in the rewards algorithm programmed into the Protocol Rewards Engine can be updated and either smart contract could be replaced with a new version. Props PBC will be the initial owner of the accounts with the ability to effect changes to these smart contracts (the “Controller”) and may, therefore, effect these changes. Initially, we intend for the Controller to be the Props PBC. In the future, however, Props PBC may transfer such a Controller role to a decentralized autonomous organization (a “DAO”) governed by Props Token holders. See “Description of Business—Development Strategy” for additional details.
Props PBC
Props PBC is a Delaware public benefit corporation and wholly-owned subsidiary of YouNow. See “Description of Business” for additional details. Consistent with its stated public benefit purpose to “create an open, sustainable and equitable media network that fairly rewards all participants in the ‘Props Network’ (a digital media platform launched by the Corporation’s corporate parent, YouNow, Inc.), for their contributions to the network, by supporting and promoting the growth, research, development, and adoption of the protocol and token underlying the Props Network,” we expect that Props PBC will play a central role in the ongoing operation of the Props Network, including with respect to the below-listed functions:

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We anticipate that Props PBC will grant Props Tokens to persons developing key apps or otherwise contributing to network development efforts, as well as for cash sales. See “Plan of Distribution” for additional details regarding grants and sales by Props PBC.

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We anticipate that Props PBC will, in the future, determine who will serve in key roles in the Props Network, including for example, by replacing itself as the sole Validator or admitting additional validators, or admitting additional Props Apps to the Props Network. These changes may be effected by the Controller of our smart contracts. See “—The Props Network Smart Contracts” for additional details. Props PBC will be the Controller of each of these smart contracts and may, therefore, effect these changes.

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We anticipate that Props PBC will make other changes or updates to the Props Network smart contracts, including the Token Contract or the Protocol Rewards Engine. In addition to the above-described changes, certain components of the Token Contract and the Protocol Rewards Engine may be updated. For example, variables in the rewards algorithm programmed into the Protocol Rewards Engine can be updated and either smart contract could be replaced with a new version. Props PBC will be the Controller of each of these smart contracts and may, therefore, effect these changes.

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We anticipate that Props PBC will, in the future, propose the taking of advisory votes from Props Token holders on certain key issued affecting the Props Network, including the terms of the Token Contract and the total amount of Props Tokens that may be issued, changes to the algorithm in the Protocol Rewards Engine, or other updates to the Props Network smart contracts. See “—The Props Network Smart Contracts” for additional details regarding smart contract terms. While these advisory votes would be nonbinding, we expect that, given Props PBC’s stated public benefit purpose to create an open, sustainable and equitable media network, Props PBC will generally act in ways consistent with the outcome of these advisory votes.

The Users
Subject to the terms and conditions for the use of apps, any other applicable rules, and the availability of Props Apps for download, we anticipate that anyone will be able download and use Props Apps on publicly available sites like the Apple iTunes store or the Google Play store.

Users may interact with Props Apps with only casual or no interest in cryptocurrencies like Props Tokens. They may also enjoy app features—including rewards paid in U.S. Dollars, for example—and may never claim their Props Tokens. They may also enjoy the benefits of holding Props Tokens within the apps without ever claiming Props Tokens or a wallet on the Ethereum network. See “Description of the Props Tokens Being Offered—Props Entitlements in Props Apps” and “Description of the Props Tokens Being Offered—Token Transfers, Generally” for more detail regarding receiving Props Tokens. Once a user completes the required steps to claim Props Props Tokens, the PropsKit open-source software is designed to make it easy and inviting for users with near-zero knowledge of cryptocurrencies to hold and use Props Tokens.
DESCRIPTION OF THE PROPS LIVE VIDEO APP AND THE GAME SHOW APP
The Interactive Live Video App
Overview
Our Props Live Video App is an interactive live video app that uses a network of low-latency video media servers that can relay video streams to each other. This creates widely available video feeds—and supports a wide spectrum of live video interactions. Users create the “Live Video Content” for the app—all the video, graphics, music, chat feed comments, or other contributions that are broadcasted or uploaded to the app. Participants are able to interact with any other participant, on video or via textual chat, and exchange media and virtual goods. In order to participate and use the app, users must accept the terms of use, and users under the age of 18 must be emancipated or have the consent of their parents or guardians to accept the terms.
YouNow earns revenue in the Props Live Video App through the sale of “Coins” or “Bars” for U.S. Dollars. Coins or Bars are an in-app currency that may not (and technically cannot) be transferred outside of the Props Live Video App. Users may use these Coins or Bars, which may also be given to users as daily bonuses for use of the app, to purchase virtual gifts like a “thumbs up” for other Props Live Video App users. While the proceeds of these in-app sales are solely the property of YouNow, YouNow may share a portion of this revenue with users. See “—Props Live Video App Rewards—Cash and ETH Rewards.” Accordingly, more active Props Live Video App users both enriches user experience by affording more opportunities to interact with other users over live video and, also, affords YouNow more opportunities to earn revenue through the sale of Coins or Bars.
The Props Live Video App has been available for download through Apple’s App Store or Google Play since February 2018. As of September 20, 2018, Rize app had approximately 250,000 users and 85,000 monthly active users. As of September 20, the YouNow chat app, which we intend to merge with the Rize app, had approximately 45 million registered users and 1,460,000 monthly unique visitors. Functionality for Props Tokens in both Rize and the YouNow chat app has been disabled to date, but will be enabled upon the commencement of this offering in the surviving app.
Props Live Video App Rewards
Users are eligible to earn “monetization revenue” for the Live Video Content they create for the app. Users of the Service may be rewarded with U.S. Dollars, Ether (ETH) cryptocurrency, and/or Props Tokens in proportion to the type, volume, and quality of the activity of the user on the app. Users on the Props Live Video App are also rewarded with ETH in proportion to the amount of virtual goods they get, the viewership they generate and the audience members they bring into the network, relative to all the other activity on the app. By driving engagement on the app, every user—whether a star content creator or a new audience member who’s participating in the broadcast—can earn for their part in growing the app. This will, in turn, incentivize active use of the app, assist in retention of active Props Live Video App users, and, also, encourage the growth of the Props Network. The mechanics of and rules governing a user’s earning of a Props Token via the Props Live Video App are described in its terms of use and in all cases subject to the terms of use, which can be accessed via the Props Network. These terms of use are subject to amendment by YouNow at any time in YouNow’s sole discretion.

We anticipate that the Props Live Video App will offer users two different streams of rewards, which are described below:

•	Cash and ETH Rewards.
YouNow may reward Live Video Content creators, also referred to as broadcasters, with a portion of the proceeds YouNow earns from in-app purchases. This stream of rewards is primarily designed to share some of YouNow’s revenue from operating the app with the users helping make it successful. The total amount of proceeds to be shared with Props Live Video App users in any given day may, however, vary, in YouNow’s discretion, based on the amount and type of user activity and the amount of YouNow’s revenue from operating the app in a given day. Further, these rewards may be paid US Dollars or Ether, in YouNow’s discretion. For the past four years, YouNow has been operating two-sided content marketplaces powered by a virtual currency in this manner within its apps.
The method of determining any individual user’s share of the total amount of proceeds to be shared with Props Live Video App users in any given day may vary in YouNow’s discretion. The amount of the monetization revenue paid to any single user out of this pool is determined by a formula that factors the volume of “virtual items,” including for example, virtual likes or other gifts and the specific type of gifts received on any user’s Live Video content, as well as the user’s status, which will be impacted by their holdings of Props Tokens once those become available. YouNow is, however, able to modify its formula at any time in its sole discretion.

•	Props Rewards.
YouNow may reward Props Live Video App users by distributing Props Tokens to users. This stream of rewards is primarily designed to enrich user experiences in the app and, also, spark network effects whereby Props Token holders may be attracted to use other apps in the Props Network—all by owning a token that can appreciate in utility and value with the Prop Network’s growth. The total amount of Props Tokens to be shared with Props Live Video App users in any given day may vary, in YouNow’s discretion. YouNow, however, expects that it will distribute approximately 80% of the Props Tokens it is allocated from the Protocol Rewards Engine in any given year, though it retains discretion to distribute more or less of the Props Tokens it is allocated. See “Description of the Props Network—The Props Network Smart Contracts” for additional details regarding allocations between active Props Apps.
The method of determining any individual user’s share of the amount of Props Tokens to be shared with Props Live Video App users in any given day may vary in YouNow’s discretion. The amount of Props Tokens shared with any single user out of a daily available amount is determined by a formula that factors the volume of virtual items received on any user’s Live Video Content, the daily watch time of the Live Video Content, the virtual Items provided by or to other users on the same calendar day, the daily watch time of other users’ Live Video Content, and potentially the user’s status, which will be impacted by their holdings of Props Tokens once those become available. In general, if the user’s contributions to the Props Live Video App were higher relative to other users’ contributions, the user will earn a greater amount of rewards. Because the amount of rewards given to any individual user may vary depending on the total pool available for all users that day, user rewards may vary from day to day and for won contests. YouNow is, however, able to modify its formula at any time in its sole discretion.
In addition, we may enter into agreements with certain users to, for example, provide special or distinctive Video Content. These agreements may contemplate rewards separate from the total amount of proceeds or Props Tokens to be shared with other users and based on different formulas than otherwise provided to other users of the Props Live Video App.
The below graphic shows the overall expected flow of both U.S. Dollars from in-app purchases and Props Tokens allocated to the Props Live Video App. The amount of any U.S. Dollar, Ether, or Props flowing at each step may vary based on the terms and conditions of the Props Live Video App and in YouNow’s discretion.

Live Vide App Flows of Funds

Users
Protocol
In-App Purchases (USD)
Protocol Rewards (PROPS)
Live Video App
User Rewards (USD/ETH + PROPS)
Creators & Contributors

Terms of Receiving Rewards and Terminations
All rewards, including rewards of Props Tokens, made to users of the Props Live Video App are made subject to the user’s completion of the requirements described “Description of the Props Tokens Being Offered—Receiving Props Tokens” that must be completed prior to receiving Props Tokens, including completion of KYC and AML procedures and completion of any other documentation we may require. In addition, in order to receive Props Tokens, the user must also complete all additional steps described in the terms of service that must be completed prior to receiving Props Tokens in the Props Live Video App rewards program, including satisfactory completion of a fraud check designed to ensure that the user did not earn Props Tokens improperly. We anticipate that Props Tokens will be ready to be claimed within a period of up to 30 days of the posting of Content or participation that would earn a reward. This time period is subject to change at any time.
The Props Live Video App’s terms of use also define when users may not receive rewards and when rewards may not be completed. Users are not entitled to earn or receive any revenues as rewards for posting content via the Props Live Video App in any of the following circumstances: (a) if one or more third parties claim rights to certain elements of such content except in cases where YouNow’s policies or systems support sharing a portion of the revenues with that user, as determined by YouNow; (b) if rewards are disabled on the content by either the user or YouNow; or (c) the user’s account on the app is suspended, banned, erased, or terminated. In addition, YouNow may terminate a user’s participation in the rewards program for any reason without prior notice. Additionally, YouNow may suspend or terminate a user’s account, or otherwise terminate a user’s participation in the app’s rewards program if YouNow determines or suspects, in its sole discretion, that a user has violated the terms of use or any other agreement with YouNow.
Upon termination of a user’s account or a user’s participation in the rewards program, YouNow will not have any obligation to afford the user any use or benefits of the user’s Props Tokens in the Props Live Video App, and any Props Entitlements not yet awarded to the user may be cancelled. The user may, however, still be entitled to use any Props Tokens already in his or her possession in any other Props Apps, subject to their terms and conditions of use.

The Role of Props Tokens in the Props Live Video App
Once functionality for Props Tokens is enabled in the Props Live Video App, we anticipate that Props Token holders will be entitled to premium features in the Props Live Video App simply for holding a sufficient numbers of Props Tokens; users need not “spend” them in order to enjoy these features. In the Props Live Video App, we anticipate that, in the future, users will be entitled to the following features:

•
Discounts in the purchase of in-app currencies and other in-app virtual goods. These discounts allow users to purchase “likes,” “hearts” or other virtual goods that can be sent to other users with fewer Coins. As described above in “—Overview,” Coins are in-app, non-crypto currencies that may be earned as daily bonuses or purchased for U.S. Dollars. This feature, in turn, has the added benefit of, potentially, increasing a “liked” user’s ability to earn additional Props Tokens as rewards paid by YouNow to Props Live Video App contributors.

•
Increased Rev Share. As discussed above under “—Props LiveVideo Rewards—ETH and Cash Rewards,” the amount and portion of any proceeds that YouNow may share with users may vary at YouNow’s discretion and may be paid U.S. Dollars or Ether, in YouNow’s discretion. Props Token holders may be entitled to a larger percentage of revenue sharing than other app users.

•
Tipping. Users may send Props Tokens to other users of the Props Live Video App. These transfers may be effected entirely with interactions within the Props Live Video App, and will be executed on the Ethereum blockchain. See “Description of the Props Tokens Being Offered—Token Transfers, Generally” for additional details.

•
Elevated in-app social status. The Props Live Video App user interface displays a user’s Props Balance and Props Entitlement. This allows for users to enjoy an elevated social status in the Props Live Video App, similar to “upvoted” or “boosted” content.

•
The ability to “upvote” or “boost” content contributed by the user or third parties. If content is “upvoted” or “boosted,” that content may be showcased to more Props Live Video App users. This feature would give users some control over content. It also, in turn, has the added benefit of, potentially, increasing that content contributor’s ability to earn additional Props Tokens as rewards paid by YouNow to Props Live Video App contributors.

In general, the more Props Tokens a user has, the greater the benefits a Props Token holder will be entitled to receive in the Props Live Video App. For example, if a user has a larger number of Props Tokens, the more virtual goods they can access. The above-described functionality for Props Tokens is, however, subject to the terms and conditions of the Props Live Video App, and a user may be denied use of the Props Tokens in the Props Live Video App in accordance with the app’s terms and conditions.
Intended Merger of YouNow App and Rize App
The Props Live Video App, which is currently named Rize, has many similarities with the YouNow App. Both the YouNow App and Rize are live streaming apps with an in-app currency developed by YouNow, which is sold as a means for YouNow to earn revenue and reward content creators. YouNow also shares a portion of its revenue with contributing users to both apps. See “Description of Business” for additional details. Because of the similarities between these two apps and a desire to leverage the user population in the YouNow App to help grow the user population for one of the two apps that we anticipate will be the first Props Apps, YouNow intends to merge the YouNow App and Rize in 2018. We expect this merger to occur by merging Rize functionality into the YouNow App and terminating the Rize app. This post-merger app will be the successor to Rize. We anticipate advertising this intended merger with Rize registered users in order to encourage the retention of more users in the post-merger Props Live Video App.
WTF—the Game Show App
Overview
The Game Show App is an entertainment app in which people can answer trivia questions and win prizes. The game show is broadcasted live at pre-determined times. A live studio host asks multiple choice questions and participants who answer correctly remain in the game to answer the next question. Participants who answer incorrectly are eliminated. The Game Show App allows for play as a team—which can be composed of one, two or three players.  Participants can connect with other friends and play as a team of up to three participants by leveraging YouNow’s many-to-many video technology. This feature allows players to consult with each other during the game and enjoy the game together with friends by their side. While team members get eliminated from the game when they answer incorrectly, they can remain in live video chat with their team members, as the winnings are ultimately distributed on a team (rather than individual) basis. In the future, YouNow may schedule multiple games in multiple languages; replace the live host with canned textual or visual questions, support larger teams or change specific gameplay rules to optimize the user experience; or launch additional different features and types of games within the app.
The rules governing a user’s earning of a Props Token via the Game Show App are described in and in all cases subject to the app’s official contest rules and terms. In order to participate and use the app, users must accept the terms of use. If the contest carried out via the Game Show App is not capable of running as planned for any reason, including without limitation, due to a force majeure event or infection by computer virus, bugs, tampering, unauthorized intervention, fraud, technical failures, or any other causes which corrupt or affect the administration, security, fairness, integrity, or proper conduct of the Game Show App contest, YouNow reserves the right, at its sole discretion, to cancel, modify, or terminate the game show trivia game. In the event of cancellation, YouNow reserves the right to not award any prize(s) for any applicable cancelled Contest game(s). The terms governing a user’s use of the Game Show App are described in the “WTF Terms of Use”, which can be accessed via the Props Network. The WTF Terms of Use are subject to amendment by YouNow at any time in YouNow’s sole discretion.
The trivia games presented through the Game Show App (the “Contest”) are open only to individuals who are at least 18 years of age (or the local age of majority in the jurisdiction where the player resides, if higher than 18) as of the date of entry. Additionally, the Contest is not open to residents of Puerto Rico, Quebec, Cuba, Iran, North Korea, Sudan, Syria, and certain other jurisdictions prohibited under the terms and conditions of the app, including any jurisdiction where the contest would be restricted or prohibited by law.
YouNow does not, currently, sell in-app virtual goods, feature advertisements, charge subscriptions for the service, or otherwise earn cash proceeds from the operation of the Game Show App. In the future, however, YouNow may choose to monetize the app, including by finding sponsors for the Game Show App games or selling space to advertisers in the app.
The Game Show App has been available on Apple’s App Store since August 2018. Functionality for Props Tokens has been disabled to date, but will be enabled upon the commencement of this offering. As of September 26, 2018, the Game Show App had 1,800 registered users and 1,800 active users.
Game Show App Rewards
We anticipate that the Game Show App will offer users two different streams of rewards in order to incentivize active use of the app, retain active Game Show App users, and, also, encourage the growth of the Props Network. These two anticipated rewards streams are described below:

•	Cash and ETH Rewards.
YouNow may reward Game Show App users with a portion of the proceeds from operating the Game Show App, if in the future YouNow monetizes the app by finding sponsors or advertisers. This anticipated stream of rewards is designed to share some of YouNow’s revenue from operating the app with the users helping make it successful. The total amount of proceeds to be shared with Props game show users in any given day may, however, vary, in YouNow’s discretion. Further, these rewards may be paid US Dollars or Ether, in YouNow’s discretion.
The method of determining any individual user’s share of the total amount of proceeds to be shared with Props game show users in any given day may vary in YouNow’s discretion. If such proceeds are shared with users, YouNow anticipates that the amount of such proceeds shared with a single user out of a daily pool will depend on the results of the trivia contests. In order for the user to receive any share, the user’s team must answer trivia or trivia-like question in a time allotted. If the team gets certain answers right and the gameplay rules determine that such relevant users (within the team or playing individually) are winners eligible to claim a reward, a reward will be issued. The Reward is currently split evenly among all winning teams, then split evenly within each winning team, among all players on the team.Because the amount of rewards given to any individual user may vary depending on the total pool available for all users in the contest, user rewards may vary for won contests. YouNow may, however, modify this procedure for determining cash and ETH rewards at any time, in its sole discretion.

•	Props Rewards.
YouNow may reward Game Show App users by distributing Props Tokens to users. This stream of rewards is primarily designed to enrich user experiences in the app and, also, spark network effects whereby Props Token holders may be attracted to use other apps in the Props Network—all by owning a token that can appreciate in utility and value with the Prop Network’s growth. The total amount of Props Tokens to be shared with Game show app users in any given day may vary, in YouNow’s discretion. YouNow expects, however, that it will distribute approximately 80% of the Props Tokens it is allocated from the Protocol Rewards Engine in any given year, though it retains discretion distribute more or less of the Props Tokens it is allocated. See “Description of the Props Network—The Props Network Smart Contracts” for additional details regarding allocations between active Props Apps.
The method of determining any individual user’s share of the amount of Props Tokens to be shared with Game Show app users in any given day may vary in YouNow’s discretion. YouNow anticipates that the amount of any single user’s rewards out of a daily pool of Props Tokens may depend on the results of the trivia contests or based on their track record of playing (including, for example, as a result of playing a certain number of days in a row, winning a certain number of days in a row, or playing in teams a certain number of times in a row) or based on the number of new team members a user invites to join in a Game Show app team. Because the amount of rewards given to any individual user may vary depending on the total pool available for all users in the contest, user rewards may vary for won contests. YouNow may, however, modify this procedure for determining Props Tokens rewards at any time, in its sole discretion.
In addition, we may enter into agreements with certain users who will appear as co-hosts or otherwise help market the app. These agreements may contemplate rewards separate from the total amount of proceeds or Props Tokens to be shared with other users and based on different formulas than otherwise provided to other users of the Game Show App.
The below graphic shows the overall flow of both U.S. Dollars from in-app purchases and Props Tokens allocated to the Game Show App:

Game Show Flows of Funds

Advertisers
Protocol
Ads / Sponsorship
(USD)
Protocol Rewards
(PROPS)
Game Show App
User Rewards
(USD/ETH + PROPS)
Winners &
Contributors

Terms of Receiving Rewards and Terminations
All rewards, including rewards of Props Tokens, made to users of the Game Show app are made subject to the user’s completion of the requirements described “Description of the Props Tokens Being Offered—Receiving Props Tokens” that must be completed prior to receiving Props Tokens, including completion of KYC and AML procedures and completion of any other documentation we may require. In addition, in order to receive Props Tokens, the user must also complete all additional steps described in the terms of service that must be completed prior to receiving Props Tokens in the Game Show App rewards program, including satisfactory completion of a fraud check designed to ensure that the user did not earn Props Tokens improperly. We anticipate that Props Tokens will be ready to be claimed within a period of up to 30 days of winning a contest. This time period is subject to change at any time.

The Game Show App’s terms of use also define when users may not receive rewards and when rewards may not be completed. For example, each winner may be subject to verification of eligibility to participate in the game, including verification of age and residency and compliance with the rules, and if YouNow requests verification of a winner, as a condition of receiving a reward, such winner must provide any documents and verification information requested by YouNow. If a winning user is determined to be ineligible or is otherwise disqualified, the user will forfeit the reward in its entirety. Upon termination of a user’s account or a user’s participation in the rewards program, YouNow will not have any obligation to afford the user any use or benefits of the user’s Props Tokens in the Game Show app, and any Props Entitlements not yet awarded to the user may be canceled. The user may, however, still be entitled to use any Props Tokens already in his or her possession in any other Props Apps, subject to their terms and conditions of use.
The Role of Props Tokens in the Game Show App
Once functionality for Props Tokens is enabled in the Game Show App, we anticipate that Props Token holders will be entitled to premium features in the Game Show App simply for holding a sufficient numbers of Props Tokens; users need not “spend” them in order to enjoy these features. In the Game Show App, we anticipate that users will be entitled to the following features:

•
Elevated in-app social status. The Game Show App user interface displays a user’s Props Balance and Props Entitlement. This allows for users to enjoy an elevated social status in the Game Show App. They are highlighted in the team building display and therefore get a natural priority in joining others for team play.

•
Access to additional gameplay features. We may, in the future, offer additional gameshows only available to Props Token holders. Additionally, we may offer Props Token holders of a certain threshold the ability to play the Game Show App’s game shows with four co-players, rather than a normal user’s three co-players. This feature has, in turn, the added benefit of, potentially, increasing that content contributor’s ability to earn additional Props Tokens as rewards paid by YouNow to gameshow winners.

In general, we anticipate that the more Props Tokens a user has, the greater the benefits a Props Token holder will be entitled to receive in the Game Show App. For example, if a user has a larger number of Props Tokens, that user may be more likely to be chosen for team play and, in turn, more likely to win rewards from YouNow for winning. The above-described functionality for Props Tokens is, however, subject to the terms and conditions of the Game Show App, and a user may be denied use of the Props Tokens in the Game Show App in accordance with the app’s terms and conditions.

DESCRIPTION OF BUSINESS
Overview
YouNow, Inc. is a Delaware corporation founded in April 2011 under the name Bnow, Inc. On November 19, 2012 the name was changed to YouNow, Inc. Since inception, YouNow has been in the live streaming video industry and was the first company to popularize social, live video streaming on mobile devices in the United States. YouNow develops and operates consumer-facing mass market participatory video applications that incorporate uses for digital currencies. Since 2017, YouNow has leveraged its technology, expertise, user community and other assets to build the infrastructure for an open, decentralized digital media network called the Props Network. Given YouNow’s substantial experience in developing and operating a consumer-facing mass market participatory video app using digital currency, we believe we are uniquely positioned to help develop this next-generation digital media network.
YouNow develops and operates consumer-facing mass market participatory video applications and powered digital currencies. YouNow’s first mobile application, called YouNow (the “YouNow App”) provided a platform on which any user can broadcast to a live audience, watch video content and engage with content creators (broadcasters) and other users.
In order to enrich the participatory experience, encourage user engagement and empower content creators on the YouNow App, YouNow created one of the first two-sided virtual economies in the United States, with incentives for both content creators (broadcasters) and other users (fans). Through this two-sided economy, the YouNow App has generated over $60 million in virtual goods sales since its founding and has shared the majority of its earnings with thousands of content creators through the YouNow App. YouNow’s effective digital economy, powerful video technology and broadcasting tools, and the engaging, gamified user experience it has created have helped it attract over 2.5 million content creators and more than 43 million registered users to the network since its inception, all of whom make up the seed user base for the Props Live Video App and the Game Show App.
With the recent launch of the Props Network, the YouNow team continues to pioneer video networks via an open video platform and a network of applications and users operating within a decentralized economy. Our goal is to create a network that empowers its content creators, developers and users, and that is fundamentally structured to better align the incentives of these various network participants. The Props Token, the Props Network and open source tools will serve as the enabling infrastructure for the Props Network.
YouNow expects to fund its operations with the continued operations of the YouNow App. YouNow intends to merge the YouNow App and the Rize app in the near future in order to shift our existing users to the Props Network. See “Description of The Props Live Video App and The Game Show App—The Interactive Live Video App—Intended Merger of YouNow App and Rize App.” After the merger of the apps, YouNow’s focus will be on developing apps to be used on the Props Network.
The Props Foundation Public Benefit Corporation is a Delaware public benefit corporation that was formed in September 2018, with a designated public benefit purpose of creating an open, sustainable and equitable media network that fairly rewards all participants, for their contributions to the network, by supporting and promoting the growth, research, development, and adoption of the protocol and token underlying the Props Network. In addition to ensuring early fundamental utility, Props PBC will be responsible for overseeing the development of critical infrastructure used by the ecosystem, including wallets and other services for holding or spending Props Tokens. In addition, Props PBC will sponsor activities like hackathons, competitions and promotions to develop ecosystem infrastructure, build the Props developer community and grow awareness for Props tokens. Bounties, publicly published by Props PBC, may be associated with specific projects. Administering Props PBC’s discretionary grants and infrastructure development budget will be a diligent process to ensure investments in the ecosystem yield maximum value. Such investment decisions will be made by experienced individuals whose financial interests are aligned with the success of the Props Network and the Props Tokens. It is also important to diversify decision-making processes and Props PBC will direct a portion of its grants based on input from Props Ecosystem participants and Props token holders.
YouNow intends to fund Props PBC’s operations for the first period following this offering. Thereafter, Props PBC expects to fund its operations through revenue generated from sales of Props Tokens qualified in this offering.

Development Strategy
Token Sales
In November 2017, we entered into SAFTs with “accredited investors” as defined under Regulation D under the Securities Act, in reliance on the exemption from registration it provides (certain of whom are also “qualified purchasers” as such term is defined in the Investment Company Act of 1940). In March 2018, we entered into amendments to the SAFTs, in which we granted the investors rights to an additional 10% of Props Tokens and also repurchased certain of the Props Tokens. As amended, we sold rights to 188,541,749 Props Tokens. YouNow Services, a subsidiary of YouNow, has also entered into DPAs under the exemption provided by Regulation CF, which agreements may be satisfied by either YouNow Services’ delivery of 6,884,780 Props Tokens or payment in cash. Further, YouNow has entered into agreements with certain of advisors not listed here for the issuance of 37,168,246 Props Tokens, and the form of written agreement governing the majority of these relationships is included as an exhibit to this offering circular. We may not have received representations necessary in connection with these Advisor Grants for us to establish all necessary facts in order for us to rely on an exemption from the registration requirements of the Securities Act, as well as those of various state securities laws. See “Risks Related to Our Business—We may face litigation or liability for certain issuances agreements to issue Props Tokens in possible violation of federal and state securities laws.” For more details regarding the risks inherent in regulatory developments and in the regulatory regime governing the Props Tokens, see “Risks Related to Regulation—There are uncertainties related to the regulatory regimes governing blockchain technologies, cryptocurrencies, digital assets, the Props Network and the Props Tokens, and new regulations, interpretations or policies may materially adversely affect the Props Network, including its development, and the value of the Props Tokens.”
Overview
The Props Network is designed to address the problems inherent in today’s highly centralized digital media landscape, in which a small number of large companies effectively control digital media distribution and access. These companies have accumulated hundreds of billions of dollars in enterprise value, yet only a very small fraction of that value flows back to the people who create value for these networks, namely their content creators, curators and publishers, and the developers building on top of them. The large companies that control the networks monetize the attention and information of their users and extract the vast majority of financial value out of the network, while network users and contributors do not benefit from the vast majority of financial value of the network they constitute.
We believe networks that incorporate distributed ledger technology and crypto-economic business models offer opportunities to build a digital media platform that better aligns the incentives of network participants, enabling the facilitation and enforcement of value sharing, empowering a sense of community ownership. As a result, we believe that the next generation of successful digital media platforms is likely to come from more decentralized platforms leveraging blockchain technology and cryptocurrencies, like the planned Props Network. As a result, our long-term strategy is to create an increasingly decentralized economy for digital media content—where YouNow plays an increasingly smaller role in making key decisions affecting the Props Network as, for example, the sole app developer, sole open-source software developer, and sole Validator and other network participants, in turn, play increasingly larger roles in maintaining the Props Network.
YouNow and Props PBC Network Support
Initially, as described in “Description of the Props Network,” both YouNow and Props PBC intend to play significant roles in guiding the development of the Props Network and the administration of the sidechain that we are building (the “Props Blockchain”). In part, YouNow will play this role by performing essential functions in the Props Network—as in the case of developing the network open-source software, operating the first two Props Apps, and serving as the initial Validator. In addition, as discussed above in “Description of the Props Network—Props PBC,” Props PBC will play a key governing role with respect to the Props Network smart contracts, and play a key role in determining who may become a part of the Props Network. Props PBC also intends to make grants or expense reimbursements, on a discretionary basis, to (i) developers building either apps on the Props Network or Props Network infrastructure, (ii) strategic content partners, and (iii) other entities directly supporting the growth of the Props Network, as well as issue Props Tokens for cash. Props PBC intends to support these functions in light of our stated public benefit purpose to create an open, sustainable and equitable media network.

Decentralization
We have designed the Props Network in a way to allow it to become more decentralized in the future, in a gradual process, such that no single entity, person, or participant in the Props Network will carry out any essential long-term managerial role or entrepreneurial effort on behalf of the network or its participants. Accordingly, we anticipate taking a less active role in guiding the development and administration of the Props Network. For example, while we are the initial Validator for the Props Blockchain, we anticipate that we will introduce additional, independent Validators and eventually allow Props Token holders to elect validators for the Props Blockchain. As a result, we may not serve as a Validator in the future. We also anticipate that, in the future when there is a healthy ecosystem of Props App developers, content-creators and users on the Props Network, we could entrust the account with the ability to effect changes to the Props Network smart contract (the “Controller”) to a decentralized autonomous organization (“DAO”), which would then enable Props Token holders to vote on changes to these smart contracts. Props Token holders could, then, play a more direct role in making key decisions affecting the Props Network.
In January 2018, we formed a nonprofit foundation based in the Seychelles. We have no current plans to use the foundation, but before undertaking any activities with the foundation, including with respect to further decentralization of the Props Network through the foundation, YouNow will notify Props Network participants.
White Papers
In November 2017, YouNow issued its first White Paper, which provided an overview of a decentralized model for a digital media network that would use blockchain technology to reward its users, content creators, developers and other contributors. In February 2018, YouNow issued the second version of its White Paper with updates. YouNow is currently finalizing the process of updating its whitepaper to describe changes to the development of the Props Network, and intends to publish it in October. To the extent there are material changes in YouNow’s plans for and development of the Props Network and governance of the Props Tokens, YouNow will issue an additional White Paper describing such updates.
Potential Competitive Landscape
Blockchain technology and decentralization of data systems have garnered significant amounts of attention recently. Similarly, the recent financial upsides of initial coin offerings, or “ICOs”, have resulted in the tokenization of companies becoming viewed as an attractive alternative to traditional venture capital financing. As the markets for blockchain technology and token offerings have grown at exponential rates, so has the competition. The size of the market opportunity to create a decentralized model for a digital media network will attract potential competitors seeking to be a leader in the industry that YouNow currently operates in. As YouNow continues to develop its network and Props Blockchain, we expect to face significant competition from emerging technology companies and established market participants, including but not limited to social media apps such as Facebook, Instagram and Snapchat, video apps such as YouTube, digital media streaming applications such as Twitch and Houseparty, and trivia apps, including HQ Live and Trivia Crack.
Intellectual Property Matters
Aspects of the Props Network, software, browser extension and other technology, including our virtualchain technology, include software covered by open source licenses. The terms of various open source licenses have not been interpreted by U.S. courts, and there is a risk that these licenses could be construed in a manner that imposes unanticipated conditions or restrictions on the Props Network. If portions of our proprietary software are determined to be subject to an open source license, or if we do not correctly comply with the terms of the open source software licenses applicable to our open source software and technology, it could result in costly litigation or lead to negative public relations. Further, if portions of our proprietary software are determined to be subject to an open source license we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our technologies or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our technologies and loan products. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. For further details regarding our intellectual property and the risks related thereto, see “Description of the Props Network — The Open-Source Software” and “Risk Factors — Risks Related to the Development of the Props Network.”
One or more competitors may obtain patents or other protections covering technology critical to the operation of YouNow’s existing technology or any future derivatives of the technology. Occasionally, YouNow may be targeted with patent infringement lawsuits. These cases may be brought by non-practicing entities that sustain themselves by suing other companies. Currently, YouNow is not aware of any patent infringement suits against it, or contemplated to be brought against it.
Legal Proceedings
On May 20, 2015, a former broadcaster on YouNow filed a $10 million lawsuit against YouNow with the Supreme Court of the State of New York. The plaintiff alleged that YouNow had improperly terminated his broadcaster status due to an on-air altercation which led to claims of defamation, business disparagement, trade libel and breach of contract. YouNow filed a motion to dismiss the action. On April 10, 2018, the court granted the motion and dismissed the complaint without prejudice. The plaintiff has filed a notice of appeal challenging the dismissal.
In the normal course of business, we may be named as a party to various legal claims, actions and complaints. We cannot predict whether any resulting liability would have a material adverse effect on our financial position, results of operations or cash flows.
Employees
As of August 31, 2018, the YouNow team consisted of 39 full-time employees. 37 of our employees work out of our New York, New York and the remainder work remotely from Israel and Maryland. As of September 2, 2018 the Props PBC team consists of one officer who works out of its Tenafly, New Jersey offices. None of our employees are represented by a labor union or covered under a collective bargaining agreement. We consider our employee relations to be good.
Property and Facilities
YouNow’s corporate headquarters are located in New York, New York, where it occupies approximately 13,627 square feet of office space pursuant to a sublease agreement expiring in August 2021. This facility houses research, commercial and administrative personnel related to the network in general. Props PBC’s corporate headquarters are located in Tenafly, New Jersey, where it occupies space pursuant to an oral agreement. Props PBC uses this property to run its token sales operations. We believe that our existing facilities are adequate for our near-term needs, but expect to need additional space as we grow and expand our operations. We believe that suitable additional or alternative office space would be available as required in the future on commercially reasonable terms.
Government Regulation
The regulatory treatment of cryptocurrencies like the Props Tokens, related technologies like those used in the Props Network, including with respect to the Props Blockchain and other blockchain technologies, and actors in the crypto-space like cryptocurrency exchanges is uncertain in many ways. In part, this uncertainty results from the need for regulators to apply existing law to a new and evolving set of technologies and assets. We anticipate that regulation will evolve as various state, federal and international government agencies take greater interest in regulation of cryptocurrencies (and related technologies and actors) and seek to apply new and existing regulation to them. In addition, various legislative and executive bodies in the United States and in other countries may adopt new laws, regulations, or guidance, or take other actions in the future.
We also anticipate that regulation will continue to vary, as it does now, among international, federal, state and local jurisdictions. Further, it is possible that self-regulatory bodies will be established and create new regulations and guidelines that affect how cryptocurrencies, the tokens, the network, and our operations.
Any future regulatory actions applicable to the Props Tokens, the Props Network, other participants on the Props Network, and our related activities could severely impact us, the Props Network, including its development, and the value of the Props Tokens. We may need to restructure operations, the Props Network, or our plans for the Props

Network, the Props Live Video App or the Game Show App significantly to comply with any new regulation or guidance. Failure to do so adequately or quickly enough could result in regulatory action (such as investigations by the government or a self-regulatory organization or government or private litigation or administrative actions) that requires us to spend significant time and effort, which would pull our attention away from the core of our business and potentially deplete our resources. It could also result in negative publicity. Regulatory change could even potentially result in the Props Tokens or certain operations or planned operations of YouNow, Props PBC, or other Props Network participants, including developers of third party apps or validators, being viewed as impermissible, which could result in a need for dramatic alterations or termination to these operations or planned operations. Regulatory action could also affect the rights of holders of the Props Tokens, for example by severely limiting the ability of holders to transfer or sell their tokens.
Below is a summary of certain areas of government regulation that apply to our business and potential regulatory issues of which we are aware. As discussed below, we generally believe that our business and the offering discussed in this offering circular are compliant with these regulations, but in certain cases there may be uncertainty related to that conclusion.
It is possible that at one point in the future, we will be able to treat the tokens as non-securities for purposes of applicable law. This could generally mean that the tokens and our business would be subject to fewer regulations and restrictions, although it is also possible that alternative regulatory regimes would take their place. We do not currently have significant guidance on when or how we will be able to treat the tokens as non-securities, and as a result we are, for current purposes, mainly focusing on the securities laws in the discussion below.
Securities Act Considerations
We anticipate treating the Props Tokens as securities under the federal and state securities laws of the United States for purposes of this offering, and for general compliance with the law for the foreseeable future, in light of the current uncertainty as to how to evaluate when the Props Tokens are no longer securities. For the same reason, we also anticipate treating the Props Tokens as securities under the laws of certain foreign jurisdictions for the same reason. Typically, offerings of securities in the United States are required to register under the Securities Act with the SEC and, in compliance with state law, with applicable state regulators. Our plans to issue additional tokens after or outside of this offering are subject to our ability to register or find a suitable exemption from registration for the issuance of Props Tokens in all applicable jurisdictions.
Our current offering relies on an exemption from registration under the federal securities laws of the United States provided by Regulation A, which also provides for preemption of state registration requirements, but which also currently limits our issuances to $50 million in tokens each year. We anticipate that this amount will be sufficient to exempt the token issuances we contemplate under this Offering Circular, but there is no guarantee that this Regulation A will remain sufficient for our activities. Additionally, given the relative lack of regulatory precedence regarding the recent amendments to Regulation A and token offerings under Regulation A, there is a significant amount of regulatory uncertainty in regards to how the SEC or the individual state securities regulators will regulate both the offer and sale of the Props Tokens, as well as any ongoing compliance to which we may be subject under Regulation A. There may also be similar regulatory uncertainty with respect to certain of our planned operations in the future. For example, if third party app developers seek to have their apps joined to the Props Network, it is unclear if these app developers will be deemed to be underwriters as that term is defined in the Securities Act. This could make the addition of more Props Apps to the Props Network more costly and time-consuming process and may delay the introduction of additional functionalities for Props Tokens and other features of the Props Network, which could affect the value of Props Tokens purchased in this offering.
Exchange Act Considerations
Registration as Transfer Agents
Under the Exchange Act, a transfer agent is a person who engages, with respect to securities registered under Section 12 of the Exchange Act, in (a) countersigning issued securities, (b) monitoring issued securities, with the goal of preventing unauthorized issuances, (c) registering transfers of issued securities, (d) exchanging or converting issued securities, or (e) transferring record ownership of securities by bookkeeping entry without physical issuance of securities certificates. Transfer agents are typically required to register with the SEC under the Exchange Act. Because each of YouNow, as an operator of the Props Live Video App and the Game Show App and as oracle to the Protocol Rewards Engine and the sole initial Validator for the Props Blockchain, Props PBC, the Ethereum blockchain, the Props Blockchain, validators of the Ethereum blockchain, and other, future-selected validators of the Props Blockchain are each involved in facilitating transfers of the Props Tokens, they could be viewed as engaging in these types of activities.
We have taken the position that YouNow, Props PBC, the Ethereum blockchain, the Props Blockchain, the validators of the Ethereum blockchain, and other, future-selected validators of the Props Blockchain are not required to register as transfer agents, both because the Props Tokens are not currently securities registered under Section 12 of the Exchange Act, and because none of the activities YouNow, Props PBC, the Ethereum blockchain, the Props Blockchain, the validators of the Ethereum blockchain, or other, future-selected validators of the Props Blockchain is or will be involved in are described in the definition of a transfer agent. In addition, to the extent that certain activities that meet the definition of a transfer agent are performed automatically on the blockchain, a blockchain is not a “person” that would be required to register.
It is possible that the SEC or another regulator would disagree with our position. If so, YouNow, Props PBC, the Ethereum blockchain, the validators of the Ethereum blockchain, or other, future-selected validators of the Props Blockchain could be forced to register as transfer agents and comply with applicable law, which could lead to significant costs to us, validators of the Ethereum blockchain, or other, future-selected validators of the Props Blockchain and could force us or these third parties to change or cease our operations with respect to the Props Network. It could also lead to considerable uncertainty as to how we or validators would comply with regulation, which would likely result in a need for a relatively long registration process and could ultimately prove prohibitive to our business model. Any of these developments could adversely affect the Props Network, its development, and the value of the Props Tokens.
Registration as Clearing Agencies
Also under the Exchange Act, a clearing agency is any person who (a) acts as an intermediary in making payments or deliveries, or both, in connection with transactions in securities; (b) provides facilities for comparison of data respecting the terms of settlement of securities transactions, to reduce the number of settlements of securities transactions, or for the allocation of securities settlement responsibilities; (c) acts as a custodian of securities in connection with a system for the central handling of securities whereby all securities of a particular class or series of any issuer deposited within the system are treated as fungible and may be transferred, loaned, or pledged by bookkeeping entry without physical delivery of securities certificates; or (d) otherwise permits or facilitates the settlement of securities transactions or the hypothecation or lending of securities without physical delivery of securities certificates. A clearing agency does not include any person solely by reason of performing a transfer agent function, specifically transferring record ownership of securities by bookkeeping entry without physical issuance of securities certificates. Clearing agencies are generally required to register with the SEC and comply with applicable regulation. Because YouNow, Props PBC, the Ethereum blockchain, and validators of the Ethereum blockchain are involved in facilitating transfers in the Props Tokens, they could be viewed as engaging in these types of activities.
We have taken the position that YouNow, Props PBC, the Ethereum blockchain, and the validators of the Ethereum blockchain are not clearing agencies under the Exchange Act because the types of activities they engage in are not those described in the definition of a clearing agency. To the extent that these activities occur on the blockchain, the blockchain is not a “person” that would be required to register.
It is possible that the SEC or another regulator would disagree with our position. If so, YouNow, Props PBC, the Ethereum blockchain, or the validators of the Ethereum blockchain could be forced to register as a clearing agency and comply with applicable law, which could lead to significant costs to us and validators of the Ethereum blockchain, and could force us to change or cease our operations. It could also lead to considerable uncertainty as to how we would comply with regulation, which would likely result in a need for a relatively long registration process and could ultimately prove prohibitive to our business model. Any of these developments would decrease the value of the Props Tokens sold in this offering.

Registration of the Props Network, the Props Live Video App, or the Game Show App as an Exchanges or ATS
Entities that are engaged as “exchanges” or “ATSs” with respect to securities are subject to federal registration and significant regulatory oversight by the SEC and FINRA. Exchanges and ATSs are generally networks that constitute, maintain, or provide a marketplace or facilities for bringing together the orders of multiple purchasers and multiple sellers of securities. A system “brings together” orders if it displays trading interests entered on the system to users (e.g., through consolidated quote screens) or receives orders for processing and execution. This does not include systems that have only one seller for each security (e.g., the issuer), even if there are multiple buyers. Because the Props Network, the Props Live Video App, and the Game Show App can facilitate transfers of the Props Tokens, they could be viewed as engaged in activities that would cause them to be exchanges or ATSs.
We have taken the position that the Props Network, the Props Live Video App, and the Game Show App should not be viewed as exchanges or ATSs because they will not “bring together” anyone by sorting or organizing orders in the Props Tokens in a consolidated way or by receiving orders for processing and execution of transactions in the Props Tokens. Instead, each transaction involving Props Tokens will by individually implemented and determined.
It is possible that the SEC or another regulator would disagree with our position. If so, we could be forced to register the Props Network, the Props Live Video App, or the Game Show App as exchanges or ATSs and comply with applicable law, which could lead to significant costs and could force us to change or cease our operations. Any of these developments would decrease the value of the Props Tokens sold in this offering.
Registration of Ethereum and Props Blockchain validators as Broker-Dealers
Under the Exchange Act, a “broker” is a person engaged in the business of effecting transactions in securities for the account of others. The staff of the SEC has indicated that receiving commissions or other transaction-related compensation is one of the determinative factors in deciding whether a person is “engaged in the business” of being a “broker,” in part because this “salesman’s stake” in a securities transaction incentivizes the recipient to encourage transactions that may or may not be appropriate for the parties involved. Because Ethereum blockchain validators could receive compensation in connection with completing transfers of Props Tokens, they could be viewed as “brokers” receiving compensation based on transactions in securities. In addition, if third party apps are added to the Props Network, because Props Blockchain validators could receive compensation in connection with completing transfers of Props Tokens, they could also be viewed as “brokers” receiving compensation based on transactions in securities.
We take the position that the payments received by Ethereum validators and by Props Blockchain validators under these circumstances do not cause them to become broker-dealers, because their compensation is not transaction-based compensation and the validators do not engage in broker-like activities. Validation payments on the main Ethereum blockchain are generally paid in accordance with a preset algorithm upon the successful validation of activity, and it is not relevant whether the validated activities constitute securities transactions. In addition, we believe the validation payments are most appropriately viewed as based on a validator’s efforts confirming certain activities and other factors unrelated to the Props Tokens themselves, not on securities transactions. Finally, validators do not perform broker functions; they merely confirm that certain transactions have occurred.
It is possible that the SEC or another regulator would disagree with our position. If so, the validators could be forced to register as broker-dealers and comply with applicable law, or we could be forced to change the payment mechanisms or other aspects of validation operations, on the Props Network. Either development would disrupt our business significantly, perhaps making it prohibitive to operate the network, and would likely lead to a decrease or complete loss in the value of the Props Tokens.
Investment Company Act Considerations
The Investment Company Act regulates certain companies that invest in, hold or trade securities. In general, a company with more than 40% of the value of its non-cash assets held in investment securities is an “investment company.” Because a portion of our assets consists of the Props Tokens and/or minority investment positions, and at times the value of those assets may surpass 40% of the value of a Company entity’s non-cash assets, we and our affiliates run the risk of inadvertently becoming investment companies, which would require registration under the Investment Company Act. Registered investment companies are subject to extensive, restrictive and potentially adverse regulations relating to, among other things, operating methods, leverage, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we operate our business, nor are registered investment companies permitted to have many of the relationships that we have with its affiliated companies.
We believe we do not meet the definition of investment companies despite our holdings in tokens, because we believe it is reasonable to treat the Props Tokens as non-securities for purposes of the Investment Company Act in our own hands. This is due to the fact that any returns we might receive based on the Props Tokens would be based on its own efforts and not the efforts of others. As a result, the Props Tokens would not be “investment contracts” and not securities in our hands.
It is possible that a regulator could disagree with this position. If so, and we were to inadvertently meet the definition of an investment company as a result, it could require us to significantly alter our business, including by changing our strategy for distributing the tokens and other operations in a way that negatively affects the value of the Props Tokens sold in this offering. Becoming an investment company could also result in the negative regulatory consequences such as becoming subject to monetary penalties or injunctive relief (or both) in an action brought by the SEC, being unable to enforce contracts with third parties, and having third parties obtain rescission of any contracts entered into by us during the period that we were an unregistered investment company. As a result, if it were established that we were an investment company, it would have a material adverse effect on our business and financial operations and our ability to continue as a going concern.
Reporting Company Considerations
Under Regulation A, we will have limited ongoing reporting obligations to investors relative to the obligations of companies that are “reporting companies” for purposes of the Exchange Act. The exemption that allows this lighter reporting, however, is in part dependent on the use of a transfer agent with respect to a company’s securities. We do not intend to engage a transfer agent with respect to the Props Tokens, in part because there is no existing transfer agent that we are aware of able to perform relevant functions related to the tokens, and in part because the types of activities a transfer agent would normally engage in are performed automatically on the blockchain. As a result, as a practical matter, we also do not think we would be able to comply with the transfer agent requirement, and we do not think it applies to or would provide additional investor protections for this offering,
It is possible that a regulator would disagree with this position and, as a result, require us to file the full set of reports required of a reporting company. If so, we would need to spend considerable additional time and effort to provide the required reports. This could have a material adverse effect on our operations, which in turn could affect the value of the tokens.
Regulation M
Regulation M under the Exchange Act generally prohibits issuers from buying and selling their securities at the same time, in order to prevent potential price manipulation that could result from those activities. Because in the future we may decide to sell Props Tokens at the same time that YouNow may receive Props Tokens in connection with the purchase by users of other digital goods in a webstore (outside of the app), for example, we may be viewed as receiving Props Tokens at the same time that we are selling them under Regulation A. We have taken the position that selling digital goods for Props Tokens does not constitute a “purchase” of securities by us for purposes of Regulation M. As a result, we do not believe that activities on the Props Network are in violation of Regulation M.
It is possible that a regulator would disagree with this position. If so, we may be required to restructure these transactions, which could lead to costs to YouNow and could force us to change or cease operations of the network. This would result in a loss or decrease in value of the Props Tokens.
New York BitLicense Considerations
We are not licensed to conduct a virtual currency business in New York or any other state. We have, however, taken the position that the State of New York’s BitLicense Regulatory Framework does not apply to the offer and sale of securities like the Props Tokens-including issuances pursuant to SAFTs or DPAs personally issued to persons located in New York and offerings pursuant to this offering circular. We are also taking the position that the securities offered pursuant to this offering circular are “covered securities” as that term is used in Section 18 of the Securities Act, and as a result, the BitLicense Regulatory Framework is preempted under federal law with respect to Props Tokens offered under this offering circular. It is possible that the New York State Department of Financial Services could disagree with our position. If we were deemed to be conducting an unlicensed virtual currency business in New York, we could be subject to significant additional regulation and/or regulatory consequences. This could lead to significant changes with respect to the operation or planned operation of the Props Network, how the Props Tokens are structured, how they are purchased and sold, and other issues, and would greatly increase costs in creating and facilitating transactions in the Props Tokens. It could lead to the termination of the Props Tokens or decreases in the value of the tokens. In addition, a regulator could take action adverse to us, other Props Network participants, the Props Network, or the Props Tokens. Any of these outcomes would negatively affect us, the Props Network, including its development, and the value of the Props Tokens and/or could cause us to cease operations.
Money Transmitter and Money Services Business Considerations
Under the Bank Secrecy Act of 1970 (the “BSA”) and related rules and regulations, certain issuers of tokens may need to register as money transmitters based on their efforts selling or otherwise transacting in tokens. A money transmitter is generally any person that provides “money transmission services” or is “engaged in the transfer of funds.” At a high level, this definition applies if a person is an intermediary between other people who are exchanging one form of currency for another. Among other things, money transmitters are required to comply with certain anti-money laundering (“AML”) laws and regulations, including developing and implementing an AML compliance program, which can be costly. Money transmitters also have state registration requirements.
U.S. Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) has provided limited guidance regarding the application of the BSA to activities involving tokens, and it is unclear whether conducting an offering of tokens could trigger a federal money transmitter registration requirement in and of itself. We believe that neither we nor our affiliate entities meets the definition of a money transmitter or a money services business, because we do not think that we are engaged in the “transfer of funds” or acting as an intermediary for exchange of currencies as covered by the BSA. If we were deemed to be money transmitters and/or a money services business, it could be subject to significant additional regulation, which could affect our operations and potentially affect the value of the tokens.
Foreign Considerations
We may also subject to a variety of foreign laws and regulations that involve matters central to our business. These could include, for example, regulations related to user privacy, blockchain technology, potential broker-dealer or exchange activities, data protection, intellectual property, and marketing to persons under the age of 16, among others. In certain cases, foreign laws may be more restrictive than those in the United States. Although we believe we are operating in compliance with the laws of jurisdictions in which we exist, foreign laws and regulations are constantly evolving and can be subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. As a result, cryptocurrency networks, blockchain technologies, and coin and token offerings such as those we are involved in face an uncertain regulatory landscape in many foreign jurisdictions, including but not limited to the European Union, China and Russia. Other foreign jurisdictions may also, in the near future, adopt laws, regulations or directives that affect the tokens or the Props Blockchain.
We have adopted policies and procedures designed to comply with the laws that apply to us as we understand them. However, the growth of our business and its expansion outside of the United States may increase the potential of violating foreign laws or our own internal policies and procedures. The risk of us being found in potential violation of applicable laws and regulations is further increased by the fact that many of them are open to a variety of interpretations given the absence of formal interpretation by regulatory authorities or the courts. This risk may also be increased by the fact that the Props Network crosses jurisdictional lines, and we will not always be in control of all activities on the network.
Any action brought against us by a foreign regulator or in a private action based on foreign law could cause us to incur significant legal expenses and divert our management’s attention from the operation of the business. If our operations are found to be in violation of any laws and regulations, we may be subject to penalties associated with the violation, including civil and criminal penalties, damages and fines; we could be required to refund payments received by us; and we could be required to curtail or cease operations. Any of these consequences could seriously harm our business and financial results. In addition, existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products, result in negative publicity, increase operating costs, require significant management time and attention, and subject us to claims or other remedies, including fines or demands that we modify or cease existing business practices.
Any applicable foreign laws, regulations or directives may also conflict with those of the United States. The effect of any future regulatory change is impossible to predict, but any change could be substantial and materially adverse to the adoption and value of the tokens and our operations (see also “Risk Factors—Risks Related to Regulation”).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
Set forth below is a discussion, in summary form, of certain United States federal income tax consequences relating to the acquisition, ownership and disposition of Props Tokens (the “Tokens”) to U.S. holders and non–U.S. holders. This summary does not attempt to present all aspects of the United States federal income tax laws or any state, local or foreign laws that may affect an investment in Tokens. This summary is by nature general in nature and should not be construed as tax advice to any prospective participant. No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) and no assurance can be given that the IRS will agree with the tax consequences described in this discussion.
This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, (the “Code”), existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below.
Each prospective participant should consult with its own tax adviser in order to fully understand the United States federal, state, local and foreign income tax consequences of an investment in Tokens. No formal or legal tax advice is hereby given to any prospective participant.
Transactions involving Initial Coin Offerings (“ICOs”) and Token transactions are relatively new and it is more than likely that the IRS will issue guidance, possibly with retroactive effect, impacting the taxation of participants in an ICO and recipients of Tokens. Future tax guidance from the IRS (or guidance resulting from future judicial decisions) could negatively impact recipients of Tokens.
This discussion is limited to U.S. federal income tax considerations to U.S. holders and non–U.S. holders that hold Tokens as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to particular holders in light of their individual circumstances, including holders subject to special treatment under U.S. tax laws, such as, for example:

•	banks, thrifts, mutual funds or other financial institutions, underwriters, or insurance companies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	expatriates or former long-term residents of the United States;

•	partnerships or other pass-through entities (or arrangements treated as such) or investors therein;

•	dealers or traders in securities, commodities or currencies;

•	grantor trusts;

•	persons subject to the alternative minimum tax;

•	U.S. persons whose “functional currency” is not the U.S. dollar;

•	persons who receive Tokens as compensation, an incentive or reward; or

•	persons who are subject to the accounting rules under Section 451(b) of the Code.
For the purposes of this discussion, the term “U.S. holder” means a beneficial owner of Tokens, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For the purposes of this discussion, a “non-U.S. holder” means a beneficial owner of Tokens that is neither a U.S. holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.
If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Tokens, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors with regard to the U.S. federal income tax consequences of the ownership and disposition of Tokens.
THIS DISCUSSION DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF TOKENS. HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF TOKENS, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
Tax Treatment of Token Sale
The issuance of Tokens to a U.S. holder or non-U.S. holder will be treated, for U.S. federal income tax purposes, as a taxable sale of property by us to the holder. The holder should generally have a tax basis for U.S. federal income tax purposes in the Tokens it acquires from us equal to the amount of money such holder paid for the Tokens. The holder’s holding period in the Tokens should begin on the day the Tokens are issued to the holder.
Disposition of Tokens
A U.S. holder who sells, exchanges, or otherwise disposes of the Tokens for cash or other property (including pursuant to an exchange of such Tokens for other convertible virtual currency) should, pursuant to Internal Revenue Service Notice 2014-21 (the “Notice”), recognize capital gain or loss in an amount equal to the difference between the fair market value of the property received in exchange for such Tokens and the holder’s adjusted tax basis in the Tokens. This capital gain may be long-term if the holder has held its Tokens for more than one year prior to disposition. In addition, under the Notice, if the U.S. holder of Tokens utilizes such Tokens as form of currency with which to acquire assets or pay for services, then the holder should recognize gain or loss in an amount equal to the difference between the fair market value of such property or services received in exchange for such Tokens and the holder’s adjusted tax basis in the Tokens.
Net Investment Income Tax
Certain U.S. holders that are individuals, estates or trusts may be subject to a 3.8% tax on all or a portion of their “net investment income”, which may include all or a portion of their net gains from the disposition of Tokens. Each U.S. holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the net investment income tax to its income and gains in respect of its investment in Tokens.
Non-U.S. Holders
In general, a non-U.S. holder of Tokens will not be subject to U.S. federal income tax or, subject to the discussion below under “—Backup Withholding Tax and Information Reporting Requirements,” U.S. federal withholding tax on any gain recognized on a sale or other disposition of Tokens unless the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.
A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Backup Withholding Tax and Information Reporting Requirements
U.S. backup withholding tax and information reporting requirements generally apply to payments to non-corporate U.S. holders of Tokens. Information reporting will apply to proceeds from the disposition of Tokens by a paying agent within the United States or who is a U.S.-related financial intermediary to U.S. holders, other than U.S. holders that are exempt from information reporting and properly certify their exemption. A paying agent within the United States or who is a U.S.-related financial intermediary will be required to withhold at the applicable statutory rate, currently 24%, in respect of any proceeds from the disposition of Tokens within the United States to a U.S. holder (other than U.S. holders that are exempt from backup withholding and properly certify their exemption) if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements. U.S. holders who are required to establish their exempt status generally must provide a properly completed IRS Form W-9.
Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on, amounts received in respect of their disposition of Tokens, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption. Proceeds from the sale or other disposition of Tokens received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. holder’s U.S. federal income tax liability. A U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules in excess of such holder’s U.S. federal income tax liability by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information.
EACH PARTICIPANT SHOULD SEEK, AND MUST DEPEND UPON, THE ADVICE OF HIS OR HER TAX ADVISOR WITH RESPECT TO THEIR INVESTMENT IN TOKENS, AND EACH PARTICIPANT IS RESPONSIBLE FOR THE FEES OF SUCH ADVISOR. NOTHING IN THIS MEMORANDUM IS OR SHOULD BE CONSTRUED AS LEGAL OR TAX ADVICE TO A PARTICIPANT. PARTICIPANTS SHOULD BE AWARE THAT THE INTERNAL REVENUE SERVICE MAY NOT AGREE WITH ALL TAX POSITIONS TAKEN BY US AND THAT CHANGES TO THE INTERNAL REVENUE CODE OR THE REGULATIONS OR RULINGS THEREUNDER OR COURT DECISIONS AFTER THE DATE OF THIS OFFERING STATEMENT MAY CHANGE THE ANTICIPATED TAX TREATMENT TO A PARTICIPANT. WE WILL NOT OBTAIN ANY RULING FROM THE INTERNAL REVENUE SERVICE WITH REGARD TO THE TAX CONSEQUENCES OF AN INVESTMENT IN TOKENS.
TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, PROSPECTIVE PARTICIPANTS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFERING STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY PARTICIPANTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH PARTICIPANTS UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF INVESTMENTS IN US; AND (C) PROSPECTIVE PARTICIPANTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

THE TAX TREATMENT OF TOKENS IS UNCERTAIN AND THERE MAY BE ADVERSE TAX CONSEQUENCES FOR PURCHASERS UPON CERTAIN FUTURE EVENTS. THE PURCHASE OF TOKENS MAY RESULT IN ADVERSE TAX CONSEQUENCES TO PARTICIPANTS, INCLUDING WITHHOLDING TAXES, INCOME TAXES AND TAX REPORTING REQUIREMENTS. EACH PARTICIPANT SHOULD CONSULT WITH AND MUST RELY UPON THE ADVICE OF ITS OWN PROFESSIONAL TAX ADVISORS WITH RESPECT TO THE UNITED STATES AND NON-U.S. TAX TREATMENT OF AN INVESTMENT IN TOKENS.

PLAN OF DISTRIBUTION
We are offering up to $50,000,000 of Props Tokens pursuant to this offering circular. The Props Tokens being offered hereby will be primarily offered by associated persons of ours through the Props Live Video App and the Game Show App. In conducting this offering, these persons intend to rely on the exemption from registration contained in Exchange Act Rule 3a4-1. For additional information about the Props Network, please see the section of this offering circular captioned “The Props Network.”
We anticipate that we will begin the offering of the Props Tokens within two calendar days after the offering statement in which this offering circular is included has been qualified by the SEC. The Props Tokens that are being offered hereunder will be offered until the earlier of (i) with respect to the Props Tokens distributed through the Props PBC offering, the date on which 60,000,000 million Props Tokens included in the allocation have been granted or sold, or (ii) with respect to the Props Tokens distributed through the YouNow offering, the date on which the offering of any additional Props Tokens would cause the sum of the “aggregate offering price” and the “aggregate gross sales” in this offering, as those terms are defined in Rule 251(a) of the Securities Act, to exceed $50,000,000.
The estimated offering expenses payable by us are approximately $1.3 million, consisting of legal and accounting fees.
The Props Network is not subject to the registration requirements of Section 304 of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, because it does not offer and sell securities pursuant to Section 4(a)(6) of the Securities Act, and, therefore, does not meet the definition of a “funding portal.”
This offering circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on www.propsproject.com, as well as on the SEC’s website at www.sec.gov.
The YouNow Offering
YouNow is qualifying the primary distribution of up to 100,000,000 Props Tokens to either reward users of its Props Live Video App and the Game Show App for their activities in contributing content and attention to those apps at a deemed offering price of $0.14 per Props Token or to sell to investors for a price of $0.14 per Props Token.
The Props Tokens distributed as rewards to reward users of its Props Live Video App and the Game Show App will be distributed as rewards on the respective apps. For more details, please see the section of this offering circular captioned “Description of The Props Live Video App and the Game Show App.” Any such rewards will be made subject to the terms and conditions of the apps, and participating users will only be eligible to receive Props Tokens as rewards if they review and accept the terms and conditions for use of the Props Live Video App or the Game Show App, as applicable. Participants seeking to receive Props Tokens included in this offering will be required to electronically complete and execute the terms of use of the Props Live Video App and the Game Show App, as applicable, which will contain the terms of distribution of each respective app. Users under the age of 18 must been emancipated or have the consent of their parents or guardians to accept the terms. A specimen copy of the terms of use of each app, including instructions for completing it, is included as an exhibit to this offering circular, and will be available.
As described in “Description of The Props Live Video App and The Game Show App—The Interactive Live Video App—Terms of Receiving Rewards and Terminations” and “Description of The Props Live Video App and The Game Show App—The Game Show App—Terms of Receiving Rewards and Terminations,” rewards of Props Tokens to users will not be made immediately upon completing the in-app community or contribution activities necessary to earn the rewards. Rewards are made subject to additional administrative steps and checks that must be completed prior to an app user claiming Props Tokens. Users will be able to receive rewards when they have completed all of these necessary steps, and the issuance by YouNow of the Props Tokens will only be made once the transfer of Props Tokens is confirmed by validators on the Ethereum blockchain.
In order to subscribe to purchase the Props Tokens in this offering for cash consideration, a prospective investor will be required to electronically complete, sign and deliver to us an executed subscription agreement like the one attached as an exhibit to this offering circular and make arrangements to pay for its subscription amount in accordance with the instructions provided therein.  Prospective purchasers will be able to find the subscription agreement on our website, www.propsproject.com, by the time of the offering contemplated by this offering circular.
The Props Tokens sold for cash consideration will be distributed at YouNow’s discretion and at its direction. Payment for tokens sold for cash consideration will be accepted on a rolling basis during the term of the offering, subject to such payment being cleared and such investor clearing standard anti-money laundering and know-your-customer checks. There is no minimum offering amount or provision to return investor funds if any minimum number of Props Tokens is not sold. If an investor is purchasing Props Tokens for cash consideration, once submitted, an investor’s subscription is irrevocable. However, YouNow reserves the right to reject any investor’s subscription in whole or in part for any reason. If any prospective investor’s subscription is rejected, YouNow will not accept funds from the prospective investor and any funds received from such investor will be returned without interest or deduction.
Settlement of Props Tokens will occur at one or more closings on dates chosen by Props PBC in its complete discretion. An investor in this offering will become an owner of Props Tokens, including for tax purposes, and the Props Tokens will be issued, as of that date. YouNow will deliver the Props Tokens to a purchaser’s digital wallet upon completion of any sale.
Each participant in this offering seeking to purchase rewards in Props Tokens will be provided with a copy of the offering circular prior to receipt of Props Tokens and will also be required to complete YouNow’s standard anti-money laundering, know-your-customer and other investor verification procedures.
Each participant in this program seeking to receive rewards in Props Tokens must be a “qualified purchaser” generally, as such term is defined under Regulation A under the Securities Act. Purchasers of Props Tokens for cash may be either “accredited investors” within the meaning of Regulation D under the Securities Act, or any other investors so long as their investment in the tokens does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We deem this limitation to apply only to cash consideration and therefore this limit will not apply to persons receiving Props Tokens in exchange for non-cash proceeds.
Any app user receiving Props Tokens in connection with the app rewards programs, will be required to, among other things, represent and warrant that they are “qualified purchasers,” as such term is defined under Regulation A under the Securities Act and that the Disqualification Provisions in Rule 262 under Regulation A do not apply to them. As outlined in the applicable terms of use, each investor will need to electronically complete a Form W-9.
Props PBC Offering
Props PBC is qualifying the primary distribution of up to 60,000,000 Props Tokens that it will either grant to persons developing key apps or otherwise contributing to network development efforts at a deemed offering price of $0.14 per Props Token or to sell to investors for a price of $0.14 per Props Token.
The Props Tokens distributed as grants will be distributed at Props PBC’s discretion and at its direction.  The decisions to make distributions will be made by the Props PBC’s board of directors, though in the future, Props PBC may receive non-binding recommendations as to distribution of the grant allocation from Props Token holders based on advisory votes of Props Token holders.  Props PBC will make these grants to persons or entities who may contribute significantly to the development of the Props Network.  Props PBC anticipates that recipients in the grant program may be persons or entities developing key apps or otherwise contributing to Props Network development efforts, as well as, potentially, key content contributors.  Props PBC also intends to make these grants in ways consistent with its stated public benefit purpose to create an open, sustainable and equitable media network that fairly rewards all participants in the Props Network for their contributions to the network, by supporting and promoting the growth, research, development, and adoption of the protocol and token underlying the Props Network.
In order to subscribe to purchase the Props Tokens in this offering for cash consideration, a prospective investor will be required to electronically complete, sign and deliver to us an executed subscription agreement like the one attached as an exhibit to this offering circular and make arrangements to pay for its subscription amount in accordance with the instructions provided therein.  Prospective purchasers will be able to find the subscription agreement on our website, www.propsproject.com, by the time of the offering contemplated by this offering circular.

The Props Tokens sold for cash consideration will be distributed by Props PBC’s and at its direction. Payment for tokens sold for cash consideration will be accepted on a rolling basis during the term of the offering, subject to such payment being cleared and such investor clearing standard anti-money laundering and know-your-customer checks. There is no minimum offering amount or provision to return investor funds if any minimum number of Props Tokens is not sold. If an investor is purchasing Props Tokens for cash consideration, once submitted, an investor’s subscription is irrevocable. However, Props PBC reserves the right to reject any investor’s subscription in whole or in part for any reason. If any prospective investor’s subscription is rejected, Props PBC will not accept funds from the prospective investor and any funds received from such investor will be returned without interest or deduction.
Settlement of Props Tokens will occur at one or more closings on dates chosen by Props PBC in its complete discretion. An investor in this offering will become an owner of Props Tokens, including for tax purposes, and the Props Tokens will be issued, as of that date. Props PBC will deliver the Props Tokens to a purchaser’s digital wallet upon completion of any sale.
Each participant in this offering seeking to purchase rewards in Props Tokens will be provided with a copy of the offering circular prior to receipt of Props Tokens and will also be required to complete YouNow’s standard anti-money laundering, know-your-customer and other investor verification procedures.
Each participant in this program seeking to receive rewards in Props Tokens must be a “qualified purchaser” generally, as such term is defined under Regulation A under the Securities Act. Purchasers of Props Tokens for cash may be either “accredited investors” within the meaning of Regulation D under the Securities Act, or any other investors so long as their investment in the tokens does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We deem this limitation to apply only to cash consideration and therefore this limit will not apply to persons receiving Props Tokens in exchange for non-cash proceeds.
Valuation of non-cash consideration
The price of the Props Tokens all of the offerings under this Offering Circular will be or will be deemed to be, as applicable, $0.14 per token for at least 3 months from the first distribution of tokens to a developer pursuant to this offering circular.  If at any time following that 3-month period the Props Tokens are traded on one or more authorized exchanges or alternative trading systems, then starting in the month following any calendar month where there were trades for at least one million Props Tokens executed through or on exchanges or alternative trading systems (a “calculation month”), we will value the tokens paid to developers at the average closing bid price for the tokens during that calculation month until the end of the next calculation month.
Secondary Trading
Secondary purchase and sales of the Props Tokens may occur on third-party exchanges and other platforms or through direct purchases and sales by token holders.
Certificates Will Not be Issued
We will not issue certificates for the Props Tokens. Instead, ownership of the Props Tokens purchased through this offering will be recorded and maintained on blockchain used by the Props Network at the point when the Props Tokens are delivered.
Transferability of our Props Tokens
The Props Tokens sold in this offering are generally freely transferable for non-commercial purposes on an exchange or alternative trading system for purposes of federal securities laws. Holders of Props Tokens that wish to transfer these Props Tokens on any exchange will be required to make their own determination as to whether such transfer is in compliance with state securities laws.
No Escrow
The proceeds of this offering will not be placed into an escrow account.

Advertising, Sales and other Promotional Materials
In addition to this offering circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering, although only when accompanied by or preceded by the delivery of this offering circular, including, in the context of electronic sales materials, a hyperlink to the offering circular. These materials may include: brochures, articles and publications, public advertisements, audio-visual materials, “pay per click” advertisements on social media and search engine internet websites, electronic correspondence transmitting the offering circular, electronic brochures containing a summary description of this offering, electronic fact sheets describing the general nature of this offering and our investment objectives, online investor presentations, website material, electronic media presentations, client seminars and seminar advertisements and invitations, and third party industry-related article reprints in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Props Tokens, these materials will not give a complete understanding of this offering, us or our Props Tokens and are not to be considered part of this offering circular. This offering is made only by means of this offering circular and prospective investors must read and rely on the information provided in this offering circular in connection with their decision to invest in our Props Tokens.

LEGAL MATTERS
The validity of the Props Tokens offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Washington, D.C. and Blakemore, Fallon, Garcia, Rosini & Russo, PLLC, Brooklyn, New York.
EXPERTS
The financial statements as of December 31, 2016 and December 31, 2017 included in this offering circular have been so included in reliance on the report of Rosen Kuslansky, CPA, PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC an offering circular on Form 1-A under the Securities Act with respect to the shares of our common stock offered by this offering circular. This offering circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement, some items of which are contained in exhibits to the offering statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this offering circular concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this offering circular relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
You may read and copy the offering statement, including the exhibits and schedules thereto, at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. We also maintain a website at www.propsproject.org, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this offering circular and the inclusion of our website address in this offering circular is an inactive textual reference only.
As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

Financial Statements

To the Stockholders of
You Now, Inc. and Subsidiaries
New York, New York
INDEPENDENT AUDITORS' REPORT
We have audited the accompanying consolidated financial statements of YouNow, Inc. (a Delaware Corporation) and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and 2016 and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of YouNow, Inc. and Subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Certified Public Accountants
New York, New York
September 26, 2018

7 Penn Plaza, Suite 1700	New York, New York 10001	Telephone (212) 675-2600	Fax (212) 924-7861
www.rkcpapc.com

YOUNOW, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2017 AND 2016

	2017	2016
ASSETS
Current assets:
Cash (Note 2)	$20,055,975	$2,396,836
Accounts receivable (Note 2)	1,567,107	1,250,614
Prepaid expenses and other assets	2,454,735	943,602
Total current assets	24,077,817	4,591,052
Property and equipment, net (Notes 2 and 5)	147,477	207,908
Intangible assets (Notes 2 and 4)	7,549,623	5,000
Total assets	$31,774,917	$4,803,960
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,126,008	$1,138,717
Line of credit (Note 6)	2,492,866	—
Notes payable (Note 8)	952,742	—
Token obligations (Note 7)	22,975,679	—
Deferred rent payable (Note 7)	—	73,146
Total current liabilities	29,547,295	1,211,863
Commitments and contingencies (Note 12)
Stockholders' equity:
Preferred stock, $0.001 par value - 22,267,532 shares authorized; 22,151,167 shares issued and outstanding	22,151	22,151
Common stock, $0.001 par value - 34,239,870 shares authorized; 6,044,768 shares issued and 5,695,118 outstanding at December 31, 2017 and 6,018,424 shares issued and 5,668,774 outstanding at December 31, 2016	6,044	6,018
Additional paid-in capital	34,928,860	34,659,022
Deficit	(28,828,825)	(27,189,315)
Accumulated other comprehensive income	3,402	(1,769)
Treasury stock, at cost, 349,650 shares	(3,904,010)	(3,904,010)
Total stockholders' equity	2,227,622	3,592,097
Total liabilities and stockholders' equity	$31,774,917	$4,803,960
The accompanying notes are an integral part of these consolidated financial statements.

YOU NOW, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Revenue:
Digital goods (Notes 2 and 13)	$15,197,055	$12,324,441
Advertising and other	212,100	185,481
Total revenues	15,409,155	12,509,922
Operating expenses:
Cost of revenue	8,550,388	7,965,942
Research and development	3,998,677	5,568,056
Sales and marketing	3,494,063	5,007,106
General and administrative	4,729,577	5,618,562
Total operating expenses	20,772,705	24,159,666
Loss from operations	(5,363,550)	(11,649,744)
Other income (expenses)
Acquisition costs (Note 10)	(70,589)	—
Interest expense (Note 6)	(154,399)	—
Rental income (Note 11)	325,000	—
Gain on liquidation of digital currencies	3,656,957	—
Total other income	3,756,969	—
Loss before provision for income taxes	(1,606,581)	(11,649,744)
Provision for income taxes (Notes 2 and 3)	32,929	37,993
Net loss	(1,639,510)	(11,687,737)
Other comprehensive income (loss):
Foreign currency translation adjustments (Note 2)	5,171	(6,318)
Comprehensive loss	$(1,634,339)	$(11,694,055)
The accompanying notes are an integral part of these consolidated financial statements.

YOUNOW, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	Preferred stock		Common stock		Additional paid-in capital	Deficit	Accumulated other comprehensive income (loss)	Treasury stock	Total Stockholders’ equity
	Shares	Amount	Shares	Amount
Beginning, January 1, 2016	$22,129,711	$22,130	$5,941,437	$5,941	$34,268,936	$(15,501,578)	$4,549	$(3,904,010)	$14,895,968
Issuance of preferred stock	21,456	21		—	74,979	—	—	—	75,000
Exercise of stock options	—	—	76,987	77	36,877	—	—	—	36,954
Stock-based compensation expense	—	—	—	—	271,818	—	—	—	271,818
Issuance of warrants	—	—	—	—	6,412	—	—	—	6,412
Net loss	—	—	—	—	—	(11,687,737)	—	—	(11,687,737)
Other comprehensive loss	—	—	—	—	—	—	(6,318)	—	(6,318)
Ending, December 31, 2016	$22,151,167	$22,151	$6,018,424	$6,018	$34,659,022	$(27,189,315)	$(1,769)	$(3,904,010)	$3,592,097
Issuance of common stock	—	—	22,178	22	10,594	—	—	—	10,616
Exercise of stock options	—	—	4,166	4	871	—	—	—	875
Stock-based compensation expense	—	—	—	—	258,373	—	—	—	258,373
Net loss	—	—	—	—	—	(1,639,510)	—	—	(1,639,510)
Other comprehensive income	—	—	—	—	—	—	5,171	—	5,171
Ending, December 31, 2017	$22,151,167	$22,151	$6,044,768	$6,044	$34,928,860	$(28,828,825)	$3,402	$(3,904,010)	$2,227,622
The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
INCREASE (DECREASE) IN CASH:
Cash flows from operating activities:
Net loss	$(1,639,510)	$(11,687,737)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	94,872	83,795
Stock-based compensation expense	258,373	271,818
Proceeds from the liquidation of digital currencies	14,854,375	—
Gain on liquidation of digital currencies	(3,656,957)	—
Changes in assets and liabilities:
Accounts receivable	(316,617)	(129,099)
Prepaid expenses and other assets	(1,275,386)	(96,989)
Accounts payable and accrued expenses	1,982,305	(93,263)
Deferred rent payable	(73,146)	2,004
Token obligations	6,416,532	—
Net cash provided by operating activities	16,644,841	(11,649,471)
Cash flows from investing activities:
Acquisition of property and equipment	(16,085)	(56,283)
Cash paid for business acquisition, net of cash acquired	(1,995,579)	—
Net cash used in investing activities	(2,011,664)	(56,283)
Cash flows from financing activities:
Proceeds from line of credit	3,000,000	—
Repayment of line of credit	(500,000)	—
Proceeds from notes payable	711,447	—
Issuance of preferreed stock and additional paid-in capital	—	75,000
Issuance of common stock and additional paid-in capital	10,616	—
Proceeds from exercise of stock options	875	36,954
Issuance of warrants	—	6,412
Net cash provided by financing activities	3,222,938	118,366
Effect of exchange rate changes on cash	1,488	(5,849)
Net increase (decrease) in cash	17,857,603	(11,593,237)
Cash, beginning	2,198,372	13,990,073
Cash, ending	$20,055,975	$2,396,836
SUPPLEMENTAL DISCLOSURES ON CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$137,012	$—
Income taxes	$32,929	$37,992
NON-CASH OPERATING ACTIVITY:
During 2017, the Company received digital currencies with a value of $16,559,147 in exchange for future rights to the Company's Props tokens and $241,295 from proceeds of notes payable.
The accompanying notes are an integral part of these consolidated financial statements.

YOUNOW INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

(Note 1) Organization:
YouNow, Inc., a Delaware Corporation, was incorporated on April 18, 2011 under the name Bnow. Inc. On November 19, 2012, the name was changed to YouNow, Inc. YouNow Inc.’s wholly-owned subsidiaries, include YouNow Research and Development Ltd, an Israeli company, incorporated on September 29, 2014 and SwitchRTC Ltd, an Israeli company acquired on December 24, 2017; and majority owned subsidiary, YouNow Services, LLC, a Delaware company formed on December 4, 2017, collectively referred to as the “Company”.
The Company was incorporated to provide live video streaming service to broadcasters through the Company's website and on mobile platforms, such as Apple's IOS and Google's Android operating systems. The Company generates revenue through the sale of virtual goods purchased by users to support the Company's broadcasters and through advertising sales. The Company is based in New York, New York and has two international offices in Israel.
In November 2017, the Company launched a token pre-sale offering on the rights to acquire, if issued by the Company in the future, PROPs, the Company’s Ethereum-based ERC-20 token that will power social participation in digital media in the PROPs Ecosystem. PROPs will be hosted on the Ethereum blockchain and will serve as the base token for application within the ecosystem, granting users access to features and content, ability to promote content and signal status within the community.
(Note 2) Summary of Significant Accounting Policies:

(A)	Basis of Presentation and Consolidation
The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The consolidated financial statements for the years ended December 31, 2017 and 2016 include the accounts of YouNow, Inc., its wholly-owned Subsidiaries and its majority-owned Subsidiary, as defined in Note 1.
All significant intercompany transactions have been eliminated from the consolidated financial statements.

(B)	Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could vary from the estimates that were used.

(C)	Revenue Recognition
The Company derives revenue from the sale of virtual goods purchased by users to support the Company's broadcasters and through advertising services. The revenue is split between the Company and popular broadcasters based on an agreed upon arrangement. The virtual goods are available for purchase through the Company's website, PayPal, Braintree, or through apps, such as Apple iTunes and Google Play. The Company recognizes revenue upon the sale of virtual goods since Management estimates the virtual goods are materially consumed within 2 days after the initial purchase.

(D)	Cash
The term cash, as used in the accompanying consolidated financial statements, includes currency on hand and on demand deposits with financial institutions. The Company maintains cash in several bank depository accounts, which at times may exceed Federal Deposit Insurance Corporation limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

YOUNOW INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

(E)	Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are stated net of an allowance for doubtful accounts. Management periodically evaluates the collectability of receivables based on the age of the balance and the creditworthiness of the customer. Management has determined that no allowance for doubtful accounts is necessary as of December 31, 2017 and 2016.

(F)	Property and Equipment
Property and equipment is recorded at cost less accumulated depreciation. The cost of property and equipment is depreciated using the straight-line method over the estimated useful lives of the related assets. The estimated useful life of leasehold improvements is the term of the respective lease, office and computer equipment 3 years, and furniture, fixtures and equipment 8 years.

(G)	Intangible Assets Other Than Goodwill

(a)
The Company capitalizes and amortizes intangible assets other than goodwill over their estimated useful lives unless such lives are indefinite. Intangible assets other than goodwill acquired separately from third-parties are capitalized at cost while such assets acquired as part of a business combination are capitalized at their acquisition-date fair value. Intangible assets other than goodwill are amortized using the straight-line method of amortization over their useful lives, with the exception of certain intangibles (such as acquired technology, customer relationships, and trade names) which are amortized using an accelerated method of amortization based on projected future cash flows. These assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.

(b)
Digital assets such as Bitcoin and Ethereum are digital currencies considered cryptocurrencies that are not fiat currencies (i.e. a currency that is backed by a central bank or a national, supra-national or quasi-national organization) and are not backed by hard assets or other credits. Digital currencies are not financial assets because they are not an ownership interest in a Company, or a contract establishing a right or obligation to deliver or receive cash or another financial instrument. Since they lack physical substance, digital currencies are generally considered intangible assets. The current guidance in U.S. GAAP does not directly address the accounting for cryptocurrencies.

During 2017, the Company received two kinds of digital currencies, Bitcoins and Ethereum related to its token offering (See Notes 7 and 8). The Company obtains the equivalency rate of Bitcoins and Ethereum to USD based on a blended weighted average global exchange rates from public exchanges such as Coinbase.
The Company records its digital currencies as an indefinite-lived intangible assets under ASC 350, Intangibles — Goodwill and Other. The intangible assets are recorded at cost and tested for impairment at least annually and more frequently if events or changes in circumstance indicate that it is more likely than not that they are impaired. A decline below cost in a quoted price on an exchange may be an event indicating that it is more likely than not that the digital currencies are impaired. At December 31, 2017, the Company notes that the fair market value of its digital currency is in excess of its cost basis.

(H)	Income Taxes
The Company accounts for income taxes using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns. The measurement of current and deferred tax assets and liabilities is based on provisions of enacted tax laws. If necessary, the

YOUNOW INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

measurement of deferred tax assets is reduced by the amount of any tax benefits that are not expected to be realized based on available evidence.
The Company records a valuation allowance to reduce deferred tax assets to the net amount that they estimate will be realized in future periods. The Company considers all expectations and risks associated with estimates of future taxable income in assessing the need for a valuation allowance.
The Company also incurs certain state minimum taxes and local income taxes.

(I)	Stock-Based Compensation
Under ASC 718, Compensation - Stock Compensation, the Company recognizes all employee stock-based compensation as an expense in the accompanying consolidated statement of operations and comprehensive loss. Estimated fair value of stock-based compensation awards are measured at the grant date using the Black-Scholes option pricing model. The Company records the stock-based compensation expense on a ratable basis over the vesting term.
For stock options issued to non-employees, including consultants, the Company records expenses related to stock options equal to the fair value of the options calculated using the Black-Scholes model over the service performance period. The fair value of options granted to non-employees is remeasured over the vesting period and recognized as an expense over the period the services are received.
Stock-based compensation expense is recorded net of estimated forfeitures so that expense is recorded for only those stock-based awards that the Company expects to vest. The Company estimates forfeitures based on our historical forfeiture of equity awards adjusted to reflect future changes in facts and circumstances, if any. The Company revises estimated forfeiture rate if actual forfeitures differ from initial estimates.

(J)	Research and Development
Research and development expenses are charged to operations as incurred. For the years ended December 31, 2017 and 2016, the Company expensed $3,998,677 and $5,568,056, respectively in research and development costs.

(K)	Advertising Costs
Advertising costs are expensed as incurred. For the years ended December 31, 2017 and 2016, the Company expensed $197,634 and $563,501, respectively in advertising costs.

(L)	Foreign Currency Translation
The functional currency of the Subsidiaries are the local currency in which the Subsidiaries operate in. Since the U.S. dollar is not the functional currency of all of its Subsidiaries, foreign currency denominated monetary assets and liabilities are remeasured into U.S. dollars at current exchange rates and foreign currency denominated nonmonetary assets and liabilities are remeasured into U.S. dollars at historical exchange rates. Gains or losses from foreign currency remeasurement and settlements are included in other income (expense), in the consolidated statement of operations and comprehensive loss. For its foreign subsidiaries where the functional currencies are the local currencies, the Company uses the period-end exchange rates to translate assets and liabilities, and the average exchange rates to translate revenues and expenses into U.S. dollars. The Company records translation gains and losses in accumulated other comprehensive income as a component of stockholders’ equity.

YOUNOW INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

(Note 3) Income Taxes:
The accompanying consolidated financial statements include a provision for income taxes. Currently, the Company has an available net operating loss carryforward of approximately $27 million. Based on the Company's assessment of future taxable income, the net operating loss carryforward is unlikely to be realized. The deferred tax asset related to this net operating loss carryforward has been fully offset by a valuation allowance. Management has determined that the Company had no uncertain tax positions that would require disclosure in the consolidated financial statements.
As of December 31, 2017, the tax years that remain subject to examination by Federal and state jurisdictions under their respective statutes of limitations is from the tax year ended December 31, 2014 forward (with limited exceptions).
(Note 4) Intangible Assets:
As of December 31, 2017 and 2016, the Company’s intangible assets are as follows:

	Carrying Value
	2017	2016
Developed technology (useful life 10 years)	$1,946,599	$—
Intellectual property	—	5,000
Digital currencies (Note 2)	5,603,024	—
Total intangible assets, net	$7,549,623	$5,000
The Company acquired the developed technology on December 4, 2017 and will begin amortizing the intangible over its useful life in 2018 since there are no projected cash flows from the acquisition of this developed technology in 2017.
(Note 5) Property and Equipment:
As of December 31, 2017 and 2016, property and equipment consist of the following:

	2017	2016
Office and computer equipment	$141,588	$118,848
Furniture and fixtures	136,325	133,762
Leasehold improvements	—	57,573
	277,913	310,183
(Less) accumulated depreciation	(130,436)	(102,275)
Total property and equipment, net	$147,477	$207,908
Depreciation expense charged to operations was $85,592 and $83,795 in 2017 and 2016 respectively. During 2017, the Company wrote-off fully amortized leasehold improvements of $57,573.
(Note 6) Line of Credit:
On February 26, 2016, the Company entered into a Loan and Security Agreement ("Agreement") with Comerica Bank ("Bank"). The Agreement provides for advances of up to $5 million with each advance having a minimum requirement of $500,000. All unpaid principal outstanding as of August 26, 2017 is payable in 24 equal monthly installments of principal and accrued interests commencing September 1, 2017, until August 26, 2019, the maturity date, when all outstanding principal and accrued interest is due. The loan requires monthly interest on the unpaid

YOUNOW INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

principal amount at a rate established by the Bank plus 1.50% per annum, in which the Bank rate in no event will be lower than the Daily Adjusting Libor Rate (as defined) plus 2.50% per annum. During 2017, the Bank advanced the Company $3,000,000.
The loan is secured by all personal property and all rights to payment from the sale, licensing, or disposition of intellectual property of the Company. As part of the Agreement, the Company was required to maintain operating accounts and depository investment accounts with the Bank. The loan may be prepaid without being subjected to prepayment penalties.
In accordance with the Agreement, the Company must comply with certain informational covenants as defined in the Agreement. As of December 31, 2017 and 2016, the Company was in compliance with the informational covenants.
As of December 31, 2017 and 2016, the Company owed the Bank $ 2,513,107 and $0, respectively, including accrued interest of $13,107 and $0, respectively, which was included in accounts payable and accrued expenses on the consolidated balance sheet. The loan was repaid in full on January 4, 2018.
The Company adopted authoritative guidance on the presentation of debt issuance costs and related amortization. Debt issuance costs are reported on the accompanying consolidated balance sheet as a direct deduction from the outstanding principal balance of the debt obligation.
Finance costs include the costs incurred in connection with obtaining the loan. Finance costs are amortized using the straight-line method over the term of the loan and recorded to interest expense. In 2017 and 2016, the Company incurred finance costs of $0 and $14,981, respectively. In 2017 and 2016, amortization of finance costs included in interest expense was $4,280 and $3,567, respectively. Accumulated amortization of finance costs as of December 31, 2017 and 2016 was $7,847 and $3,567, respectively.
For the year ended December 31, 2017 and 2016, interest expense, including amortization of finance costs was $154,399 and $3,567, respectively.
Additionally, the Company has outstanding warrants with the Bank to acquire up to 15,893 shares of common stock with a strike price of $3.146. The outstanding warrants were issued on February 26, 2016 and expire on February 26, 2026. There is no vesting period. The warrants have a life of 10 years. The fair market value of the warrants is calculated using the Black-Sholes model and resulted in a fair value of $6,412. The fair value of the warrant was recorded as deferred finance costs and amortized as interest expense on a straight line basis over the term on the Agreement.
(Note 7) Token Obligations:
In November 2017, the Company launched a token pre-sale offering to raise cash and digital currency in exchange for the rights to acquire, if issued by the Company in the future, PROPs, the Company’s Ethereum-based ERC-20 token, through a Simple Agreement for Future Tokens (the “SAFT”) with unaffiliated accredited purchasers.
In accordance with the SAFTs, the purchasers are issued rights to purchase a specific quantity of PROPs token equal to $22,975,679 during the token and network launch event. The SAFTs will terminate with the earlier of 1) the issuance of tokens to purchasers 2) the repayment to purchasers in a dissolution event (as defined) or 3) 90 days from the day the SAFTs were entered.
The SAFTs were amended on March 4, 2018 to extend the termination date to twelve months after the SAFT’s effective date (as defined) and also to provide purchasers the rights to additional bonus tokens as a result of the extension. The purchasers are not entitled to vote or received dividends from the Company.

YOUNOW INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

The payments made for the SAFTs were designated in U.S. dollars. Payments were accepted in U.S. dollars and digital currencies such as Bitcoins and Ethereum. Payments in Bitcoins and Ethereum were valued in U.S. dollars determined by a conversion rate based on a blended weighted average of global exchange prices.
As of December 31, 2017, total token obligations on the consolidated balance sheet were $22,975,679. As of December 31, 2017, the Company has not issued the PROPs tokens. As of the report date, the PROPs tokens have not been issued.
(Note 8) Notes Payable
In December 2017, the Company entered into Debt Payable by Assets (the “DPA”) agreement, with various unaffiliated Lenders for a total borrowing of $952,742. In accordance with the DPA agreements, repayments may be made in the forms of PROPs tokens or cash contingent upon the Company’s ownership control of the tokens. Repayment in PROPs tokens will incur interest of 20% per annum during the first two years of the loan. The value of the tokens is based on an undiscounted price determined by the Company. Repayment in cash prior to the second anniversary of the loan will incur no interest. Repayment in cash after the second anniversary of the loan will incur interest of 1.5% per annum. The loan matures on the third anniversary of the note. The Lenders are not entitled to vote or receive dividends from the Company.
As of December 31, 2017, total notes payable on the consolidated balance sheet was $952,742. As of December 31, 2017, the Company has not issued the PROPs tokens. As of the report date, the PROPs tokens have not been issued.
(Note 9) Stock-Based Compensation:
In 2011, the Company adopted the 2011 Stock Option and Grant Plan (the "Plan") pursuant to which the Company's board of directors may grant stock options to employees, directors, and non-employees. During 2015, the Company adopted an addendum to the Plan to grant stock options to employees, directors, and non-employees of its subsidiaries. According to the Plan at December 31, 2017 and 2016, the maximum number of shares of common stock that were authorized to be issued under the Plan was $4.9 million.
The stock options related to employees generally vest over four years with 25% vesting after one year and the remainder vesting monthly thereafter over 36 months. The options have a contractual term of 10 years. The Company records the stock-based compensation on a ratable basis over the vesting term.
Since the stock options of the Company are not publicly traded and the stock options are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the stock option is based on U.S. Treasury rates with respect to the expected term of the stock option.
The stock-based compensation is recorded net of estimated forfeitures. The Company estimates the forfeiture rate based on historical forfeitures of stock-based awards and adjusts the rate to reflect changes in facts and circumstances, if any.

YOUNOW INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

The following table presents the weighted-average grant date fair value of stock options and the related assumptions used to estimate the fair value in the consolidated financial statements for the year ended December 31, 2017 and 2016:

	2017	2016
Expected terms (years)	6.17	6.5
Risk-free interest rates	2.11%	1.64%
Expected volatility	50.14%	52.78%
Dividend yield	—%	—%
Weighted-average estimated fair value of options granted during the year	$0.38	$0.58
As of December 31, 2017, total unrecognized stock-based compensation expense of $482,935 related to unvested employees is expected to be recognized over a weighted-average recognition period of approximately 2.58 years.
The following table shows stock options for the years ended December 31, 2017 and 2016:

	Stock Options	Weighted Average Exercise Price	Weighted Average Contractual Terms (In Years)	Aggregate Intrinsic Value
Balance at January 1, 2016	3,194,933	$0.55	8.38	$1,605,276
Granted	1,100,600	0.98
Exercised	(76,987)	0.48
Forfeited	(1,050,156)	0.84
Expired	(136,814)	0.82
Balance at December 31, 2016	3,031,576	$0.59	7.05	$851,098
Granted	1,478,460	0.21
Exercised	(4,166)	0.21
Forfeited	(413,054)	0.76
Expired	(299,881)	0.6
Balance at December 31, 2017	3,792,935	$0.43	7.1	$106,187
As of December 31, 2017
Exercisable options	2,088,131	$0.42	5.58	$106,152
Vested and expected to vest	3,538,517	$0.43	1.55	$106,187
For the year ended December 31, 2017 and 2016, the Company recognized $258,373 and $271,818 of stock-based compensation expense.
(Note 10) Business Combinations:
On December 24, 2017, the Company entered into a Share Purchase Agreement (“SPA”) to acquire 100% of the outstanding common shares of SwitchRTC Ltd (“RTC”), an Israeli based company which provides solutions for real-time distribution of video to a large audience serving real‐time, low-delay, interactive video CDN (WebRTC CDN) as well as large-scale multiparty video collaboration for B2B and B2C applications.

YOUNOW INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

The Company purchased RTC for a stated purchase price of $2,000,000, which has been recognized as a business combination in accordance with ASC 805, Business Combinations. Under ASC 805, Management allocates the total identifiable tangible and intangible assets and liabilities based upon its estimated fair values at the date of acquisition. The determination of fair values of assets acquired and liabilities assumed requires management to make estimates and to use valuation techniques when market values are not readily available. Acquisition costs associated with business combinations are expensed as incurred.
The following table summarizes the estimated fair values of assets and liabilities acquired as of December 24, 2017 (acquisition date):

Cash paid at acquisition	$2,000,000
Total purchase price	$2,000,000
Allocation of purchase price:
Cash	$4,421
Prepaid expenses and other receivables	42,463
Property and equipment, net	9,208
Intangible assets	1,946,599
Liabilities assumed	(2,691)
Total net assets acquired	$2,000,000
For the year ended December 31, 2017, the Company recognized $70,589 of costs associated with the acquisition of RTC.
(Note 11) Operating Lease:
On September 18, 2015, the Company leased commercial office space under an operating sublease. The lease expired on December 30, 2017 and required monthly rental payments plus annual escalation charges. The Company was provided with two months of rent abatement when the lease was entered. The rent credit will be amortized over the term of the lease. The Company recognizes rent expense on a straight-line basis over the term of the lease. Rent expense charged to operations for the year ended December 31, 2017 and 2016 was $984,082 and $920,373, respectively.
On January 30, 2017, the Company entered into a license agreement to sublet a portion of the leased office space. The agreement commenced on February 1, 2017 and expired on December 29, 2017. For the year ended December 31, 2017, the Company recognized rental income of $325,000.
(Note 12) Commitments and Contingencies:

(A)	Litigation
From time-to-time, the Company is involved in legal actions and claims which arise in the ordinary course of business. In management's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a material adverse effect on the financial position, results of operations or liquidity of the Company.
On May 20, 2015, a former broadcaster filed a $10 million lawsuit against the Company with the Supreme Court of the State of New York. The plaintiff alleged the Company improperly terminated their broadcaster status due to an on-air altercation which led to defamation, business disparagement, trade libel and breach of contract. The Company filed a motion to dismiss the action. On April 10, 2018, the Court granted the motion and dismissed the compliant with prejudice. The plaintiff has filed a notice of appeal challenging the dismissal.

YOUNOW INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

At this stage, it is not possible to predict the outcome of the appeal. The Company plans to defend the lawsuit vigorously.

(B)	Tokens
The Company entered into various agreements with unaffiliated individuals and companies to provide as needed advisory services in exchange for PROPs tokens, if and when the PROPs tokens are issued. The agreements are generally subject to a vesting schedule.
(Note 13) Concentration of Risk:
A significant portion of the Company's revenue was generated from users who accessed the Company's app through Apple iTunes and Google Play. As of December 31, 2017, 75.0% and 20.3% of the Company's accounts receivable were amounts due from Apple iTunes and Google Play, respectively. As of December 31, 2016, 62.6% and 23.2% of the Company's accounts receivable were amounts due from Apple iTunes and Google Play, respectively.
(Note 14) Risks and Uncertainties:

(A)	Digital Currencies
Digital currencies represent a material portion of the Company’s total assets and are subject to rapid increases and decreases in value and extreme price volatility which could results in significant losses. Subsequent to the balance sheet date, the value of the digital currencies held have decreased significantly due to market conditions.

(B)	Unfulfilled Token Obligations
At December 31, 2017 the Company had $23,928,421 of PROPs tokens which were not issued, of which $2,638,215 were refunded to the purchasers during 2018 (Note 15). According to the amended SAFT agreements and the DPA loan agreements, if PROPs tokens are not issued within twelve months of March 4, 2018, the Company is required to issue the purchaser a full refund. As of the date of this report, the outstanding obligation significantly exceeds the Company’s assets, net of accounts payable and accrued expenses. Management’s intention is to issue the PROPs tokens before the expiration of the required issuance date.
(Note 15) Subsequent Events:
Management has evaluated subsequent events through September 26, 2018, the date which the consolidated financial statements were available to be issued. Management is not aware of any subsequent events which would require recognition or disclosure in the consolidated financial statements other than the following:

(A)	On January 4, 2018, the Company paid down their entire Line of Credit, $2,500,000.

(B)
On January 26, 2018, the Company entered into a commercial office lease under an operating sublease. The lease requires escalating monthly rental payments annualized to $933,674 and expires on August 30, 2021.

(C)	On August 4, 2018, the Company increased the number of shares of Common Stock authorized for grant under the Younow Inc. 2011 Stock Option and Grant Plan by 1,194,000 shares.

(D)
On March 4, 2018, the Company offered SAFT purchasers and DPA lenders the option to extend their agreements by twelve months or receive a full refund for the PROPs tokens they had purchased and loaned against during 2017. During 2018 the Company refunded $2,638,215 to SAFT purchasers and DPA lenders.

The Props Foundation Public Benefit Corp
Statement of Cash Flows
September 28th, 2018

Income	$—
Cost of Goods Sold	—
Gross Profit	$—
Expenses
General and Admin	$6,027.82
Total Expenses	6,027.82
EBITDA	(6,027.82)
Net Income	$(6,027.82)

The Props Foundation Public Benefit Corp
Balance Sheet

Ending September 28th, 2018
ASSETS
Current Assets
Cash	$—
Accounts Receivable	—
Other current assets	1.00
Total Current Assets	1.00
Fixed Assets	—
Other Assets	—
TOTAL ASSETS	$1.00
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Accounts Payable	$—
Accrued Expenses (Note 2)	6,027.82
Other Current Liabilities	—
Total Current Liabilities	6,027.82
Long-Term Liabilities	—
Total Liabilities	6,027.82
Opening Balance Equity	—
Common Stock ($0.001 par value) - 1,000 shares issed and outstanding	1.00
Retained Earnings	—
Net Income	(6,027.82)
Total Equity	(6,026.82)
TOTAL LIABILITIES AND EQUITY	$1.00

Note (1) Organization
The Props Foundation Public Benefit Corporation ("Company"), a Delaware Corporation, was incorporated on September 19, 2018 and is a wholly-owned subsidiary of YouNow, Inc. ("Parent").
The Company was incorporated to create an open, sustainable and equitable media network that fairly rewards all participants in the “Props Network” (a digital media platform launched by the Corporation’s corporate parent, YouNow, Inc.), for their contributions to the network, by supporting and promoting the growth, research, development, and adoption of the protocol and token underlying the Props Network. The Company is based in Tenafly, NJ.
The Company does not have a statement of operations or statement of stockholders’ equity because the Company has not had any operations or changes in stockholders’ equity.
Note (2) Accrued Expenses
As of September 28, 2018, the Company's accrued expenses are as follows:

Registration Agent	$1,027.82
Legal Fees	$5,000

PART III – EXHIBITS
Item 16.    Exhibits
(a)  Exhibits.

Exhibit Number	Description	Sequential Page Number
2.1	Fifth Amended and Restated Certificate of Incorporation of YouNow, Inc.
2.2	Amended and Restated Bylaws of YouNow, Inc.
2.3	Certificate of Incorporation of The Props Foundation Public Benefit Corporation
2.4	Bylaws of The Props Foundation Public Benefit Corporation
3.1	Form of Simple Agreement for Future Tokens
3.2	Form of Amendment No. 1 to the Simple Agreement for Future Tokens
3.3	Form of Debt Payable by Assets Agreement
4.1*	Rize Terms of Use
4.2*	WTF Terms of Use
4.3*	Form of Subscription Agreement
6.1	Agreement of Sublease between Kinnek, Inc., as sublandlord, and YouNow, Inc. as subtenant, dated January 12, 2018
6.2#	Form of Director Indemnification Agreement of YouNow, Inc.
6.3	Form of Advisor Agreement
6.4*	Apple Developer Program License Agreement
6.5*	Google Play Developer Distribution Agreement
10.1*	Power of Attorney (included on signature page)
11.1*	Form of Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 12.1)
11.2*	Consent of Rosen Kuslansky, CPA, PC
12.1*	Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to the legality of the securities being qualified
* To be filed by amendment
# Indicates a management contract or compensatory plan

II-1

SIGNATURES
Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on ______.

YOUNOW, INC.

By:
Name:	Adi Sideman
Title:	President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Adi Sideman and Yonatan Sela, and each of them, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of YouNow, Inc.) to sign any or all amendments (including post-qualification amendments) to this offering statement and any and all supplements thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
This offering statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

	President, Chief Executive Officer and Director (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	___________, 2018
Adi Sideman

	Chief Business Officer	___________, 2018
Yonatan Sela

	Director	___________, 2018
Oren Zeev

	Director	___________, 2018
Andy Weissman

	Director	___________, 2018
David Pakman

	Director	___________, 2018
Shaival Shah

II-2

SIGNATURES
Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on ______.

THE PROPS FOUNDATION PUBLIC BENEFIT CORPORATION

By:
Name:	Adi Sideman
Title:	President and Treasurer
POWER OF ATTORNEY
This offering statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

	President and Treasurer, Director (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	___________, 2018
Adi Sideman

	Director	___________, 2018
Yonatan Sela

II-3